EXHIBIT T3E-1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------x
                                         :         Chapter 11
In re:
                                         :
NEXTWAVE PERSONAL COMMUNICATIONS INC.,             Case No. 98 B 21529 (ASH)
NEXTWAVE POWER PARTNERS INC.,            :         Case No. 98 B 21530 (ASH)
NEXTWAVE PARTNERS INC.,                            Case No. 98 B 21531 (ASH)
NEXTWAVE WIRELESS INC., and              :         Case No. 98 B 21532 (ASH)
NEXTWAVE TELECOM INC.,                             Case No. 98 B 23303 (ASH)
                                         :
                Debtors.                           Jointly Administered Under
                                         :         Case No. 98 B 21529 (ASH)
-----------------------------------------x


                        DISCLOSURE STATEMENT FOR DEBTORS'
                       THIRD JOINT PLAN OF REORGANIZATION
                       ----------------------------------


Deborah L. Schrier-Rape             Frank A. Cassou
Texas State Bar No. 00785635        Executive Vice President and General Counsel
SCHRIER-RAPE, P.C.                  Michael R. Wack
5929 Westgrove Drive                Senior Vice President-Regulatory Affairs and
Dallas, Texas 75248                     Deputy General Counsel
Telephone: (972) 818-6761           NEXTWAVE TELECOM INC.
Facsimile: (972) 248-3229           411 West Putnam Avenue
                                    Greenwich, Connecticut  06830-6261


Jason S. Brookner (JB 6166)         Paul M. Basta (PB 4434)
ANDREWS KURTH LLP                   WEIL, GOTSHAL & MANGES LLP
1717 Main Street, Suite 3700        767 Fifth Avenue
Dallas, Texas 75201                 New York, New York 10153
Telephone: (214) 659-4400           Telephone: (212) 310-8000
Facsimile: (214) 659-4401           Facsimile: (212) 310-8007


                                    SPECIAL CORPORATE AND FINANCE
CO-COUNSEL FOR THE DEBTORS          COUNSEL FOR THE DEBTORS


                                             Dated: January 21, 2005

                                TABLE OF CONTENTS

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
I. SUMMARY.......................................................................................................................3

      A.   Bankruptcy Proceedings................................................................................................4

      B.   Acquisition By VerizonWireless........................................................................................4

      C.   Treatment Of Creditors Under The Plan.................................................................................5

      D.   Treatment Of Equity Interest Holders Under The Plan...................................................................5

      E.   Procedures For Conversion And Exercise Into Equity Interests..........................................................6

      F.   Procedures For Voting Of Equity Interests.............................................................................7

      G.   Procedures For Electing To Receive Fewer Or More Reorganized NWI Equity Interests Pursuant To An Allocation
           Election..............................................................................................................7

      H.   Timing Of Distributions Under The Plan................................................................................8

      I.   Certain Tax Consequences..............................................................................................8

      J.   Business Plan For Reorganized NWI.....................................................................................8

      K.   Certain Risk Factors..................................................................................................9

           1.   With Respect To The Plan And The Acquisition Agreement...........................................................9

           2.   With Respect To The Tax Escrow Notes.............................................................................9

           3.   With Respect To The Reorganized NWI Equity Interest.............................................................10

      L.   Summary Classification And Treatment Of Claims.......................................................................11

      M.   Confirmation Hearing.................................................................................................12

II. INTRODUCTION AND OVERVIEW OF CHAPTER 11.....................................................................................14

      A.   Purposes Of This Disclosure Statement................................................................................14

      B.   General Information Concerning Chapter 11............................................................................14

      C.   General Information Concerning Treatment Of Claims And Interests.....................................................15

      D.   Classes Impaired Under A Plan........................................................................................15


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      E.   Voting...............................................................................................................16

      F.   Confirmation.........................................................................................................17

           1.   Confirmation Requirements.......................................................................................17

           2.   Acceptance Of The Plan..........................................................................................17

           3.   Confirmation Without Acceptance By All Impaired Classes.........................................................18

           4.   Best Interests Test.............................................................................................18

III. BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11.............................................................................18

IV. THE BANKRUPTCY FILINGS......................................................................................................19

      A.   Post-Filing Issues, Activities And Business Developments.............................................................20

           1.   The Debtors' Employment Of Professionals........................................................................20

           2.   Litigation With The FCC.........................................................................................22

           3.   Challenge Of The License Cancellation...........................................................................23

           4.   Supreme Court Review............................................................................................24

           5.   Other Administrative Petitions And Activity.....................................................................24

           6.   Potential Settlement............................................................................................24

           7.   Original Plan, Second Plan And Plan-Related Motions.............................................................25

           8.   Debtor In Possession Financing..................................................................................27

           9.   Severance Program...............................................................................................28

           10.  Network Construction And Operations.............................................................................29

           11.  Claim And Interest Resolution...................................................................................30

           12.  Sale Of Rights, Title To, And Interest In Licenses To Cingular..................................................38

           13.  Global Resolution With FCC......................................................................................38

           14.  July 2004 Auction...............................................................................................40

V. CORPORATE STRUCTURE..........................................................................................................40


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      A.   Designated Entity....................................................................................................40

      B.   Control Group........................................................................................................41

      C.   NextWave Corporate Group.............................................................................................42

      D.   Current Executive Officers And Directors.............................................................................43

VI. ACQUISITION BY VERIZONWIRELESS AND STRUCTURE OF THE REORGANIZATION..........................................................46

VII. NEXTWAVE BROADBAND BUSINESS PLAN...........................................................................................50

      A.   NextWave's History Of Broadband Wireless Network Operations..........................................................50

      B.   Overview Of Reorganized NWI's Business Plan..........................................................................51

      C.   Market Opportunity...................................................................................................53

           1.   Fixed Applications..............................................................................................53

           2.   Mobile Applications.............................................................................................54

           3.   Public Safety Market............................................................................................55

      D.   Business Strategy....................................................................................................56

           1.   Virtual Network Operator Distribution...........................................................................56

           2.   Technology And Spectrum Strategies..............................................................................58

      E.   Operational Plan.....................................................................................................62

      F.   Las Vegas Network Deployment Plan....................................................................................63

      G.   New York Network Deployment Plan.....................................................................................63

      H.   Summary Financial Projections........................................................................................64

VIII. THE PLAN..................................................................................................................67

      A.   Classification And Treatment Of Claims And Equity Interests Under The Plan...........................................67

           1.   Priority Non-Tax Claims.........................................................................................67

           2.   Secured Claims..................................................................................................68

           3.   FCC Claim.......................................................................................................68


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           4.   Bridge Noteholders..............................................................................................69

           5.   General Unsecured Claimants.....................................................................................71

           6.   Indemnification Claims..........................................................................................72

           7.   Equity Interests In The Subsidiary Debtors......................................................................72

           8.   CEO Reimbursement Claim.........................................................................................72

           9.   Existing NTI Series A Common Stock..............................................................................73

           10.  Existing NTI Series B Common Stock..............................................................................73

           11.  Existing And Expired Options/Warrants...........................................................................74

           12.  Exercise Of Conversion Rights...................................................................................75

           13.  Confirmation Bonus Pool For Current Active Employees............................................................76

           14.  Administrative Claims And Priority Tax Claims...................................................................77

           15.  DIP Financing...................................................................................................78

           16.  Clarity Claim...................................................................................................79

           17.  Break-Up Payment To Verizon.....................................................................................79

      B.   Procedures For Elections And Conversions.............................................................................79

           1.   Elections By Holders Of Existing Options/Warrants...............................................................79

           2.   Elections By Bridge Noteholders.................................................................................81

           3.   Elections By Holders Of Convertible Instruments.................................................................81

           4.   Elections By Holders Of Existing NTI Series A Common Stock, Existing NTI Series B Common Stock, And Persons
                Allocated Shares Of Existing NTI Series B Common Stock From The Current Active Employee Confirmation Bonus
                Pools...........................................................................................................82

      C.   Capitalization.......................................................................................................84

           1.   Current Capitalization..........................................................................................84

           2.   CEO Allocation Commitment.......................................................................................85


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      D.   Description Of Reorganized NWI.......................................................................................86

           1.   Overview........................................................................................................86

           2.   Description Of Limited Liability Interests In Reorganized NWI...................................................87

           3.   Description Of The Tax Escrow Notes.............................................................................88

           4.   Executive Officers And Managers Of Reorganized NWI..............................................................89

           5.   Stock Option Plan...............................................................................................89

IX. CERTAIN RISK FACTORS........................................................................................................89

      A.   Business Risks.......................................................................................................89

           1.   The Plan And The Acquisition Agreement..........................................................................89

           2.   The Tax Escrow Notes............................................................................................90

           3.   The Reorganized NWI Equity Interest.............................................................................91

           4.   Development Stage Company.......................................................................................91

           5.   Management Of Growth............................................................................................92

           6.   Distributions...................................................................................................92

           7.   Restrictions On Transfer; Control...............................................................................92

           8.   Need For Additional Financing...................................................................................93

           9.   System Implementation And Operational Risks.....................................................................93

           10.  Distribution....................................................................................................94

           11.  Competition.....................................................................................................94

           12.  Government Regulation...........................................................................................95

           13.  Dependence On Key Management....................................................................................95

           14.  Lack Of Protections Afforded By Sarbanes-Oxley..................................................................96

           15.  Operating Results May Vary, Making Future Operating Results Difficult To Predict And Adversely Affecting The
                Price Of Reorganized NWI Equity Interests.......................................................................96


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           16.  NextWave's Internal Controls Over Financial Reporting May Not Be Effective......................................96

      B.   Risks Of Non-Confirmation And Loss Of Acquisition Agreement..........................................................96

X. LIQUIDATION ANALYSIS.........................................................................................................97

XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.........................................................................99

      A.   Consequences To The Debtors..........................................................................................99

           1.   Distribution To Shareholders...................................................................................100

           2.   Cancellation Of Debt...........................................................................................100

           3.   Limitation On NOL Carryforwards And Other Tax Attributes.......................................................101

      B.   Consequences To The Holders Of Existing NTI Series B Common Stock...................................................102

           1.   Gain Or Loss...................................................................................................102

           2.   Tax Status Of Reorganized NWI As A Partnership And Ownership Of Membership Interests...........................103

XII. SECURITIES LAW MATTERS....................................................................................................104

      A.   Issuance And Resale Of The Interests In Reorganized NWI Under The Plan..............................................104

      B.   Legend..............................................................................................................105

           1.   Reorganized NWI Equity Interests...............................................................................105

           2.   Tax Escrow Notes...............................................................................................106

XIII. ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN.............................................................................106

      A.   Legal Effect Of The Plan............................................................................................106

           1.   Discharge Of Claims And Termination Of Equity Interests........................................................106

           2.   Discharge Of Debtors...........................................................................................107

           3.   Exculpations...................................................................................................107

           4.   Injunction Against Interference With Plan......................................................................107

           5.   Injunction And Release With Respect To FCC.....................................................................107


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           6.   Release By FCC.................................................................................................108

           7.   Third Party Release And Injunction.............................................................................109

           8.   Retention Of Causes Of Action/Reservation Of Rights............................................................109

           9.   Vesting Of Assets..............................................................................................110

      B.   Conditions Precedent To Effective Date..............................................................................110

           1.   Conditions To Effective Date...................................................................................110

           2.   Waiver Of Conditions To Effective Date.........................................................................111

           3.   Modification Or Revocation Of The Plan; Severability...........................................................111

      C.   Retention Of Bankruptcy Court Jurisdiction..........................................................................112

      D.   Executory Contracts And Unexpired Leases............................................................................114

           1.   Rejection Of Executory Contracts...............................................................................114

           2.   Assignment To NBI And Cure Of Defaults.........................................................................114

           3.   Bar Date For Rejection Damages.................................................................................114

      E.   Distributions Under The Plan........................................................................................114

           1.   Date Of Distributions..........................................................................................114

           2.   Disbursing Agent...............................................................................................115

           3.   Rights And Powers Of Disbursing Agent..........................................................................115

           4.   De Minimis Distributions.......................................................................................115

           5.   Fractional Shares..............................................................................................115

           6.   Means Of Payment...............................................................................................115

           7.   Recipient Of Distributions.....................................................................................115

           8.   Delivery Of Distributions......................................................................................116

           9.   Time Bar To Payments...........................................................................................116

           10.  Surrender Of Instruments.......................................................................................116


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           11.  Withholding And Reporting Requirements.........................................................................117

           12.  Valuation......................................................................................................117

           13.  Dissolution Of Committee.......................................................................................117

           14.  Income Tax And Related Information.............................................................................117

           15.  Expedited Tax Determination....................................................................................118

      F.   Disputed Claims.....................................................................................................118

           1.   Objection Deadline.............................................................................................118

           2.   Prosecution Of Objections......................................................................................118

           3.   No Distributions Pending Allowance.............................................................................118

           4.   Late Filed Claims..............................................................................................118

           5.   Distributions Relating To Disputed Claims Or Interest..........................................................119

XIV. CONCLUSION AND RECOMMENDATION.............................................................................................119

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                   DISCLOSURE STATEMENT DATED JANUARY 21, 2005
                   -------------------------------------------

                    SOLICITATION OF VOTES WITH RESPECT TO THE
             THIRD JOINT PLAN OF REORGANIZATION OF NEXTWAVE PERSONAL
               COMMUNICATIONS INC., NEXTWAVE POWER PARTNERS INC.,
                 NEXTWAVE PARTNERS INC., NEXTWAVE WIRELESS INC.
                            AND NEXTWAVE TELECOM INC.

                     THE PLAN IS PROPOSED BY THE DEBTORS WHO
                     STRONGLY URGE YOU TO VOTE TO ACCEPT IT.

           This Disclosure Statement (the "Disclosure Statement") solicits acceptances of the Third Joint Plan of Reorganization, dated January 21, 2005 (the "Plan"), of NextWave Personal Communications Inc. ("NPCI"), NextWave Power Partners Inc. ("NPPI"), NextWave Partners Inc. ("NPI" and, together with NPCI and NPPI, the "License Subsidiaries"), NextWave Wireless Inc. ("NWI" and, together with the License Subsidiaries, the "Subsidiary Debtors") and NextWave Telecom Inc. ("NTI" and, together with the Subsidiary Debtors, the "Debtors", the "Company", or "NextWave"), as debtors and debtors in possession in the above-captioned, jointly administered Chapter 11 Cases, from holders of certain equity interests entitled to vote under the Plan. The Plan is being proposed jointly by all of the Debtors.

           The purpose of this Disclosure Statement is to enable you, if you are an equity interest holder whose equity interest is impaired under the Plan and who may receive a distribution under the Plan, to make an informed decision in exercising your right to vote to accept or reject the Plan.

           UNDER THE PLAN ALL CREDITORS WILL BE PAID 100% OF THEIR ALLOWED CLAIMS PLUS INTEREST AND HOLDERS OF EQUITY INTERESTS WILL RECEIVE (I) ONE (1) CERTIFICATE REPRESENTING A TAX ESCROW NOTE OR AN INTEREST IN A GLOBAL TAX ESCROW NOTE AND (II) A STANDARD ENTITLEMENT OF (A) CASH FOR EACH SHARE OF EXISTING NTI SERIES B COMMON STOCK AND (B) ONE REORGANIZED NWI EQUITY INTEREST FOR EACH SHARE OF EXISTING NTI SERIES B COMMON STOCK, SUBJECT, IN THE CASE OF CLAUSE (II), TO SUCH HOLDER'S ELECTION TO RECEIVE FEWER OR MORE REORGANIZED NWI EQUITY INTERESTS THAN THE STANDARD ENTITLEMENT UNDER THE PLAN. THUS, THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND EQUITY INTERESTS. TO ACHIEVE THIS RESULT, THE PLAN MUST BE CONFIRMED BY THE BANKRUPTCY COURT. ACCORDINGLY, HOLDERS OF EQUITY INTERESTS WHO ARE ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGE 7 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT (OR THE MASTER BALLOT CAST ON YOUR BEHALF) MUST BE FULLY COMPLETED, EXECUTED AND ACTUALLY RECEIVED BY FINANCIAL BALLOTING GROUP LLC (THE "TABULATION AGENT") NO LATER THAN 5:00 P.M. (EASTERN TIME) ON FEBRUARY 22, 2005. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR SECURITY INTERMEDIARY (HEREINAFTER DEFINED), PLEASE ALLOW SUFFICIENT

TIME FOR YOUR SECURITY INTERMEDIARY TO PROCESS YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

           AS SET FORTH HEREIN, THE PLAN AND DISTRIBUTIONS THEREUNDER ARE DEPENDENT UPON CONSUMMATION OF AN ACQUISITION AGREEMENT WITH CELLCO PARTNERSHIP D/B/A VERIZONWIRELESS AND A WHOLLY-OWNED SUBSIDIARY THEREOF, PURSUANT TO WHICH THE VERIZON SUBSIDIARY WILL BE ACQUIRING ALL OF THE OUTSTANDING STOCK OF NTI, WHICH THROUGH NTI's SUBSIDIARIES WILL INCLUDE ALL OF THE DEBTORS' PCS LICENSES. THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN CONDITIONS PRECEDENT. SEE ARTICLES VI AND XIII.B. HEREOF. THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED OR WAIVED.

           Holders of equity interests should carefully read this Disclosure Statement and the Plan in their entirety prior to voting on the Plan. Each holder of an equity interest should consult its individual attorney, accountant and/or financial advisor as to the effect of the Plan on such holder.

           For the convenience of equity interest holders, this Disclosure Statement summarizes the terms of the Plan but the Plan itself, including any Exhibits thereto and the Plan Documents, are the operative documents. The Acquisition Agreement and the Escrow Agreement (both as hereinafter defined) are also controlling documents with respect to the Plan and to the extent any inconsistencies exist between this Disclosure Statement, the Plan, the Plan Documents, the Acquisition Agreement and the Escrow Agreement, the terms of the Acquisition Agreement and the Escrow Agreement will control. If any inconsistencies exist between the Plan and this Disclosure Statement, the terms of the Plan are controlling.

           THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN OR TO MAKE THE ELECTIONS DISCUSSED HEREIN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE LEGAL EFFECT OF THE PLAN ON HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD LOOKING, AND CONTAINS ESTIMATES, FORECASTS AND ASSUMPTIONS WHICH MAY PROVE TO BE MATERIALLY DIFFERENT FROM ACTUAL RESULTS.

           THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED, AND NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO

CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT OR THE DATE ON WHICH THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

           The information contained in this Disclosure Statement has not been subject to a certified audit or independent verification. The information contained herein and the records kept by the Debtors are not warranted or represented to be without inaccuracy, although great effort has been made to be accurate. Attached as Exhibit "B" is an unaudited consolidated balance sheet as of November 30, 2004. Summary financial projections are set forth on pages 64-66 hereof.

           NO REPRESENTATIONS OR ASSURANCES CONCERNING THE DEBTORS OR THEIR BUSINESSES OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE OR TO INFLUENCE YOUR ELECTION OTHER THAN THOSE CONTAINED HEREIN SHOULD NOT BE RELIED UPON IN ARRIVING AT ANY DECISION. ANY SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS.

           NEITHER THE SECURITIES ISSUED IN CONNECTION WITH THE PLAN NOR THE PLAN ITSELF HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

           This Disclosure Statement and the Plan also discuss certain Plan Documents including, but not limited to, the NPCI, NPI, NPPI and NTI Bills of Sale and Assumption Agreements, the Reorganized NWI Agreement (a copy of which is attached hereto as Exhibit "C"), the Stock Option Agreement and others. These Plan Documents will be filed with the Bankruptcy Court fifteen (15) days before the hearing on confirmation of the Plan which is currently scheduled to commence on March 1, 2005 at 11:00 a.m. (Eastern Time). If you would like a copy of the Plan Documents when they are filed, either by overnight mail or by e-mail, without charge, you may contact Roseann Rustici in writing at NextWave Telecom Inc., 411 West Putnam Avenue, Greenwich, CT 06830-6261, (fax) (203) 422-2644, or via e-mail at rrustici@nextwavetel.com.

           All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

                                   I. SUMMARY

           This summary highlights certain information from the Plan and this Disclosure Statement. This summary may not contain all of the information about the Plan that is important to you. For a more complete description of the Plan,


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
you are encouraged to carefully read this Disclosure Statement in its entirety, including, without limitation, the "certain risk factors" described herein and the attachments hereto. References are set forth below to direct you to a more complete description of the topics presented in this summary. Capitalized terms used below without definition are defined throughout this Disclosure Statement or in the Plan (or as referenced herein, the Acquisition Agreement and attendant Escrow Agreement). Section L below also contains a chart summarizing the treatment of the various classes of creditors and equity interest holders under the Plan.

A.         BANKRUPTCY PROCEEDINGS

           The Subsidiary Debtors' Chapter 11 Cases were commenced by the filing of voluntary Chapter 11 petitions on June 8, 1998. On December 23, 1998, NTI filed a voluntary Chapter 11 petition in order to implement an overall corporate restructuring. The Chapter 11 Cases of NTI and the Subsidiary Debtors are pending before the Bankruptcy Court under Jointly Administered Case No. 98 B 21529 (ASH).

           After successfully defending the estates' interests for over six (6) years, the Debtors are now finally poised to emerge from these reorganization proceedings. The Debtors' Plan, which is attached hereto as Exhibit "A," is a testament to the Debtors' resolve and determination to maximize the value of their estates, and to ensure the greatest distribution to all holders of claims and equity interests. To that end, as set forth more fully herein, the Plan provides for the payment of 100% of Allowed claims, plus interest. Holders (or, through the Plan, deemed holders) of shares of existing NextWave Telecom Inc. Series B Common Stock ("Existing NTI Series B Common Stock"), shall receive under the Plan (i) one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note and (ii) a Standard Entitlement of (A) Cash for each share of Existing NTI Series B Common Stock and (B) one Reorganized NWI Equity Interest for each share of Existing NTI Series B Common Stock, subject, in the case of clause (ii), to such holder's election to receive fewer or more Reorganized NWI Equity Interests than that provided pursuant to the Standard Entitlement (the "Allocation Election").

           NextWave's emergence from Chapter 11 under the Plan follows a prolonged period of extensive litigation and negotiation with the Federal Communications Commission (the "FCC") which ultimately resulted in a comprehensive resolution of all of the various claims between the Debtors and the FCC. During the Chapter 11 Cases, the Debtors also completed an initial build of a nationwide network, raised and then satisfied four (4) separate debtor in possession loan facilities, and entered into four (4) sale transactions with respect to certain of their PCS Licenses which garnered proceeds of over $2.3 billion (Cingular transaction -- $1.4 billion; Verizon purchase of 10 MHZ in New York -- $930 million; and MetroPCS purchase of certain Florida licenses -- $43.5 million), of which the Debtors' estates received over $1.2 billion. See "The Bankruptcy Filings" below for a more detailed description of the bankruptcy proceedings.

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
B.         ACQUISITION BY VERIZONWIRELESS

           As set forth more fully herein, the Debtors will fund payment to creditors and equity interest holders with cash on hand and the consideration to be paid by a newly formed wholly owned subsidiary ("VZW Corp.") of Cellco Partnership d/b/a VerizonWireless ("Verizon", and together with VZW Corp., "VZW"), in exchange for the issuance of New NTI Common Stock. Pursuant to the sale, VZW Corp. will purchase all the shares of New NTI Common Stock under the Plan in exchange for aggregate consideration of $3 billion, which will be paid at closing, net of (i) $71,875,000 which will be paid to the FCC, (ii) $165 million which will be deferred and placed into an escrow, to be distributed in whole or in part to either VZW or into the Tax Escrow Note Account for the subsequent distribution to the holders of the Tax Escrow Notes, subject to the FCC's right to receive a Sharing Payment, and (iii) certain other amounts which may be required to be placed into the Escrow under the Acquisition Agreement, in accordance with the terms of the Acquisition Agreement and the Escrow Agreement attached to the Acquisition Agreement as Exhibit "B".

           The sale to VZW is subject to the terms and conditions of the Acquisition Agreement, including FCC regulatory approval, Hart-Scott-Rodino approval and the confirmation of the Plan. The net consideration received from this sale will be used, with existing cash, to fund (i) payments to creditors and equity interest holders under the Plan, (ii) certain reserves for the wind down of the bankruptcy estates and contingent liabilities, and (iii) the future operations of Next Wave Broadband Inc. ("NBI" or "NextWave Broadband"). See "Acquisition by VerizonWireless and Structure of the Reorganization" for a fuller description of the Acquisition.

C.         TREATMENT OF CREDITORS UNDER THE PLAN

           Under the Plan, all creditors will receive payment in full, in cash, plus Post-Petition Interest for each Allowed claim held by such creditor. Creditors holding claims with valid contractual conversion rights (including rights to convert into NTI Series C Common Stock) are entitled to receive either full payment of their claims in cash or to convert all or a portion of their claims into Existing NTI Series B Common Stock at any time prior to the Conversion/Exercise Election Deadline (the Bridge Noteholders Conversion Election Deadline has already occurred; thus, Bridge Noteholders who have already elected to convert will receive the treatment accorded to holders of Existing NTI Series B Common Stock; those who did not elect to convert will receive payment in full in cash, with interest, through the Creditor Distribution Date). Creditors who convert their claims will receive the same treatment with respect to such claims as holders of Existing NTI Series B Common Stock.

D.         TREATMENT OF EQUITY INTEREST HOLDERS UNDER THE PLAN

           All shares of Existing NTI Series B Common Stock previously issued or issuable under the Plan, or pursuant to the exercise of existing conversion or other rights, will be deemed cancelled, and holders of shares of Existing NTI Series B Common Stock will be entitled to receive (1) one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note and
(2) a Standard Entitlement of (a) Cash in an amount equal to the product of the

Per Share Cash Distribution Amount (estimated to be approximately $6.79), and the number of shares of Existing NTI Series B Common Stock held by such holder and (b) one Reorganized NWI Equity Interest for each share of Existing NTI Series B Common Stock held by such holder, subject to such holder's election to receive fewer or more Reorganized NWI Equity Interests pursuant to an Allocation Election. Directors, officers and employees and controlled affiliates thereof, of the Debtors, however, are ineligible to make an Allocation Election to receive fewer Reorganized NWI Equity Interests than would be distributed pursuant to the Standard Entitlement.

           Pursuant to an Allocation Election, a holder (or deemed holder) of shares of Existing NTI Series B Common Stock may elect to receive fewer Reorganized NWI Equity Interests ("Reduction Election") or more Reorganized NWI Equity Interests ("Increase Election") than such holder's Standard Entitlement under section 4.11 of the Plan, and thereby, subject to the proration provisions below, (1) increase the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each Reorganized NWI Equity Interest that such holder elects to forego pursuant to its Reduction Election or
(2) reduce the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each additional Reorganized NWI Equity Interest that such holder elects to receive pursuant to its Increase Election, as the case may be; provided, however, that Reduction Elections and Increase Elections, respectively, shall only be satisfied if and to the extent that offsetting elections have been made by other holders of Existing NTI Series B Common Stock. To the extent that any Reduction Elections or Increase Elections cannot be satisfied in full, the applicable elections shall be reduced for all holders making such election on a pro rata basis (based on the number of shares of Existing NTI Series B Common Stock for which such holder has made the applicable election as compared with the total number of shares of Existing NTI Series B Common Stock for which all holders have made the applicable election). Mr. Salmasi, or companies controlled by him, including, but not limited to, Navation Inc., has offered, and committed, to make an Increase Election to acquire an additional $50 million of Reorganized NWI Equity Interests.

           Shares of Existing NTI Series A Common Stock will be deemed, on the Effective Date, to be converted into shares of Existing NTI Series B Common Stock on a one to one basis, and holders of shares of Existing NTI Series A Common Stock will receive the same per share consideration and have the right to make the same Allocation Election as holders of Existing NTI Series B Common Stock. Rights to convert debt into shares of NTI Series C Common Stock shall, pursuant to the Plan, if such rights are exercised, result in the right to receive an equivalent number of shares of Existing NTI Series B Common Stock, and the treatment given to holders of shares of Existing NTI Series B Common Stock under the Plan.

E.         PROCEDURES FOR CONVERSION AND EXERCISE INTO EQUITY INTERESTS

           BRIDGE NOTES. A form of Bridge Noteholders Conversion Election Notice has previously been provided to all holders of record of Bridge Noteholders Claims. FOR A CONVERSION ELECTION TO BE VALID, YOUR BRIDGE NOTEHOLDERS CONVERSION ELECTION NOTICE MUST HAVE BEEN RECEIVED BY THE PERSONS LISTED IN THE

BRIDGE NOTEHOLDERS CONVERSION ELECTION NOTICE NO LATER THAN 5:00 P.M. EASTERN TIME ON DECEMBER 31, 2004.

           OTHER CONVERTIBLE DEBT, STOCK OPTIONS AND WARRANTS. For holders of Existing Options/Warrants and holders of Allowed claims having a contractual right to convert such claims into shares of Existing NTI Series B Common Stock or NTI Series C Common Stock, a Notice of Intent to Exercise/Convert is enclosed, on which each such holder may choose to exercise or convert all or a portion of such holder's Existing Options/Warrants or claims, as applicable, into shares of Existing NTI Series B Common Stock. Any such conversion of debt or exercise of Existing Options/Warrants will be cashless. For Existing Options and Warrants, the cash amount distributed pursuant to a holder's exercise shall be net of the total exercise price for such Existing Option or Warrant. FOR A CONVERSION OR EXERCISE ELECTION TO BE VALID, YOUR NOTICE OF INTENT TO EXERCISE/CONVERT MUST BE RECEIVED BY THE TABULATION AGENT NO LATER THAN 5:00 P.M. EASTERN TIME ON FEBRUARY 22, 2005. The conversion and exercise procedures are more fully described at pages 78 through 82 hereof.

F.         PROCEDURES FOR VOTING OF EQUITY INTERESTS

           Only holders of equity interests are entitled to vote to accept or reject the Plan. Creditors are not entitled to vote on the Plan because they will be paid in full.

           After carefully reviewing this Disclosure Statement, including the attached Exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Return the Ballot to the Tabulation Agent using the enclosed return envelope so that it is received by the Tabulation Agent no later than 5:00 p.m. Eastern Time on February 22, 2005. TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT (OR THE MASTER BALLOT CAST ON YOUR BEHALF) MUST BE RECEIVED BY THE TABULATION AGENT NO LATER THAN 5:00 P.M. EASTERN TIME ON FEBRUARY 22, 2005. Please review your Ballot for detailed voting instructions and the name, address, and phone number of the person you may contact if you have questions regarding the voting procedures. If you received a return envelope addressed to your Security Intermediary, please allow sufficient time for your Security Intermediary to process your vote on a Master Ballot before the voting deadline.

           IF YOU RETURN A VALIDLY EXECUTED BALLOT BUT FAIL TO INDICATE YOUR ACCEPTANCE OR REJECTION OF THE PLAN, YOUR BALLOT WILL NOT BE COUNTED. You may be bound by the Plan if the requisite percentage of equity interests vote to accept the Plan.

G. PROCEDURES FOR ELECTING TO RECEIVE FEWER OR MORE REORGANIZED NWI EQUITY INTERESTS PURSUANT TO AN ALLOCATION ELECTION

           For (i) holders of Existing NTI Series A and Series B Common Stock,
(ii) holders of convertible debt (including debt convertible into NTI Series C Common Stock), including the Bridge Notes, who elect (or have elected in the case of Bridge Noteholders) to convert their claims into Existing NTI Series B Common Stock, (iii) holders of Existing Options/Warrants who elect to exercise such Existing Options/Warrants, and (iv) persons receiving Existing NTI Series B Common Stock under the Plan, a Notice of Election is also enclosed, on which such holders may make their Allocation Election to receive fewer or more Reorganized NWI Equity Interests as set forth in the Plan and described in section VIII.B.4. hereof. YOUR NOTICE OF ELECTION (OR THE ELECTION EFFECTED ON YOUR BEHALF BY YOUR SECURITY INTERMEDIARY) MUST BE RECEIVED BY THE TABULATION AGENT NO LATER THAN 5:00 P.M. EASTERN TIME ON FEBRUARY 22, 2005. IF YOU FAIL TO TIMELY SUBMIT THE NOTICE OF ELECTION, YOU WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE STANDARD ENTITLEMENT OF CASH AND REORGANIZED NWI EQUITY INTERESTS SET FORTH IN THE PLAN.

H.         TIMING OF DISTRIBUTIONS UNDER THE PLAN

           CREDITOR DISTRIBUTION DATE. All distributions and deliveries to be made to holders of Allowed claims under the Plan will be made on the Creditor Distribution Date, which is the later of (i) the first business day after the date on which the Confirmation Order becomes a final order, (ii) within 20 days after the date on which a Disputed Claim becomes an Allowed claim; or (iii) such other date as may be or has been agreed upon by the Debtors and the holder of such Allowed claim with respect to the payment of such Allowed claim under the Plan.

           EQUITY DISTRIBUTION DATE. Any distributions and deliveries to be made to holders of Allowed equity interests shall be made on the Equity Distribution Date, which, with respect to Allowed equity interests, is the Effective Date or as soon as practicable thereafter, and, with respect to Disputed Equity Interests, is the later of (i) the Effective Date; (ii) within twenty (20) days after the date on which such Disputed Equity Interest becomes Allowed; or (iii) such other date as may be or has been agreed upon by the Debtors and the holder of such Disputed Equity Interest that becomes Allowed with respect to the payment of such Disputed Equity Interest under the Plan. As of the Acquisition Closing Date, distributions to equity interest holders will be held by the Disbursing Agent on behalf of, and as agent for, equity interest holders.

           Distributions under the Plan are subject to (i) the closing of the Acquisition Agreement; (ii) the Plan being confirmed; and (iii) the Effective Date occurring (which under the Plan must be concurrent with the Acquisition Closing Date). In addition, as also described herein, if the Plan is not confirmed or the Acquisition Agreement does not close, it is unclear what distributions will be made, or when such distributions will be made.

I.         CERTAIN TAX CONSEQUENCES

           For a discussion of certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Existing NTI Series B Common Stock (including with respect to the Allocation Election and the tax treatment of the Tax Escrow Notes), see "XI. Certain Federal Income Tax Consequences of the Plan."

J.         BUSINESS PLAN FOR REORGANIZED NWI

           This Disclosure Statement also generally discusses the business plan for Reorganized NWI, through its subsidiary, NextWave Broadband, to continue the Debtors' efforts to build and operate wireless networks capable of providing advanced broadband wireless services, including high-speed Internet access and voice-over-IP ("VoIP") telephony services in fixed and mobile applications. NBI plans to offer these services on a wholesale basis to a broad range of virtual network operator ("VNO") customers, who will re-market the services to consumers and businesses under their own brands, as well as through retail distribution. By adopting this partnership-oriented, wholesale distribution strategy, NBI will reduce the Company's marketing expense through leveraging the existing sales and marketing capabilities of wholesale VNO distribution partners.

           To complement these efforts, NBI plans to pursue a dual-use network strategy by making its contemplated network available to government users for public safety services at the same time it offers commercial broadband wireless services. NBI believes that the new and emerging Internet protocol ("IP") based 4th generation ("4G") wireless technologies may provide NBI with cost advantages and the ability to offer a unique range of services that cannot be offered over existing wireless networks, and plans to invest in the development of some of these emerging technologies to improve its time to market entry and to customize their advanced features and benefits. See "NextWave Broadband Business Plan" and "Certain Risk Factors" sections in this Disclosure Statement for a more detailed description of Reorganized NWI's business plan, the means for its implementation, and the risks associated therewith.

K.         CERTAIN RISK FACTORS

           1.         WITH RESPECT TO THE PLAN AND THE ACQUISITION AGREEMENT

           There can be no assurance that the closing under the Acquisition Agreement will occur or that the Plan will be confirmed. If equity interest holders do not vote in favor of the Plan, as well as for other reasons, the Plan may not be confirmed. In such circumstance, the Acquisition Agreement may not close and it is unclear what distributions holders of equity interests would receive. If the Acquisition Agreement is terminated and an alternative plan cannot be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of equity interests would receive less than they would have received pursuant to the Plan. Accordingly, if you are in favor of the Acquisition Agreement, the Debtors recommend that you vote in favor of the Plan.

           Cash proceeds from the Acquisition Closing are projected to be $2,763,125,000, subject to reduction for any additional amounts required to be placed in the Acquisition Agreement Escrow Account to pay any tax liabilities of the Debtors pursuant to section 7.2(j) of the Acquisition Agreement. The Debtors do not believe that any additional amounts will be required to be set aside for this purpose. Any amounts ultimately released from the Acquisition Agreement Escrow Account and not paid to the FCC pursuant to the FCC Sharing Stipulation will not be paid to Reorganized NWI or NBI or otherwise go to fund the Reorganized Debtors' businesses, but will be distributed into the Tax Escrow Note Account for subsequent distribution to the holders of the Tax Escrow Notes.

           2.         WITH RESPECT TO THE TAX ESCROW NOTES

           Holders of equity interests who receive Tax Escrow Notes should be aware of certain legal restrictions and financial characteristics of the Tax Escrow Notes, including, but not limited to: (i) there may be restrictions on the notes such that they will not be readily transferable and, thus, could be illiquid for some period of time or until paid; and (ii) Reorganized NWI will continue to exercise all of its rights and privileges under the Escrow Agreement (and the holders of Tax Escrow Notes shall not exercise such rights and privileges).

           The Tax Escrow Notes are non-recourse notes that entitle a holder to receive payment of an undetermined principal amount only to the extent there is any Released Escrow Amount. Pursuant to the Acquisition Agreement and the Escrow Agreement, there will be no Released Escrow Amount unless certain events occur, including (absent a prior adverse Internal Revenue Service ("IRS") determination as to any matters covered by the Escrow Amount) the expiration of the applicable statute of limitations for the affected taxable years. The Escrow Amount serves as the exclusive means by which VerizonWireless and VZW Corp. may effectuate an adjustment to the contracted purchase price if the tax assumptions underlying the transaction prove inaccurate. The principal amount under the Tax Escrow Notes will be payable, if at all, no later than ten (10) Business Days following the Escrow Termination Date. Because the affected taxable years may extend several years beyond the Closing Date, the Escrow Termination Date is currently indeterminate. Further, to the extent that Reorganized NWI is entitled to receive any Escrow Amount in excess of $80,810,000 (excluding tax distributions), the FCC is entitled to a Sharing Payment equal to 20% of the excess, thus reducing any potential Released Escrow Amount remaining for the benefit of holders of the Tax Escrow Notes. Accordingly, there can be no guarantee as to the amount, if any, to be paid to the holders of the Tax Escrow Notes, or the timing of any such payment. See "Acquisition by VerizonWireless and Structure of the Reorganization" for further information regarding the Escrow.

           In addition, the Plan provides that, for federal income tax purposes, absent a contrary determination by the IRS or a court of competent jurisdiction, the Tax Escrow Notes shall be treated as evidencing a direct beneficial interest in, and that the holders of the Tax Escrow Notes (rather than Reorganized NWI) shall be treated as the direct owners of, Reorganized NWI's entitlements with respect to the Escrow Amount (which entitlements will remain subject to a first-priority security interest held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account). Thus, any interest earned on the amounts held in the Escrow generally will be includable in income by the holders of the

Tax Escrow Notes in lieu of Reorganized NWI, in accordance with the Escrow Agreement. Periodic distributions will be made from the Acquisition Agreement Escrow Account in respect of the interest earned by the Acquisition Agreement Escrow Account to help defray any taxes payable with respect thereto; there is no assurance, however, that such distributions will be sufficient to cover the full amount of a holder's tax liability with respect to such interest or be received prior to the date such taxes are payable. See "Certain Federal Income Tax Consequences of the Plan - Consequences to the Holders of Existing NTI Series B Common Stock" for further information regarding the tax treatment of the Tax Escrow Notes.

           3.         WITH RESPECT TO THE REORGANIZED NWI EQUITY INTEREST

           Holders of equity interests who receive Reorganized NWI Equity Interests should also be aware of certain legal restrictions and financial characteristics of the Reorganized NWI Equity Interests including, but not limited to: (i) those who receive Reorganized NWI Equity Interests will be taxed on the value of that interest; and (ii) there may be restrictions on the interest such that it will not be readily transferable and thus, will be illiquid for some period of time. Reorganized NWI will retain a certain amount of cash which, the Debtors believe, will be sufficient to fund the ongoing business plan of Reorganized NWI. However, Reorganized NWI will have contingent liabilities in an unknown amount as a result of, among other things, its indemnification obligations under the Acquisition Agreement. In the event that Reorganized NWI becomes subject to contingent liabilities, its ability to fully fund the business plan could become impaired, and require that it scale back the scope of its planned operations or raise additional financing. See "NextWave Broadband Business Plan - Summary Financial Projections."

           In addition, holders who receive Reorganized NWI Equity Interests also should be aware that material risks exist regarding the business which will be conducted by Reorganized NWI and NBI, including (a) NBI's limited operating experience and history, its predecessor's history of losses, lack of historical financial information and whether it will be able to execute its business plan or grow its business, (b) NBI's ability to successfully implement and manage its projected growth and development, (c) the ability of Reorganized NWI and NBI to obtain additional financing, if necessary, (d) the ability of Reorganized NWI and NBI to successfully implement key aspects of the contemplated network and back-office construction plan, (e) whether Reorganized NWI and NBI can attract and retain VNO distribution partners and key employees sufficient to meet the operating objectives, and (f) competition with many well-established and well-financed competitors. See Article IX below, titled "Certain Risk Factors" for a further description of risk factors surrounding the Plan.

L.         SUMMARY CLASSIFICATION AND TREATMENT OF CLAIMS

           The classes and treatment of creditors and equity interest holders under the Plan are as follows:

----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
CLASS       DESCRIPTION            ESTIMATED RECOVERY/          ENTITLED ENTITLED TO RECEIVE/SUBMIT        ENTITLED TO
-----       -----------            TREATMENT                    TO       NOTICE OF INTENT TO               RECEIVE/SUBMIT
                                   ---------                    VOTE     EXERCISE/CONVERT                  NOTICE OF
                                                                ----     ----------------                  ELECTION
                                                                                                           --------
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1A, 2A, 3A, Priority Non-Tax       100% in cash plus interest   No       No                                No
4A and 5A   Claims Against the
            Debtors
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1B, 2B, 3B, Secured Claims Against 100% in cash plus interest   No       No                                No
4B and 5B   the Debtors            or unimpairment
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1C, 2C and  FCC Claims Against the 100% (per                    No       No                                No
4C          Debtors                Global Resolution)
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1D, 3D, 4D  Bridge Noteholders     100% in cash (or shares of   No       Yes (Bridge Noteholder            Yes
and 5D      Claims Against NTI,    Existing NTI Series B Common          Conversion Election Notice)
            NPI,NPPI and NWI       Stock if notes are converted;
                                   if shares of Existing NTI
                                   Series B Common Stock then
                                   receive treatmentin Class
                                   1I below)
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------







                                   12

----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1E, 2E, 3E, General Unsecured      100% in cash plus interest   No       Yes, but only if underlying       Yes, but only if
4E and 5E   Claims Against the                                           claim is convertible into         underlying claim is
            Debtors                                                      shares of Existing NTI Series B   converted into shares of
                                                                         Common Stock or NTI Series C      Existing NTI Series B
                                                                         Common Stock                      Common Stock or NTI
                                                                                                           Series C Common Stock
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1F          Indemnification Claims 100% in cash if claim        No       No                                No
            Against NTI            Allowed in amount or
                                   exculpations/releases
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1G          CEO Reimbursement      100% in cash plus interest   No       No                                No
            Claim Against NTI
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1H          Existing NTI Series A  Conversion to shares of      Yes      No                                Yes
            Common Stock           Existing NTI Series B Common
                                   Stock then receive treatment
                                   in Class 1I below
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1I          Existing NTI Series B  Tax Escrow Note, Cash in the Yes      No                                Yes
            Common Stock           estimated amount of $6.79
                                   per share (see section
                                   VIII.C.1.) and Reorganized
                                   NWI Equity Interests.
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1J          Existing               Extinguishment or if         Yes      Yes                               Yes
            Options/Warrants       exercised, issuance of
                                   Existing NTI Series B Common
                                   Stock and then treatment in
                                   Class 1I above
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
1K          Expired                0%                           No       No                                No
            Options/Warrants
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
2F, 3F and  Equity Interests in    To be retained by holder     No       No                                No
4F          NPCI, NPI and NPPI
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------
5F          NWI Equity Interests   Extinguished; Interests in   Yes      No                                No
                                   Reorganized NWI (now an LLC)
                                   to be spun off to equity
                                   holders
----------- ---------------------- ---------------------------- -------- --------------------------------- -------------------------


           The Debtors believe that the Plan is in the best interests of their respective creditors, estates and equity interest holders, and allows for significant recoveries by all constituencies. In order to preserve the benefits of the Acquisition Agreement, THE DEBTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN.

M.         CONFIRMATION HEARING

           Pursuant to section 1128(a) of the Bankruptcy Code, a hearing on confirmation of the Plan (the "Confirmation Hearing") has been scheduled to commence on March 1, 2005 at 11:00 a.m., Eastern Time, before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York (White Plains), Room 520, United States Courthouse, 300 Quarropas Street, White Plains, New York 10601 (the "Bankruptcy Court"). At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the requirements of the Bankruptcy Code. At that time, the Bankruptcy Court will also receive and consider a "ballot report," tabulating the votes for acceptance or rejection of the Plan cast by those parties entitled to vote.

           Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed no later than 5:00 p.m., Eastern Time, on February 22, 2005, and simultaneously served on the following parties:


Co-Counsel for the Debtors:                                   Debtors:
--------------------------                                    --------

Deborah L. Schrier-Rape, Esq.                                 Frank A. Cassou, Esq.
Schrier-Rape, P.C.                                            NextWave Telecom Inc.
5929 Westgrove Drive                                          411 West Putnam Avenue, Suite 270
Dallas, Texas 75248                                           Greenwich, Connecticut 06830
(fax) (972) 248-3229                                          (e-mail) fcassou@nextwavetel.com
                                                                       -----------------------
(e-mail) dsr@bankrlaw.com
         ----------------

and


Jason S. Brookner, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas  75201
(fax) (214) 659-4829
(email) jbrookner@akllp.com
        -------------------




                                       14

Special Corporate and Finance Counsel for the Debtors:        Internal Revenue Service:
------------------------------------------------------        -------------------------

Paul M. Basta, Esq.                                           Sid Brown, Esq.
Weil, Gotshal & Manges LLP                                    IRS - Special Procedures
767 Fifth Avenue                                              290 Broadway, 5th Floor
New York, New York 10153                                      New York, New York  10007


Counsel for Official Committee of Unsecured Creditors:        U.S. Trustee:
-----------------------------------------------------         -------------

David M. Friedman, Esq.
Richard F. Casher, Esq.                                       Pamela Lustrin, Esq.
Kasowitz, Benson, Torres                                      Office of the United States Trustee
& Friedman, L.L.P.                                            33 Whitehall Street, 21st Floor
1633 Broadway                                                 New York, New York 10004
New York, New York  10019

Counsel for Cellco Partnership d/b/a VerizonWireless
----------------------------------------------------

Sally McDonald Henry, Esq.
J. Gregory Milmoe, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York  10036


           Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED, THE BANKRUPTCY COURT MAY NOT CONSIDER IT.

                  II. INTRODUCTION AND OVERVIEW OF CHAPTER 11

A.         PURPOSES OF THIS DISCLOSURE STATEMENT

           This Disclosure Statement has been prepared by the Debtors to provide information that the Bankruptcy Court has determined to be material and necessary to enable the Debtors' equity interest holders to make an informed decision about whether to vote to accept or reject the Plan. In addition, this Disclosure Statement provides information for the Debtors' equity interest holders and other parties in interest to make certain other decisions provided for under the Plan, including, for certain holders, whether to convert their claims into equity interests, whether to exercise Existing Options or Warrants, and whether to elect to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement. Confirmation of a plan pursuant to Chapter 11 of the Bankruptcy Code depends, in part, upon the receipt of a sufficient number of votes in favor of the Plan.

           On January 21, 2005, after notice and a hearing, the Bankruptcy Court entered an order (the "Disclosure Statement Approval Order"), pursuant to section 1125 of the Bankruptcy Code, approving this Disclosure Statement as containing "adequate information." "Adequate Information" is information of a kind, and in sufficient detail, to enable a hypothetical, reasonable investor, typical of the solicited classes of equity interests in the Debtors, to make an informed decision about whether to accept or reject the Plan. A copy of the Disclosure Statement Approval Order is attached hereto as Exhibit "D". The Bankruptcy Court's entry of the Disclosure Statement Approval Order IS NOT a recommendation by the Bankruptcy Court for you to either accept or reject the Plan.

B.         GENERAL INFORMATION CONCERNING CHAPTER 11

           Chapter 11 is the principal reorganization chapter of the Bankruptcy Code, pursuant to which a debtor in possession attempts to reorganize its business for the benefit of itself, its creditors and equity interest holders.

           The commencement of a Chapter 11 case creates an estate, comprised of all legal and equitable interests of the debtor in property as of the date the petition is filed, wherever located and by whomever held. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. The Debtors have operated as debtors in possession throughout these Chapter 11 Cases.

           The filing of a Chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362(a) of the Bankruptcy Code provides, inter alia, for an automatic stay of all attempts to collect prepetition claims from the debtor or to otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the time a plan of reorganization is confirmed. No party was granted relief from the automatic stay during these Chapter 11 Cases.

           The formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. A plan sets forth the means for satisfying the claims against and interests in the debtor. Generally, unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). A debtor is generally then given 60 additional days (the "Solicitation Period") during which it may solicit acceptance of its plan. The Exclusive Period and the Solicitation Period may be extended or reduced by the court upon a showing of "cause." The Debtors' Exclusive and Solicitation Periods were extended and the Plan and this Disclosure Statement were filed within the Debtors' Exclusive Period.

C.         GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

           A Chapter 11 plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. After a Chapter 11 plan has been filed, certain holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan.

           Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides claims and equity interests into classes and sets forth the treatment for each class. In accordance with section 1123(a), under the Plan, Administrative Claims have not been classified. A debtor is also required, under section 1122 of the Bankruptcy Code, to classify claims against and interests in a debtor into classes that contain claims and interests that are substantially similar to the other claims and interests in such class. The Debtors believe that the Plan has classified all claims and equity interests in compliance with the provisions of section 1122.

           Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, claims against and equity interests in the Debtors are classified as set forth previously on pages 11-12.

D.         CLASSES IMPAIRED UNDER A PLAN

           Only classes of "impaired" claims or equity interests may vote to accept or reject a plan. A class is "impaired" if the legal, equitable, or contractual rights relating to the claims or equity interests of that class are modified in any way by the plan. Modification for purposes of determining impairment, however, does not include curing defaults or reinstating maturity. Classes of claims or equity interests that are not "impaired" under a plan of reorganization, and each member of such class, are conclusively deemed to have accepted the plan and thus are not entitled to vote. Similarly, classes of claims or equity interests that will not receive or retain any property under a plan are deemed not to have accepted the plan and are thus not entitled to vote. Accordingly, acceptances of a plan will only be solicited from holders of claims and/or equity interests in impaired classes that may receive distributions under the plan.

           As set forth on pages 11-12, only the holders of equity interests in classes 1H, 1I, 1J, and 5F are impaired and entitled to vote. To the extent that a Bridge Noteholder in classes 1D, 3D, 4D and 5D has timely elected to convert, pursuant to the Bridge Noteholders Conversion Election Notice, all or a portion of any Bridge Note(s), such Bridge Noteholder is deemed a holder of Equity Interests in class 1I, and is entitled to vote on the Plan by voting an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elected to convert. The Debtors believe that all other holders of claims or equity interests are unimpaired under section 1124(1) of the Bankruptcy Code and therefore should be conclusively presumed to have accepted the Plan.

E.         VOTING

           The holder of an equity interest in the Debtors whose equity interest is impaired under the Plan is entitled to vote to accept or reject the Plan if either (i) its equity interest has been scheduled by the Debtors and such equity interest was not scheduled as disputed, contingent, or unliquidated; (ii) it has filed a proof of equity interest on or before the applicable Bar Date set by the

Bankruptcy Court for such filings or any extension of such dates approved by the Bankruptcy Court, and no objection to such equity interest is pending; or (iii) such equity interest has previously been Allowed pursuant to an order of the Bankruptcy Court. Any equity interest with respect to which an objection is pending is not entitled to vote unless the Bankruptcy Court, upon application of the holder whose equity interest is the subject of the objection, temporarily allows such equity interest in an amount that the Bankruptcy Court deems proper for the purpose of voting on the Plan. A Ballot may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such Ballot was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

           The allowance of any equity interest for the purpose of voting on the Plan shall not constitute an allowance of the equity interest for purposes of receiving any distributions pursuant to the Plan. Any references in the Plan or Disclosure Statement to any claims or equity interests shall not constitute an admission of the existence, nature, extent or enforceability thereof.

           All proofs of claim by creditors of the Subsidiary Debtors, including governmental units, must have been filed with the Clerk of the Bankruptcy Court by 4:00 p.m., Eastern Time, on December 18, 1998. All proofs of claim by creditors of NTI, other than governmental units, must have been filed with the Clerk of the Bankruptcy Court by 4:00 p.m., Eastern Time, on March 15, 1999. Proofs of claim against NTI by governmental units must have been filed by 4:00 p.m., Eastern Time, on June 21, 1999 (the last date to file claims is referred to as a "Bar Date"). IF A CLAIMANT ALREADY FILED A PROOF OF CLAIM WITH THE BANKRUPTCY COURT, OR IF THE CLAIM IN QUESTION WAS SCHEDULED BY THE DEBTORS AS NOT BEING CONTINGENT, UNLIQUIDATED, OR DISPUTED, A PROOF OF CLAIM NEED NOT HAVE BEEN FILED. The schedules for all of the Debtors are on file with the Bankruptcy Court and are available for inspection on the Bankruptcy Court's website at www.nysb.uscourts.gov. An Amended Schedule of Equity Interest Holders will be filed with the Bankruptcy Court, and will similarly be available for review.

           As set forth in section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" under a plan of reorganization unless, with respect to such class, the plan: (1) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default: (a) cures any such default that occurred before or after the commencement of the case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstates the maturity of such claim or interest as it existed before such default; (c) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance on such contractual provision or such applicable law; and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

           As stated previously, under the Plan, no class of claims is impaired, but holders of equity interests in classes 1H, 1I, 1J and 5F are impaired and entitled to vote on the Plan. To the extent that a Bridge Noteholder in classes 1D, 3D, 4D and 5D has timely elected to convert all or a portion of any Bridge

Note(s), such holder is deemed a holder of Equity Interests in class 1I and is entitled to vote on the Plan by voting an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elected to convert.

F.         CONFIRMATION

           1.         CONFIRMATION REQUIREMENTS

           There are two methods by which a plan may be confirmed: (i) the "acceptance" method, pursuant to which all impaired classes of claims and interests have voted in the requisite amounts to accept the plan and the plan otherwise complies with section 1129(a) of the Bankruptcy Code; and (ii) the "cram-down" method under section 1129(b) of the Bankruptcy Code, which is available even if classes of equity interest holders vote against the Plan.

           2.         ACCEPTANCE OF THE PLAN

           Creditors are deemed to accept the Plan because they are unimpaired. A plan is accepted by an impaired class of interests if the holders of at least two-thirds (?) of the amount of allowed interests in each class actually voting vote to accept the plan. BALLOTS OF HOLDERS OF IMPAIRED EQUITY INTERESTS THAT ARE SIGNED AND RETURNED TO THE TABULATION AGENT, BUT THAT DO NOT EXPRESSLY INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, WILL NOT BE COUNTED.

           In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class entitled to vote or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class.

           3.         CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

           Under section 1129 of the Bankruptcy Code, the Debtors have the right to seek confirmation of the Plan notwithstanding the rejection of the Plan by the classes of equity interests. Any such determination would be based on consideration of the tabulation of votes, the potential termination of the Acquisition Agreement that may occur if the Plan is not confirmed, the Debtors' obligation to pay the break-up fee described below in such circumstance, the Debtors' fiduciary obligations and an analysis of other available alternatives.

           4.         BEST INTERESTS TEST

           Notwithstanding acceptance of the Plan by each impaired class, for the Plan to be confirmed, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of an equity interest who is in an impaired class and has not voted to accept the Plan. Accordingly, if an impaired class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides for each holder of an equity interest in such class to receive or retain on account of such equity interest property of a value, as of the Effective Date of the Plan, not less than the amount each such holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. The best interests test is described in Article X.

              III. BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11

           As discussed above, NTI is an early stage telecommunications company formed in May 1995 to build and operate personal communications services ("PCS") systems in geographical areas referred to as Basic Trading Areas ("BTAs"), and to provide wireless Internet access and voice services to a broad range of distribution partners. NTI owns 100% of the stock of its direct subsidiaries, NPCI, NPI, NWI and TELE*Code Inc. ("TC" or "TELE*Code").(1) NPPI is a wholly-owned subsidiary of NPI.

           In 1996, NPCI participated in auctions conducted by the FCC for C Block PCS licenses, and ultimately was declared the high bidder for C Block PCS licenses covering 63 BTAs representing 110 million potential wireless customers ("POPs"), with an aggregate bid amount of $4.74 billion. Pursuant to FCC rules and regulations in effect at the time, NPCI deposited a total of $474 million with the FCC, which was applied to the outstanding amount due when the licenses were granted. Upon the grant of its C Block licenses in 1997, NPCI concurrently executed promissory notes in favor of the FCC for the remaining $4.26 billion due for the licenses. In 1997, NPPI participated in the FCC's auction of D, E and F Block PCS licenses, and was declared the high bidder for D, E and F Block licenses covering 32 BTAs representing 52.6 million POPs, with an aggregate bid amount of approximately $129 million. NPPI deposited a total of $24.6 million with the FCC which, when combined with promissory notes in favor of the FCC for $98.6 million, paid for the licenses when they were granted. The promissory notes were for installment payments in respect of the F Block licenses; the D and E Block licenses were fully paid for. The result was that together, NPCI and NPPI held licenses covering approximately 163 million POPs -- a service area national in scope which included most of the top 30 metropolitan markets.

           Following the close of the C Block auction in May 1996, NextWave continued its efforts to complete its financing and access the public high yield and equity capital markets. However, by the time the D, E and F Block auctions were completed in 1997, the financial markets rapidly became unwilling to supply capital to even large, established PCS companies. As the newest and relatively smallest of such entities, C Block licensees felt the effects of that unwillingness most strongly and, as a result, nearly all of the high bidders for C Block licenses were thrown into serious financial peril. Two of the top bidders filed for Chapter 11 in March and October 1997, and subsequently, at least seven (7) additional C Block licensee bankruptcies followed.

           Although the Debtors were required to make multi-million dollar payments to the government immediately following the C Block auctions, and in fact made such payments, they could not actually utilize any PCS spectrum until the FCC granted them authority to do so. That did not occur until the year


--------------------------
(1) TC is not the subject of any insolvency proceeding.

following those auctions in 1997, when the FCC's Wireless Telecommunications Bureau ("WTB") granted the Debtors' PCS license applications, conditioned on the Debtors taking certain actions to bring the WTB's understanding of the Debtors' capital structure into compliance with foreign ownership limitations derived from the Communications Act of 1934 (the "Communications Act"). See Applications of NextWave Personal Communications, Inc. For Various C-Block Broadband Personal Communications Licenses, 12 FCC Rcd 2030 (WTB 1997) ("NextWave Licensing Order"). Unfortunately, by the time this occurred, as discussed above, the financial market for C Block licensees had evaporated and this, combined with certain other factors, ultimately led to the Debtors having to seek to restructure under the Bankruptcy Code.(2)

                           IV. THE BANKRUPTCY FILINGS

           The Subsidiary Debtors' Chapter 11 Cases were commenced by the filing of voluntary Chapter 11 petitions on June 8, 1998 (the "Subsidiary Petition Date"). On December 23, 1998 (the "NTI Petition Date," together with the Subsidiary Petition Date, the "Petition Dates"), NTI filed its voluntary Chapter 11 petition, in order to implement an overall corporate restructuring. The Chapter 11 Cases of NTI and the Subsidiary Debtors (the "Chapter 11 Cases") are pending before the Bankruptcy Court, under Jointly Administered Case No. 98 B 21529 (ASH).

A.         POST-FILING ISSUES, ACTIVITIES AND BUSINESS DEVELOPMENTS

           1.         THE DEBTORS' EMPLOYMENT OF PROFESSIONALS

           The Debtors originally retained Weil, Gotshal & Manges LLP ("WGM") as bankruptcy counsel, but the FCC initially objected to WGM's continued representation of NPCI in the Adversary Proceeding (defined below) due to a purported conflict of interest, and then subsequently further objected to WGM's general representation of the Subsidiary Debtors in the Chapter 11 Cases. To avoid a delay in the reorganization process, the Subsidiary Debtors engaged Andrews Kurth LLP ("AK") as general bankruptcy and litigation counsel while retaining WGM as special corporate and finance counsel. By orders dated November 3, 1998 for the Subsidiary Debtors, and February 11, 1999 for NTI, WGM was approved as special corporate and finance counsel for the Debtors for the purpose of advising and assisting on matters related to, among other things,


--------------------------
(2) Antigone Communications Limited Partnership ("Antigone") and PCS Devco, Inc. ("Devco"), two companies that had filed petitions to deny the Debtors' license applications, filed an application for review of the NextWave Licensing Order and sought review of the WTB's subsequent decision to extend the Debtors' deadline for complying with the foreign ownership restructuring obligations. See NextWave Personal Communications Inc., Request for Temporary Waiver of Indirect Alien Ownership Limits, 12 FCC Rcd 6543 (WTB 1997). This litigation, including the other litigation discussed herein, complicated the Debtors' business pre-and post-petition, but was resolved during the Chapter 11 Cases.

corporate governance and finance matters (the "WGM Retention Orders").(3) The Subsidiary Debtors' and then NTI's application to employ AK as general bankruptcy and litigation counsel were approved by the Bankruptcy Court effective September 29, 1998, and December 23, 1998, respectively.(4)

           During the Chapter 11 Cases, the Bankruptcy Court also authorized the Debtors to employ the following other professionals: Dewey Ballantine LLP as special legislative counsel; Lukas, Nace, Gutierrez & Sachs as special regulatory FCC counsel; Willkie Farr & Gallagher as special strategic FCC counsel; Knobbe, Martens, Olson & Bear, LLP as special patent and intellectual property counsel; Arthur Andersen LLP, and later, Deloitte & Touche, to perform tax and accounting services for the Debtors with respect to the filing of certain tax returns and completion of the annual audit;(5) and Donaldson Lufkin & Jenrette as investment bankers. The Debtors' employment agreement with Donaldson Lufkin & Jenrette ultimately expired by its terms. Arthur Andersen LLP was also authorized to perform certain valuation services for the Debtors in connection with the Adversary Proceeding and confirmation of the Original Plan (defined below). In 2001, the Debtors filed an application to employ UBS Warburg LLC ("UBS") as financial advisor to, among other things, provide advisory services in connection with restructuring the Debtors' liabilities, evaluating any business combination, settlement, merger or acquisition opportunities, and assisting with the efforts to confirm a plan of reorganization. The application was granted by the Bankruptcy Court. Subsequent modifications to the retention of UBS were made and approved by the Bankruptcy Court at the end of 2002, and in 2004.

           In addition, due to the ongoing litigation with the FCC (described below), the Debtors sought and received authorization to hire Gibson, Dunn & Crutcher as special appellate counsel, Jenner & Block as special regulatory appellate counsel and Bingham Dana LLP (now Bingham McCutchen LLP) as special bankruptcy appellate counsel, to assist the Debtors and AK with certain of the appellate aspects of the FCC litigation.

           On June 25, 1998, the United States Trustee for the Southern District of New York appointed an Official Committee of Unsecured Creditors (the "Committee") for the Subsidiary Debtors' Chapter 11 Cases. On February 26, 1999,


--------------------------
(3) By order dated March 17, 1999, the Bankruptcy Court further amended the WGM Retention Orders, to permit WGM to engage in lobbying activities on behalf of the Debtors. Thereafter, in 2003, one of the AK associates working on the NextWave cases became associated with WGM, and as a result thereof, the WGM Retention Orders were further amended to allow the former AK associate to complete specific pending projects and to reaffirm the scope and extent of WGM's representation of the Debtors.

(4) On approximately January 31, 2002, the partner at AK primarily responsible for the NextWave representation left AK to open the firm of Schrier-Rape, P.C. ("SRPC"). In light of the Debtors' prior history and relationship with both AK and such partner, the Debtors decided to retain SRPC to represent the Debtors as co-counsel with AK. The Bankruptcy Court granted the Debtors' application to retain SRPC as co-counsel with AK effective February 1, 2002.

(5) Due to an internal restructuring at Deloitte & Touche, the persons responsible for the NextWave engagement moved to a newly-formed entity called "Deloitte Tax." By order dated November 23, 2004, the Bankruptcy Court authorized Deloitte Tax to provide the various tax services to the Debtors that were previously provided by Deloitte & Touche.

the Committee membership was amended due to the commencement of NTI's Chapter 11 Case; the membership was amended again on February 14, 2001, and there have been subsequent changes to the membership. The members of the Committee as it is currently constituted are Resurgence Asset Management, LLC (Chair); Cerberus Partners, L.P. (Vice Chair); Continental Casualty Company; CIBC WG Argosy Merchant Fund 2, L.L.C.; and Rhonda McKenzie.

           By order dated July 17, 1998, the Committee was authorized to employ Kasowitz, Benson, Torres & Friedman LLP as its general counsel, and by order dated October 21, 1998, the Committee was authorized to employ Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") as special FCC regulatory counsel.(6) By order dated August 5, 1999, as modified by orders dated October 28, 2002, and September 15, 2003, the Committee was authorized to employ Lazard Freres & Co. L.L.C. as investment banker. By order dated May 3, 2000, the Committee was authorized to employ the Livingston Group, L.L.C. and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., in connection with government relations.

           2.         LITIGATION WITH THE FCC

           On June 8, 1998, NPCI filed an adversary proceeding in the Bankruptcy Court captioned NextWave Personal Communications Inc. v. Federal Communications Commission, Adversary No. 98-5178A (the "Adversary Proceeding"). The complaint, as subsequently amended, asserted causes of action against the FCC pursuant to section 544 of the Bankruptcy Code with respect to the C Block licenses on the grounds that the obligation incurred by NPCI to the FCC exceeded the value of the licenses when they were granted. A trial of the Adversary Proceeding took place in April 1999. On May 12, 1999, the Bankruptcy Court issued its Decision on Constructive Fraudulent Conveyance Claim (the "Adversary Ruling"), ruling that NPCI did not receive reasonably equivalent value for the obligation it incurred. See 235 B.R. 277 (Bankr. S.D.N.Y. 1999). In the Adversary Ruling, the Bankruptcy Court reserved decision on the appropriate remedy for the fraudulent conveyance in order to conduct a further hearing. On June 22, 1999, the Bankruptcy Court issued its written Decision on Remedy (the "Remedy Ruling", together with the Adversary Ruling, the "Avoidance Decision"), wherein the Bankruptcy Court held that the appropriate remedy was to avoid NPCI's obligation to the FCC in excess of the value actually provided by the FCC. See 235 B.R. 305 (Bankr. S.D.N.Y. 1999).

           On May 28, 1999, following the Bankruptcy Court's Remedy Ruling, the FCC filed its Motion to Lift Automatic Stay (the "Lift Stay Motion"), contending that sufficient "cause" existed under the relevant provisions of the Bankruptcy Code for the Bankruptcy Court to lift the automatic stay to allow the FCC to reclaim NPCI's C Block licenses. NPCI responded thereto, contending that the FCC had not shown any cause for the automatic stay to be lifted. By decision dated June 16, 1999, the Bankruptcy Court denied the Lift Stay Motion finding that there was no "cause" to lift the automatic stay and that the FCC, as creditor, was subject to the provisions of the Bankruptcy Code. See 235 B.R. 314 (Bankr.


--------------------------
(6) By Motion dated July 14, 2004, Skadden sought to withdraw as special FCC regulatory counsel to the Committee due to the fact that matters with the FCC were resolved (see section IV.A.13., below), and Skadden's services were no longer necessary. Skadden's withdrawal was approved by order dated July 22, 2004.

S.D.N.Y. 1999). Thereafter, on June 10, 1999, the FCC filed a Notice of Appeal, appealing the Bankruptcy Court's Avoidance Decision to the United States District Court for the Southern District of New York (the "District Court"). Following oral argument, the District Court issued a decision on July 27, 1999
(i) affirming the Bankruptcy Court's Avoidance Decision and (ii) affirming the Bankruptcy Court's denial of the Lift Stay Motion on all counts. See 241 B.R. 311 (Bankr. S.D.N.Y. 1999).

           The FCC then appealed to the United States Court of Appeals for the Second Circuit (the "Second Circuit"), and sought a stay of proceedings in the Bankruptcy Court related to confirmation of the plan of reorganization that was then pending. On August 31, 1999, the Second Circuit issued a stay pending appeal, staying the confirmation and consummation of the Chapter 11 plan filed by the Debtors in June 1999, as later amended, pending a disposition of the FCC's appeal of the Avoidance Decision. Thus, the hearing on confirmation of the Debtors' Chapter 11 plan scheduled to commence on September 8, 1999, was postponed.

           On November 24, 1999, the Second Circuit issued an order reversing the District Court and the Bankruptcy Court, and stating that an opinion explaining the Second Circuit's reasoning would follow. The Second Circuit's full opinion was issued on December 22, 1999, wherein the court determined, inter alia, that the Bankruptcy Court lacked jurisdiction over the fraudulent conveyance claims asserted by the Debtors in the Adversary Proceeding. See 200 F.3d 43 (2d Cir. 1999). The Debtors sought review of the Second Circuit's December 22, 1999 opinion in the United States Supreme Court, but certiorari was denied on October 10, 2000. See 531 U.S. 924 (2000).

           3.         CHALLENGE OF THE LICENSE CANCELLATION

           On January 12, 2000, the FCC issued a Public Notice declaring that the Debtors' C and F Block licenses were cancelled retroactively to January 1999. The Debtors immediately filed with the Bankruptcy Court an Order to Show Cause and Accompanying Motion for Enforcement of the Automatic Stay with Respect to the Debtors' C and F Block PCS Licenses (the "Stay Motion") contending, inter alia, that the FCC's January 12, 2000 Public Notice violated the automatic stay imposed by 11 U.S.C. ss. 362(a). On January 31, 2001, the Bankruptcy Court issued its decision on the Stay Motion (the "Stay Ruling") finding, inter alia, that the FCC's January 12, 2000 Public Notice purporting to cancel the Debtors' licenses was void because, inter alia, it violated the automatic stay. See 244 B.R. 253 (Bankr. S.D.N.Y. 1999). On May 25, 2000, however, the Second Circuit issued a writ of mandamus, holding that the Bankruptcy Court lacked jurisdiction to review the FCC's January 12, 2000 Public Notice (the "Mandamus Ruling"). See 217 F.3d 125 (2d Cir. 2000). The United States Supreme Court denied certiorari on November 27, 2000. See 531 U.S. 1029 (2000).

           While the automatic stay and mandamus proceedings were pending before the Bankruptcy Court and the Second Circuit, the Debtors pursued a parallel course of review of the FCC's January 12, 2000 Public Notice before the United States Court of Appeals for the District of Columbia Circuit (the "D.C. Circuit"), initially as a protective measure - to ensure that the Debtors' rights to review of the FCC's actions were not forfeited - and subsequently in response to the Mandamus Ruling. In the D.C. Circuit, the Debtors challenged the FCC's January 12, 2000 Public Notice on two basic grounds: (i) that by canceling their licenses, the FCC violated several provisions of the Bankruptcy Code, including sections 362, 525, 1123 and 1124; and (ii) that the license cancellations were independently invalid because the FCC failed to provide adequate notice that the FCC believed that its timely payment regulations applied in Chapter 11 proceedings. Following the disposition of certain procedural issues and motions, the D.C. Circuit heard oral argument on the Debtors' petition on March 15, 2001. While proceedings were pending before the D.C. Circuit, the FCC reauctioned NextWave's licenses in auction number 35, which concluded on January 26, 2001 ("Auction 35"), the results of which were specifically made contingent upon the outcome of the pending litigation between NextWave and the FCC. In a written opinion dated June 22, 2001 (the "D.C. Circuit Opinion"), the D.C. Circuit held that the FCC's January 12, 2000 Public Notice violated section 525 of the Bankruptcy Code. Because the D.C. Circuit found in favor of the Debtors on this ground, the D.C. Circuit did not address the Debtors' remaining Bankruptcy Code arguments or their arguments regarding due process and fair notice. The D.C. Circuit reversed the FCC's decision and remanded the case to the FCC to take the acts necessary to reflect the reinstatement of the Debtors' licenses. See 254 F.3d 130 (D.C. Cir. 2001).(7)

           4.         SUPREME COURT REVIEW

           Following the D.C. Circuit Opinion, petitions for certiorari were filed by the FCC and one of the large telecommunications carriers, which were granted by the United States Supreme Court. After hearing oral argument in October 2002, by decision issued January 27, 2003, the United States Supreme Court affirmed the D.C. Circuit Opinion and held that the FCC's purported revocation of the Debtors' C and F Block PCS licenses in January 2000 violated section 525 of the Bankruptcy Code. See FCC v. NextWave Pers. Comms. Inc., 537 U.S. 293 (2003) (the "Supreme Court Decision").

           5.         OTHER ADMINISTRATIVE PETITIONS AND ACTIVITY

           On May 23, 2003, the WTB dismissed with prejudice two applications for review that had been filed in 1997 by Antigone and Devco concerning the WTB's 1997 decisions to conditionally grant the Debtors' original PCS license applications (see note 2, supra). The WTB's action gave effect to a settlement agreement between those companies and the Debtors, terminated the initial license application proceeding, and eliminated a cloud on the Debtors' rights to and interest in their licenses. See Wireless Telecommunications Bureau Commercial Wireless Division Approves Settlement Request and Dismisses Two Applications For Review, DA 03-1775, rel. May 23, 2003.

           On July 14, 2003, the WTB and the FCC's International Bureau ("IB") jointly released an order granting the Debtors' April 1998 Compliance Demonstration and Petition for Declaratory Ruling, by which filing the Debtors had shown that their level of foreign ownership was authorized under the


--------------------------
(7) On August 31, 2001, the FCC took the administrative acts necessary to reinstate the Debtors' licenses to active status.

Communications Act and consistent with FCC policies and rules regulating foreign ownership levels of FCC licensees. See In the Matter of NextWave Personal Communications Inc., Section 310(b) Compliance Demonstration and Petition for Declaratory Ruling, 18 FCC Rcd 14487 (WTB and IB 2003). In that order, the WTB and IB determined that the Debtors were, in fact, in compliance with foreign ownership provisions of the Communications Act and the FCC, and removed conditions that had been placed on the Debtors' PCS Licenses by the 1997 NextWave Licensing Order. Id.

           Following the D.C. Circuit Opinion, a variety of regulatory proceedings were initiated before the FCC by certain third parties seeking, inter alia, to investigate whether NextWave was eligible to hold C and F Block PCS licenses and whether NextWave had the ability to meet future regulatory responsibilities. These petitions, and all associated pleadings, were dismissed on April 14, 2003. See Requests to Withdraw Certain Pleadings, DA 03-1143, DA 03-1144, DA 03-1145, rel. Apr. 14, 2003 (Wireless Bur.).

           6.         POTENTIAL SETTLEMENT

           Following the D.C. Circuit Opinion, on or about November 15, 2001, the FCC, the Department of Justice, NextWave and certain of the Auction 35 high bidders entered into a settlement agreement (the "2001 Settlement Agreement"). The 2001 Settlement Agreement required congressional authorization by December 31, 2001. When the requisite legislation was not enacted, the 2001 Settlement Agreement terminated, with certain provisions surviving pursuant to the terms thereof.(8)

           The 2001 Settlement Agreement expressly provided for the survival of a provision that tolled the period for NextWave to satisfy certain of the FCC's construction requirements during the period the parties attempted to consummate the settlement; specifically, for a period of 106 days, from September 17, 2001 through December 31, 2001. As discussed below, NextWave timely satisfied its construction requirements for all of its markets within the requisite time periods, and timely filed with the FCC reports demonstrating such compliance, which reports have been accepted by the FCC.

           Notwithstanding the express tolling provisions noted above, on May 16, 2002, NY Telecom, LLC ("NY Telecom") filed a petition with the FCC requesting a public proceeding regarding NextWave's construction obligations (the "Tolling Agreement Challenge"),(9) to which NextWave subsequently filed a response demonstrating that the Tolling Agreement Challenge was wholly without merit.


--------------------------
(8) In April 2004, however, the Debtors and the FCC did reach a Global Resolution of their respective claims and potential claims against each other. See infra pages 38-40.

(9) In a separate action, on November 7, 2001, NY Telecom's sister company, Eldorado Communications, LLC ("Eldorado"), filed a petition alleging that negotiations being conducted by the Chairman of the FCC, the Acting General Counsel, and key members of the WTB were somehow inappropriate. The FCC proceeded with settlement negotiations that ultimately concluded in the 2001 Settlement Agreement, and subsequently dismissed Eldorado's petition.

           The WTB denied the Tolling Agreement Challenge in March 2003, and ruled that NextWave's five-year construction period had been tolled for a period of 703 days due to actions taken by the government during the Chapter 11 Cases, thereby extending the deadline for filing construction compliance demonstrations by that amount of time. See NextWave Personal Comms. Inc. and NextWave Power Partners Inc., DA 03-617, rel. Mar. 3, 2003 (Wireless Bur.). On April 2, 2003, NY Telecom filed an Application for Review of the WTB's order, to which NextWave subsequently filed an opposition, which was responded to by NY Telecom. A decision by the WTB was not forthcoming, however, as by Motion dated March 17, 2004, the Debtors sought approval of a compromise and settlement with NY Telecom from the Bankruptcy Court, which approval was subsequently granted. As part of the settlement, which resolved all matters between the Debtors and NY Telecom related to the Debtors' Chapter 11 Cases and their PCS Licenses, NY Telecom committed to withdraw all pending petitions and oppositions with respect to the Debtors' licenses and ultimately did so.

           7.         ORIGINAL PLAN, SECOND PLAN AND PLAN-RELATED MOTIONS

                      A.         EXCLUSIVITY

           Throughout the pendency of the Chapter 11 Cases, due to the uncertainty caused by continuing litigation, the Debtors filed various motions to extend the Exclusive and Solicitation Periods (collectively, the "Exclusivity Motions"). Through various orders, the Bankruptcy Court granted the relief requested in the Exclusivity Motions and the Debtors had the exclusive right to file a plan until December 6, 2004 (prior to which the Plan was filed), and the exclusive right to solicit acceptances of the Plan until February 11, 2005.

           On June 25, 1999, the Debtors filed their original joint Chapter 11 plan with the Bankruptcy Court which was amended on July 27, 1999 (as amended, the "Original Plan"). Thereafter, the Debtors solicited acceptances of the Original Plan, and as of the close of voting, the Original Plan had been overwhelmingly accepted by over 90% of those parties casting ballots. A hearing on confirmation of the Original Plan was scheduled for September 8, 1999, but was adjourned several times due to the ongoing appellate activity with respect to the Adversary Proceeding (discussed previously). On December 16, 1999, the Debtors filed certain modifications to the Original Plan (the "Modified Original Plan") which included, among other things, an infusion of new working capital of up to $1.7 billion, full cure and reinstatement of the FCC's claim, and full payment to general unsecured creditors. A Supplemental Disclosure Statement describing the Modified Original Plan was sent to all parties in interest on December 22, 1999. A hearing on confirmation of the Modified Original Plan was scheduled for January 4, 2000, and then for January 21, 2000, but due to, among other things, the FCC's January 12, 2000 Public Notice, was indefinitely postponed.

           Following the D.C. Circuit Decision, as a result of, inter alia, the expiration/termination of the subscription agreements relating to the new financing under the Modified Original Plan and the changes in the telecommunications markets which had occurred since the filing of the Modified Original Plan, the Debtors determined to propose a new plan of reorganization that more accurately reflected both the Debtors' capital needs and the value of the Debtors' assets as a result of the D.C. Circuit Opinion and the Auction 35 results. Therefore, on August 6, 2001, the Debtors filed their Second Joint Plan of Reorganization (the "Second Plan"), which provided for full payment to all creditors, including the FCC, and new financing commitments of approximately $5 billion to fund the build-out and commercial launch of a nationwide wireless 3G network. The Second Plan was suspended pending approval of the 2001 Settlement Agreement. Termination of the 2001 Settlement Agreement, followed by the United States Supreme Court's grant of certiorari from the D.C. Circuit Opinion, made it infeasible to proceed towards confirmation of the Second Plan, which was thus ultimately abandoned in favor of the Plan described and discussed herein.

                      B.         BAR DATES

           As previously set forth at page 16, December 18, 1998, was the Bar Date for all creditors of the Subsidiary Debtors, including governmental units. March 15, 1999, was the Bar Date for general creditors of NTI and June 21, 1999, was the governmental unit Bar Date for NTI.

           January 30, 2002, was the last date to file requests for payment of administrative expenses arising prior to January 2, 2002. May 15, 2004, was the last date to file requests for payment of administrative expenses arising between January 2, 2002, and March 31, 2004. Under sections 5.1.1 and 5.1.4 of the Plan, requests for payment of administrative expenses arising between April 1, 2004, and the Confirmation Date (including Professional Persons holding Fee Claims) must be filed within thirty (30) days after the Confirmation Date.

           8.         DEBTOR IN POSSESSION FINANCING

                      A.         THE DIP FINANCINGS

           During the Chapter 11 Cases, the Debtors entered into four (4) post-petition financing arrangements.

           By order dated July 23, 1998, the Bankruptcy Court authorized the Debtors to borrow up to $25 million (the "Original DIP Financing") from Cellexis International, Inc. ("Cellexis") to fund the Chapter 11 Cases. NTI was subsequently authorized to become a party to the Original DIP Financing. The full amount of the Original DIP Financing was drawn and the Debtors thereafter secured an additional $10 million loan under the Original DIP Financing agreement provided by Cellexis, which was then being serviced by D&P NextWave Partners, L.P. ("D&P").

           On February 14, 2001, the Bankruptcy Court approved a new $60 million DIP loan facility (the "Second DIP Financing") with M.D. Sass Corporate Resurgence Partners L.P. ("Resurgence"), which provided new financing which was used, in part, to repay the Original DIP Financing. The Debtors subsequently drew down on the full amount of the Second DIP Financing.

           By order dated June 20, 2001, the Bankruptcy Court authorized the Debtors to borrow up to $200 million in new financing from BFD Communications Partners, L.P. ("BFD"), comprised of $140 million in Tranche I loans, and $60 million in Tranche II loans (the "Third DIP Financing"). Funding of the Tranche

II loans was for additional network build-out and thus was contingent upon receipt of a favorable ruling in the proceedings pending in the D.C. Circuit challenging the FCC's revocation of the Debtors' PCS licenses (see section IV.A.3.). The Debtors fully drew down the Tranche I loans and, pursuant to the Bankruptcy Court's order authorizing the Third DIP Financing, the Debtors applied approximately $117,500,000 to repay the Second DIP Financing, to satisfy certain claims which were secured by the capital stock of NPI, NPPI, NWI and NPCI, and to continue the initial build-out efforts. On April 12, 2002, the Bankruptcy Court approved an amendment to the Third DIP financing, which, among other things, extended the maturity date of the existing DIP financing until March 31, 2003, which was subsequently further extended to October 31, 2003.

           Thereafter, by order dated September 30, 2003, the Bankruptcy Court authorized the Debtors to borrow up to $300 million under a DIP financing agreement with General Electric Capital Corporation as Administrative Agent and GECC Capital Markets Group, Inc. as Lead Arranger and Bookrunner (the "Fourth DIP Financing"). A portion of the proceeds from the Fourth DIP Financing were used to repay the Third DIP Financing. Following the closing of the sale of certain of the Debtors' PCS Licenses to Cingular Wireless, LLC ("Cingular") on April 8, 2004 (see section IV.A.12.), the Fourth DIP Financing was retired in full.

           The Debtors do not currently have any outstanding DIP loans.

                      B.         DEFERRED PAYMENT RIGHTS

           Because of the start-up nature of the Debtors' business at the beginning of the Chapter 11 Cases, the lack of significant hard assets and the uncertain liquidation value of the Debtors' soft assets, particularly their PCS Licenses, it was impossible for the Debtors to secure post-petition financing on traditional terms - financing that was crucial to maintain the Company during these cases. Given the risks associated with granting post-petition financing to the Debtors, the Original DIP Financing, the Second DIP Financing and the Third DIP Financing provided for certain investment rights which are currently inapplicable or the payment of a deferred amount upon the occurrence of certain events (the "DIP Loan Deferred Payment Rights"). The DIP Loan Deferred Payment Rights survived the repayment of each respective DIP Financing.

           The Original DIP Financing provided for the DIP lender to receive a cash payment in the amount of $28.3 million in the event that, among other things, the PCS Licenses were sold for cash consideration or there was a settlement with the FCC under which the PCS Licenses were surrendered for value, and all other pre- and post-petition creditor claims were paid in full (the "Deferred Payment Right Events"). Based on, inter alia, license sales that occurred in 2004, and the fact that all Administrative Claims and General Unsecured Claims are being paid in full under the Plan, D&P became entitled to a cash payment, which is provided for under the Plan, in the amount of $28.3 million, in satisfaction of its DIP Loan Deferred Payment Right.

           Pursuant to the Second DIP Financing, upon the occurrence of, among other things, a confirmed plan of reorganization, Resurgence is entitled to receive a cash payment in the amount of $62,963,145 if the Deferred Payment Right Events occurred. Based on, inter alia, license sales that occurred in

2004, and the fact that all Administrative Claims and General Unsecured Claims are being paid in full under the Plan, Resurgence is entitled to a cash payment in the amount of $62,963,145 in satisfaction of its DIP Loan Deferred Payment Right, which is provided for under the Plan.

           Pursuant to the Third DIP Financing, upon the occurrence of, among other things, a confirmed plan of reorganization, BFD is entitled to receive a cash payment in the amount of $200 million in the event that the Deferred Payment Right Events occurred. Based on, inter alia, license sales that occurred in 2004, and the fact that all Administrative Claims and General Unsecured Claims are being paid in full under the Plan, BFD is entitled to a cash payment in the amount of $200 million in satisfaction of its DIP Loan Deferred Payment Right, which is provided for under the Plan.

           The current holders of the DIP Loan Deferred Payment Rights are entitled to payments totaling approximately $291.3 million under the Plan.

           9.         SEVERANCE PROGRAM

           On November 23, 1998, the Debtors filed a Motion to Approve Severance Program (the "Severance Program"), which was subsequently approved by the Bankruptcy Court, for the purpose of retaining key employees and maintaining employee morale, as the departure of key employees during the pendency of the Chapter 11 Cases could have been detrimental to the reorganization effort. The Severance Program called for a severance payment to employees terminated without cause prior to April 30, 1999, or confirmation of a Chapter 11 plan, whichever was earlier. The Severance Program has been extended from time to time and expired on December 31, 2004. In the aggregate, severance payments may not exceed $1.2 million. To date, only $44,456.66 has been paid in severance under the Severance Program, as the Debtors have been very successful in retaining key employees based upon the continued vision that a successful reorganization would ultimately be obtained.

           10.        NETWORK CONSTRUCTION AND OPERATIONS

                      A.         INITIAL BUILD

           In the spring of 2002, the Debtors completed construction of a low-capacity Initial Build Network (the "Network") in all 95 of their PCS license markets. By operating the Network, the Debtors have remained in full compliance with FCC operating and build-out requirements associated with their PCS Licenses. Network monitoring has been and is performed on a 24/7 basis to assure that this compliance is maintained. Monitoring of the Network was initially performed by Lucent's Global Network Operations Center, but since April 2004, has been performed by the Debtors' internal Network Operations Center in Las Vegas, NV. Portions of the Network have been decommissioned as a result of the sale of licenses to Cingular, Verizon, and MetroPCS (see pages 38 and 40 below), as well as the Global Resolution with the FCC (see pages 38-40 below). At present, the Network currently operates in 25 markets, utilizing 32 sites. Similar decommissioning will be completed following the Closing under the Acquisition Agreement (defined below) with VZW, discussed in Article VI below.

                      B.         LAS VEGAS BUILD OUT MOTION

           On October 1, 2003, the Debtors filed their Motion Authorizing Debtors to (i) Complete a Commercial Wireless Broadband Trial and (ii) Incur Obligations and Enter into Necessary Contracts and Agreements Related Thereto (the "Build Out Motion"), seeking Bankruptcy Court authorization to make certain expenditures to enhance their existing network in Las Vegas, Nevada, to provide wireless broadband services, and to commercially operate the system on a trial basis in order to prepare for the operations they intended (and now NBI intends) to conduct on a broader basis. By final order dated November 7, 2003, the Bankruptcy Court granted the Build Out Motion and authorized the Debtors to spend up to $39 million in connection with the build out and commercial trials on the Las Vegas network (the "Build Out Order"), which amount had been previously budgeted for in connection with the Fourth DIP Financing.

           NextWave utilized a portion of those funds to purchase an FCC Multipoint Distribution Service ("MDS", now known as Broadband Radio Service or "BRS") spectrum license that authorizes the operation of broadband wireless facilities in a large portion of the Las Vegas, Nevada, metropolitan area, including the suburb of Henderson where the Debtors' principal network operations and related staff are located. Utilizing the BRS spectrum at 2.5 GHz range of frequencies, the Debtors have engaged in trial and development activities. Through a variety of testing, the Debtors believe they have gained valuable experience with respect to the next generation IP-centric broadband wireless technologies and equipment which will benefit them in determining what equipment and technology should ultimately be deployed in markets beyond Las Vegas that NBI (as further discussed in section VII.D.2. hereof) would like to enter. As of the date of this Disclosure Statement, NextWave has successfully completed deployment of a broadband test bed with nine (9) multi-sectored base stations and back-haul equipment and, the Debtors believe, one of the most advanced IP-core network and back-office platforms. Under the Build Out Order, the Debtors entered into a variety of contracts. Under the Plan, these contracts will either be ratified and assigned to NBI, or terminated in accordance with their terms.

                      C.         STRATEGIC RELATIONSHIPS WITH CLARITY PARTNERS.

           On May 29, 2003, the Debtors filed a motion (which was subsequently granted) for Bankruptcy Court authorization to enter into a strategic relationship with Clarity Partners, LP ("Clarity"), in order to investigate, examine and bid on suitable spectrum acquisition opportunities which could complement and add to the Debtors' spectrum holdings. Thereafter, Clarity and the Debtors identified, and made a bid of over $110 million on, a complementary spectrum acquisition opportunity, as well as offers on other opportunities, but no additional spectrum was acquired. The Clarity agreement terminated pursuant to its terms on May 28, 2004, when no spectrum acquisition occurred. Pursuant to the terms of the Clarity agreement, NextWave will pay $1 million to Clarity under the Plan.

           11.        CLAIM AND INTEREST RESOLUTION

                      A.         STATUS OF CLAIM RESOLUTION

           Although confirmation of a plan in the Chapter 11 Cases was held in abeyance while the Debtors resolved litigation with the FCC over their C and F Block licenses, the Debtors proceeded with claims resolution so that confirmation and implementation of a plan of reorganization could be expedited when the litigation was ultimately resolved. Substantially all claims filed against the Debtors' estates have been resolved.

                                 (I)        GENERAL UNSECURED CLAIMS

           Through December 31, 2004, the Debtors filed eleven (11) omnibus motions to allow claims, three (3) omnibus objections to claims/equity interests, and numerous other motions to allow claims or objections to claims with respect to individual or small groups of creditors. The Debtors also filed a motion to settle a larger group of claims and equity interests with certain consenting claimants, which was approved by order dated August 21, 2003 (the "Global Claims Order"). Substantially all of the filed and scheduled claims against the Debtors' estates have been resolved with, as of the date hereof, only three (3) filed or asserted claims, totaling less than $15 million (each of which the Debtors' will dispute), having not been resolved. Given the fact that the Debtors have been able to resolve all of the other claims against the estates but have not been able to consensually resolve these three (3) claims, the Debtors believe that litigation will be necessary, and that the Bankruptcy Court will ultimately have to determine the allowability of such claims. These claims are treated as Disputed Claims under the Plan.

                                 (II)       BRIDGE NOTES

           By orders dated January 7 and April 12, 2002, the Bankruptcy Court approved a settlement between NextWave and consenting Bridge Noteholders (the "2002 Bridge Note Settlement") regarding the rights under those certain NTI Convertible Senior Subordinated Notes due 2002 (the "Bridge Notes") and the validity of certain modifications and/or amendments to the Bridge Notes and related documents. The 2002 Bridge Note Settlement addressed the applicable rate of interest accruing for the pre- and post-petition periods, the portion of the Bridge Noteholders' Claims that may be converted into shares of Existing NTI Series B Common Stock, the applicable conversion price, and the inapplicability of anti-dilution provisions to prior issuances of other securities. Pursuant to the 2002 Bridge Note Settlement, the Debtors negotiated and filed stipulations with 30 Bridge Noteholders, representing 98% of the outstanding claims related to Bridge Notes.

           By order dated July 20, 2004, the Bankruptcy Court approved a further settlement between NextWave and consenting Bridge Noteholders (the "2004 Bridge Note Settlement"). The 2004 Bridge Note Settlement provided for reductions in the applicable rate of interest accruing for the post-petition period and the timing of elections to convert into shares of Existing NTI Series B Common Stock. Pursuant to the 2004 Bridge Note Settlement, the Debtors negotiated and filed stipulations with 38 Bridge Noteholders, representing 100% of the outstanding claims relating to Bridge Notes.

           The 2002 and 2004 Bridge Note Settlements are described in more detail at pages 68-70.

                                 (III)      HUGHES

           By order dated December 17, 2002, the Bankruptcy Court approved a settlement between NPCI, NTI and Hughes Network Systems, Inc. ("Hughes") regarding Hughes' claims and conversion rights under certain documents, agreements and convertible instruments. Generally, the Hughes settlement provided Hughes with an Allowed Secured Claim against NTI and NPCI in the amount $63,976,817.78. Hughes has since converted the entire amount of its Allowed claim into 12,767,055 shares of Existing NTI Series B Common Stock. Upon issuance, these shares were deemed Allowed equity interests against NTI.

                                 (IV)       LG ELECTRONICS

           Pursuant to the Global Claims Order, the claims of LG Electronics ("LGE"), f/k/a LG InfoComm, were Allowed in the aggregate amount of $39,615,962.28, plus interest at $6,989.25 per day from April 1, 2003, until paid. LGE's claims arose from two (2) separate loan agreements with NTI, and were allegedly secured by a pledge of all the capital stock of NPCI and a grant by NPCI of a security interest in its C Block licenses and the proceeds from the sale thereof, to the extent permitted by applicable FCC rules and regulations. As of June 30, 2004, the total amount payable to LGE and certain transferees of portions of LGE's claims against the Debtors, including Post-Petition Interest, was $64,088,280. Because certain of the C Block licenses purportedly securing LGE's claim were sold to Cingular, Verizon and Metro PCS, and because the proceeds of such sales far exceeded the amount of LGE's claims against the Debtors, the Debtors sought authority to pay all of LGE's claims in cash. By order dated June 30, 2004, the Bankruptcy Court authorized such payment and, pursuant to such order, the aggregate amount of $64,088,280 was paid to LGE (and certain entities to whom LGE had transferred portions of its claim) in full and final satisfaction of the LGE claims.

                                 (V)        CDMA CALIFORNIA PARTNERS

           The claim of CDMA California Partners, LLC ("CDMA California"), in the aggregate principal amount of $10,000,000 in principal amount, arose out of a convertible promissory note executed in connection with a prepetition settlement and debt restructuring agreement with NTI, in connection with which CDMA California was granted a subordinated security interest in all issued and outstanding shares of stock of NPCI. On February 11, 2002, the Bankruptcy Court entered an order approving a stipulation with respect to the claim of CDMA California pursuant to which, inter alia, CDMA California was granted an Allowed claim of $13,761,111 against both NTI and NPCI. CDMA subsequently converted the entire amount of its Allowed claim with additional accrued interest into 3,476,417 shares of Existing NTI Series B Common Stock, which constitute Allowed equity interests.

                                 (VI)       OTHER CONVERTIBLE DEBT

           Throughout the Chapter 11 Cases, the Debtors have tried to be responsive to the requests of other parties in interest to exercise certain valid conversion rights with respect to outstanding debt. In this regard, upon request of the Debtors, the Bankruptcy Court approved the conversion of certain claims into equity interests, satisfying approximately $48 million of debt (and when added to the Hughes and CDMA California orders discussed above, such conversions satisfied approximately $125 million of debt), as follows:

---------------------------------------------------- ----------------------------------- -----------------------------------------
                                                                                                       STOCK ISSUED
                          HOLDER                              AMOUNT CONVERTED                (EXISTING NTI SERIES B COMMON)
---------------------------------------------------- ----------------------------------- -----------------------------------------
KICC                                                             $2,000,000                              400,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
Sook Hee Kwon                                                     $850,000                               170,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
Toshiya Ishi Kawa                                                 $700,000                               140,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
John Lee                                                          $200,000                                40,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
Toru Akehi                                                        $300,000                                60,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
Kookmin Venture Capital Co., Ltd.                                $1,000,000                              200,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
KLB Investment Co., Ltd.                                         $1,000,000                              200,000
---------------------------------------------------- ----------------------------------- -----------------------------------------
Samyang Merchant Bank                                           $34,916,666                             6,983,300
---------------------------------------------------- ----------------------------------- -----------------------------------------
Bay Harbour                                                      $6,756,750                             3,378,375
---------------------------------------------------- ----------------------------------- -----------------------------------------
TOTAL                                                           $47,723,416                             11,571,675
---------------------------------------------------- ----------------------------------- -----------------------------------------


                                 (VII)      MISCELLANEOUS CLAIMS MOTIONS

           In addition to General Unsecured Claims, NextWave has certain convertible and non-convertible unsecured obligations. During the Chapter 11 Cases, the Debtors filed and the Bankruptcy Court approved certain claims motions dealing with these convertible and nonconvertible unsecured obligations. The following is not intended to be a comprehensive list, but the more significant claims which were resolved are as follows:

----------------------------------------- --------------------------- --------------------------- -------------- -------------------
                     ENTITY               TYPE OF NOTE                AMOUNT DUE AS OF DECEMBER   INTEREST RATE  CONVERSION PRICE
                                                                               31, 2004
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
Cerberus (LG Telecom)                     Convertible                 $           9,152,055            10%                $5.00
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
IBS (LG Telecom)                          Convertible                 $           9,152,055            10%                $5.00
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
CIBC (Reltec)                             Convertible                 $           1,854,376            6%                 $5.00
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
Bay Harbor Mgmt. (Reltec)                 Convertible                 $           3,438,806            6%                 $5.00
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
QUALCOMM(10)                              Convertible                 $             609,841            6%                 $0.39
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
Yuyang(11)                                Non-convertible             $           5,054,959            9%                N/A
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
D.E. Shaw Larimar (Sony)                  Non-convertible             $           8,339,658            9%                N/A
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
DK Acquisition Partners (Sony)            Non-convertible             $           8,339,658            9%                N/A
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
York (Lindemann PCS)                      Non-convertible             $           7,118,983            6%                N/A
----------------------------------------- --------------------------- --------------------------- -------------- -------------------
DK Acquisition Partners (Koll
Telecommunications)                       Non-convertible             $           3,466,634            8%                N/A
----------------------------------------- --------------------------- --------------------------- -------------- -------------------


--------------------------
(10) This convertible note is convertible into shares of NTI Series C Common Stock at $0.39 per share. Pursuant to NTI's Amended and Restated Certificate of Incorporation, shares of NTI Series C Common Stock convert into shares of Existing NTI Series B Common Stock on a one to one basis. Because no shares of NTI Series C Common Stock are outstanding and no other shares of NTI Series C Common Stock are issuable, if QUALCOMM elects to convert its convertible note, shares of Existing NTI Series B Common Stock shall be issuable in respect of such conversion, at $0.39 per share; no shares of NTI Series C Common Stock shall be issued. QUALCOMM (or successors in interest thereto) also has the following Allowed claims/equity interests: $492,352.24, plus interest of $115,263.55, plus Post-Petition Interest at 6% (unsecured); $379,417.59 plus interest of $79,501.21, plus Post-Petition Interest at 6% (unsecured); 1,111,111 warrants to purchase Existing NTI Series B Common Stock exercisable at $3.00; and 6,516,666 shares of Existing NTI Series B Common Stock.

(11) Yuyang also has an Allowed equity interest of warrants to purchase 600,000 shares of Existing NTI Series B Common Stock exercisable at $5.00.

                                 (VIII)     ADMINISTRATIVE EXPENSE CLAIMS

           By order entered December 28, 2001, the Bankruptcy Court established January 30, 2002 as the last date to file requests for payment of administrative expenses arising prior to January 2, 2002. In accordance with such Bar Date, approximately nine (9) requests for payment of administrative expenses were filed against the Debtors' estates seeking payment of approximately $52 million, in the aggregate, of which the aggregate amount of approximately $393,000 was Allowed. The remaining amounts requested were either disallowed or Allowed as unsecured claims in reduced amounts.

           By order dated April 15, 2004, the Bankruptcy Court set May 15, 2004, as the last date to file requests for payment of administrative expenses arising between January 2, 2002, and March 31, 2004, and in accordance with such Bar Date, three (3) administrative claims not related to alleged microwave cost sharing obligations were filed. Two (2) of such claims were for substantial contribution to the Debtors' cases in the amounts of (i) $110,356.53 and (ii) undetermined; and one (1) was by the FCC for non-governmental professional fees and expenses payable under the Global Resolution (described below in section IV.A.13.), in the amount of $10 million (the "FCC Reimbursement Claim"). The $110,356.53 claim has been withdrawn and, as discussed in section IV.A.13. below, the FCC Reimbursement Claim will be paid in accordance with the FCC Sharing Stipulation when approved by the Bankruptcy Court. Thus, the only request for payment of administrative expense pending is one in an "undetermined" amount, which the Debtors believe is approximately $3 million.

           Sixteen (16) telecommunications providers filed requests for payment of administrative expenses in connection with the FCC's rules governing microwave relocation costs and reimbursement to incumbent carriers and an additional approximately twenty (20) were noticed to the Debtors through the FCC's microwave relocation procedures. In the aggregate, such claims sought payments in excess of $25 million. The Debtors reached settlements with all such claimants, which generally provide for payment of approximately 45% of the requested amount (aggregating approximately $11.2 million), limitation of future liabilities, and, in the case of the larger claims, the assignment of the Debtors' rights, if any, to receive payment from third parties for specific links.

                      B. ISSUES WITH RESPECT TO INTERESTS AND STATUS OF RESOLUTION OF SAME

                                 (I)        DOLAN MOTION

           On September 4, 2002, the Debtors filed a motion to (i) authorize participation in the settlement of certain third party litigation; (ii) authorize the release of a stock escrow; and (iii) confirm an option exercise (the "Third Party Settlement Motion"), which sought to facilitate a resolution of certain litigation between Ray Dolan ("Dolan"), a former NextWave executive, and Good News Communications, LLC ("GNC"), a NextWave investor. In the Third Party Settlement Motion, the Debtors requested, because they believed it was the equitable solution, that certain relief given to Dolan related to stock options be granted to similarly situated persons. The Bankruptcy Court approved the Third Party Settlement Motion by order entered September 27, 2002.

           The settlement under the Third Party Settlement Motion closed in early October 2002, and pursuant thereto, NextWave released certain Stock Escrow Shares (as defined in the Third Party Settlement Motion) to Dolan. All other Stock Escrow Shares remain subject to the escrow pursuant to their original terms and will be released in conjunction with the Effective Date of the Plan. The holders of such Stock Escrow Shares will be entitled to make an Allocation Election to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement.

           As indicated above, by virtue of the Bankruptcy Court's approval of the Third Party Settlement Motion, Dolan consummated the exercise of certain stock options. The order authorizing the settlement also clarified that upon satisfaction of certain conditions, including provision of the requisite funds, an investor representation letter and a release, persons similarly situated to Dolan could exercise their stock options until further order of the Bankruptcy Court. Similarly situated persons are those with vested, unexpired options who were employees at the time of the Original Plan and elected thereunder to exercise such options. Such holders of Existing Options are entitled to submit a Notice of Intent to Exercise/Convert, and are also entitled to make an Allocation Election to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement (subject to the limitations thereon as provided in section 1.8 of the Plan; see section VIII.B.4. below). As discussed below, NextWave has also resolved other option and warrant issues.

                                 (II)       WARRANT MOTIONS

           The Debtors also filed certain motions in February 2002, seeking authorization for certain parties holding warrants for the purchase of common stock to exercise those warrants. Certain of such holders utilized amounts owed to them by the Debtors to complete such exercises. These transactions were approved by the Bankruptcy Court and then consummated shortly thereafter as certain of the warrant agreements were approaching expiration. These claimants included the 401K Plan and Trust FBO John Gorman, KICC and Kwon.

                                 (III)      OPTION STATUS

           Options to purchase Existing NTI Series B Common Stock are held by a variety of holders including former consultants, former employees and current employees. These options had and have a variety of expiration dates. For example, options held by employees who voluntarily left NextWave prior to NTI's bankruptcy filing in December 1998 expired in accordance with their terms if not exercised within a specified number of days (30 or 90) following termination of employment. Options of current employees also have specified expiration dates (customarily ten (10) years from grant) unless employment is terminated earlier. Employees who were terminated or placed on leave of absence in 1997 or 1998

(which leave status was subsequently terminated) were generally given until June 30, 1999, to exercise their options.

           Under the Original Plan, holders of options and warrants were given the opportunity to exercise. Exercising under a plan of reorganization benefits holders because section 1145 of the Bankruptcy Code provides an exemption from registration requirements under the securities laws. Stock issued as a result of the exercise of options outside of a plan must be issued with a restrictive legend, be issuable under some other registration exemption, or be registered in accordance with federal and/or state securities laws.

           Holders of options who indicated an intent to exercise under the Original Plan did not have the exercise consummated due to the ultimate withdrawal of Original Plan, discussed previously. Some holders of options that would have expired by their terms absent the notice of intent to exercise under the Original Plan subsequently questioned the status of their options. Further, in 2001, the Debtors inadvertently sent out letters regarding outstanding options and warrants to certain persons whose options had previously expired. To clarify and correct this matter and to give effect to previously expressed intentions, under the order approving the Third Party Settlement Motion, NextWave received authorization for option holders who indicated their intent to exercise their options under the Original Plan but were ultimately unable to do so, to subsequently consummate their exercise should they so desire. Option holders who had not indicated an intent to exercise were not prejudiced by this relief, as they had determined not to exercise their options under the Original Plan. As a result, on or about November 25, 2002, the Debtors filed their Motion for Order Authorizing Implementation of Notices of Intent to Exercise and Approving Forms of Notice, Release, Representation and Disclosure with Respect Thereto (the "Option Motion"), requesting that the Bankruptcy Court, inter alia, allow the exercise of stock options by any holder who: (i) held options at the time of the filing of the Original Plan and indicated an intent to exercise those options under the Original Plan; (ii) notified the Debtors that such holder was requesting consummation of the exercise; (iii) provided the requisite exercise price and funds to satisfy any tax withholding obligations; and (iv) provided the Debtors with a release and, upon request of the Debtors, an appropriate accredited investor representation letter. The Option Motion did not seek to force exercise by any party, but merely to clarify that the exercise of options that would have expired by their terms absent the notice of intent to exercise under the Original Plan would be permitted until the earlier of confirmation of a plan of reorganization or further order of the Bankruptcy Court. Certain shares issued as a result of any such exercise prior to confirmation of the Plan have and may bear restrictive legends.

           The Option Motion also sought the following declarations: (i) options held by NextWave employees who resigned prior to the Subsidiary Petition Date and did not exercise their options within thirty (30) days following such resignation expired by their terms and no longer constitute equity interests in NTI; (ii) options held by employees who were terminated or put on leave of absence prior to the Subsidiary Petition Date and who did not submit a Notice of Intent to exercise their options under the Original Plan expired by their terms and no longer constitute equity interests in NTI; (iii) options held by employees who resigned after the Subsidiary Petition Date and did not submit a Notice of Intent to exercise their options under the Original Plan expired thirty (30) days after such employees' employment terminated and no longer constitute equity interests in NTI; (iv) options held by current employees may be exercised until the earlier of (a) the expiration date under their respective option agreement(s), (b) thirty (30) days following termination of employment, or (c) confirmation of a plan of reorganization; and (v) timely and valid Notices of Intent to exercise submitted under the Original Plan by those persons/entities who held options on the Subsidiary Petition Date are valid and exercise may occur at the option holder's discretion until the earlier of confirmation of a plan of reorganization or further order of the Bankruptcy Court. Any outstanding options not exercised in accordance with the Plan will be extinguished. By order dated December 17, 2002, the Bankruptcy Court granted the Option Motion.

           12.        SALE OF RIGHTS, TITLE TO, AND INTEREST IN LICENSES TO
                      CINGULAR

           On August 5, 2003, the Debtors filed a motion to (i) sell their rights, title to, and interest in certain of their PCS Licenses to Cingular for $1.4 billion and (ii) establish bidding and auction procedures to entertain higher and better offers for said licenses. After an interim hearing, the Bankruptcy Court entered an order approving the bidding procedures and scheduling an auction for September 23, 2003. No higher or better offers were received, and the Bankruptcy Court authorized the sale to Cingular, which was consummated on April 8, 2004.

           As part of the Cingular sale, the Debtors also entered into a term sheet with the FCC (the "FCC Term Sheet") which resolved the FCC's claims with respect to the licenses to be sold to Cingular. Pursuant to the FCC Term Sheet, $714 million of the purchase price for the licenses was paid by Cingular to the FCC, in full satisfaction of the FCC's claims against the Debtors with respect to those licenses. After funding an indemnity escrow of $20 million ("Cingular Indemnity Fund"), the remaining $666 million was paid to the Debtors' estates free and clear of all liens, claims, interests or encumbrances of the FCC. If any part of the Cingular Indemnity Fund is released from escrow, those amounts also become the Debtors' property, free and clear of any FCC claims. The Debtors are not aware of any claims against the Cingular Indemnity Fund, and thus believe that it will be released to the estates on the Effective Date.(12)

           13.        GLOBAL RESOLUTION WITH FCC

           Following the expiration of the 2001 Settlement Agreement and the United States Supreme Court decision in January 2003, the Debtors and the FCC engaged in a new round of negotiations which continued throughout 2003. In 2004, after literally thousands of hours of work and negotiations, agreement was reached for a complete resolution of all claims and potential claims of the


--------------------------
(12) The Debtors and Cingular jointly filed applications with the FCC on September 26, 2003, seeking regulatory permission to assign the licenses from the Debtors to Cingular, to which NY Telecom and Eldorado subsequently filed a petition to deny (the "Petition to Deny"), and Nextel Communications, Inc. ("Nextel") filed comments. All three entities claimed that granting the assignments would not serve the public interest. The Petition to Deny was denied by the FCC by order released on February 12, 2004, WT Docket No. 03-217, FCC 04-26. The NY Telecom settlement, discussed previously in section IV.A.6., resolved NY Telecom's appeal to the D.C. Circuit, as well as all other issues between the Debtors, NY Telecom and Eldorado relating to the Debtors' licenses and the Chapter 11 Cases. As part of the order approving the license assignments, the FCC stated that Nextel's comments provided an insufficient basis upon which to deny the assignment applications.

Debtors and the FCC by and against each other (the "Global Resolution"). By motion dated April 20, 2004, the Debtors sought Bankruptcy Court approval of the Global Resolution, which approval was received on May 25, 2004. In summary, the agreement memorializing the Global Resolution (the "Global Resolution Agreement") provides that:

           o Certain of the Debtors' PCS Licenses were returned to the FCC while others were retained by the Debtors (the "NextWave Retained Licenses"), free and clear of all liens, claims, interests and encumbrances of the FCC;

           o Five (5) of the NextWave Retained Licenses (10 MHz in each of Los Angeles, CA; Portland, OR; Denver, CO; Tampa, FL; and Sarasota, FL) were placed into escrow (the "Escrowed Licenses"), along with $83.5 million in cash (the "Escrowed Funds," and with the Escrowed Licenses, the "Initial Payment Escrow") to secure future payments to the FCC under the terms of the Global Resolution;

           o A portion of the proceeds of any sales of the NextWave Retained Licenses entered into prior to December 31, 2004, were to be paid to the FCC pursuant to the following formula: the FCC receives 41.73% of the first $925 million of proceeds, 25% of the next $100 million of proceeds, and 50% of the next $118 million of proceeds (the "FCC Payment Amount"). All proceeds in excess of the FCC Payment Amount are paid to the Debtors' estates, free and clear of all liens, claims, interests and encumbrances of the FCC, subject only to potential sharing with the FCC (as set forth below);

           o If the FCC had not received at least $386 million in license sale proceeds by December 31, 2004, then the Debtors were required to (i) pay to the FCC $83.5 million and, if necessary, (ii) return one or more of the Escrowed Licenses as designated by the FCC, such that the sum of the return value of the returned Escrowed License(s), $83.5 million and the license sale proceeds paid to the FCC equaled $386 million;

           o In addition to the above amounts, the Debtors are required to pay the FCC 20% of the amount by which the proceeds from license sales for which the FCC has issued regulatory approval on or before February 14, 2007, and that have closed before September 15, 2007 exceeds the aggregate of the Computation Amount (as set forth on Exhibit "B" to the Global Resolution Agreement) for the licenses subject to such transactions; and

           o The FCC and the Debtors released each other from any and all claims related to NextWave's licenses; the FCC also received a release from the Other Claimants (as defined in the Global Resolution Agreement), which included all of the Debtors' creditors and interest holders.

           As a result of the license sales to Verizon and MetroPCS discussed in section IV.A.14. below, the FCC received in excess of $386 million and thus the Initial Payment Escrow was terminated and the remaining Escrowed Licenses and the Escrowed Funds were returned to NextWave. The FCC's only remaining claims against the Debtors are for a payment at the closing under the Acquisition Agreement (assuming such occurs) for $71,875,000 (the "Section 3 Payment") and then a contingent claim against NPPI and NPCI for sharing if the Debtors receive a deferred payment in excess of $80.81 million from the Escrow (discussed in Article VI below). In December 2004, the Debtors and the FCC entered into a Stipulation (the "FCC Sharing Stipulation") with respect to these amounts, which will be filed with the Bankruptcy Court. Pursuant to the FCC Sharing Stipulation, the Debtors will pay the FCC Reimbursement Claim upon Bankruptcy Court approval thereof, agreed that the FCC will receive the Section 3 Payment at the closing of the Acquisition Agreement and thereafter will receive twenty percent (20%) of all amounts released to the Debtors from the Escrow in excess of $80,810,000, up to a maximum payment of $16,838,000 (the "Sharing Payment"), of which $800,000 has previously been deposited into escrow, pursuant to the Global Resolution.

           14.        JULY 2004 AUCTION

           By motion dated June 4, 2004, the Debtors sought Bankruptcy Court approval to conduct an auction of a limited number of the NextWave Retained Licenses, including certain of the Escrowed Licenses, and to have certain bidding and auction procedures approved in connection therewith (the "July 2004 Auction"). By order dated June 16, 2004, the Bankruptcy Court approved the bidding procedures for, and authorized the Debtors to conduct, the July 2004 Auction, which was held on July 8, 2004. At the auction, Verizon and MetroPCS were each declared winning bidders, agreeing to pay $973,500,000 in the aggregate for the New York, NY (Verizon), Sarasota-Bradenton, FL (MetroPCS) and Tampa-St. Petersburg-Clearwater, FL (MetroPCS) licenses. The Bankruptcy Court subsequently confirmed the results of the July 2004 Auction and the sales to Verizon and MetroPCS closed on October 29, 2004, with the Debtors' estates receiving approximately $575 million in net proceeds after deducting payments made to the FCC pursuant to the Global Resolution Agreement.

                             V. CORPORATE STRUCTURE

A.         DESIGNATED ENTITY

           Pursuant to the Communications Act and the FCC's rules, spectrum licenses may be granted only to entities the FCC has found to be qualified in regard to citizenship, character, financial, technical, and other criteria, and where it is determined that the public interest, convenience, and necessity will be served by such grant. See 47 U.S.C. ss. 309; 47 C.F.R. ss. 1.903(b). The Debtors' qualifications to hold spectrum licenses are a matter of public record, established and approved in various FCC decisions. See, e.g., NextWave Licensing Order (WTB grants Debtors' initial PCS license applications); Applications for Consent to the Assignment of Licenses Pursuant to Section 310(d) of the Communications Act from NextWave Personal Communications Inc., Debtor-in-Possession, and NextWave Power Partners, Inc., Debtor-in-Possession, to Subsidiaries of Cingular Wireless LLC, Memorandum Opinion and Order, FCC

04-26, rel. February 12, 2004, at para. 25 (FCC authorizes assignment of certain licenses from NPCI and NPPI to Cingular).

           The FCC designated the C and F Blocks for small start up companies and entrepreneurs known as Designated Entities ("DEs"), and established certain financial requirements that had to be met before such an entity could qualify to participate in the C and F Block auctions and/or hold C and F Block licenses. The FCC required (and still requires) that all C and F Block bidders fall within certain maximum revenue and asset parameters, as measured by gross revenues and total assets, for which NextWave qualified. Under the FCC's rules, NextWave qualified as a "Small Business."(13) For the F Block auction, the FCC created a new eligibility category, "Very Small Business", for which NextWave also qualified.(14)

           In certain circumstances, the FCC requires the repayment of bidding credits utilized by entrepreneurs who seek to assign or transfer control of C and F Block licenses. See 47 C.F.R. ss. 1.2111(d). The Debtors' C Block licenses, however, are exempt from bidding credit repayment because they were awarded in FCC Auctions 5 and 10. See Amendment of the Commission's Rules Regarding Installment Payment Financing for Personal Communications Services
(PCS) Licenses, 15 FCC Rcd. 16,266, 16,290-91 (2000). Moreover, under section 1.2111(d)(2) of the FCC's regulations, the amount of any bidding credit repayment is determined by the "year of the license term" in which the transfer takes place. Because each of the Debtors' licenses has already passed the five-year mark in its license term, no repayment of bidding credits is due when the Debtors' rights, title to, and interest in such licenses are sold. See 47 C.F.R. ss. 1.2111(d)(2)(i)(E). Finally, such rights and interest in, and title to, such licenses may be sold to any entity, without regard to whether such entity qualifies as a "designated entity" under the FCC's rules, because the FCC has approved demonstrations filed by the Debtors during 2002, that show compliance with the agency's five-year build out requirement. See 47 C.F.R. ss. 24.839(a)(6). See also Amendment of the Commission's Rules Regarding Installment Payment Financing for Personal Communication Services (PCS) Licensees, WT Docket No. 97-82, Sixth Report and Order and Order on Reconsideration, 15 FCC Rcd. 16,266, 16,290-91, P. P. 49-51 (2000).

B.         CONTROL GROUP

           FCC rules enable an entity to hold C or F Block licenses, obtain bidding credits and qualify for installment financing by maintaining a "Control Group" organizational structure. Under the FCC's "25% Equity Structure," a control group must have the following characteristics during the first three (3)


--------------------------
(13) As a result of its classification as a Small Business for the C Block auctions, NPCI was eligible under the FCC's rules at that time (i) for a 25% bidding credit and (ii) to pay ninety percent (90%) of its net bid amount in quarterly installment payments of interest only for the first six (6) years of the initial 10-year license term, and quarterly payments of interest and principal amortized over the remaining four (4) years of the license term.

(14) As a result of its classification as a Very Small Business for the F Block auction, NPPI was eligible under the FCC's rules at that time (i) for a 25% bidding credit and (ii) to pay eighty percent (80%) of its net bid amount in quarterly installment payments of interest only for the first two (2) years of the initial 10-year license term, and quarterly payments of interest and principal amortized over the remaining eight (8) years of the license term.

years after the license is granted: (a) one (1) or more "Qualifying Investors" must own at least 15% of the entity's total equity on a fully diluted basis and hold at least 50.1% of its voting stock; and (b) another 10% of the entity's total equity on a fully diluted basis must be held by "Additional Control Group Members." Such Additional Control Group Members must be either: (x) institutional investors; (y) individuals who are part of the entity's management; or (z) Qualifying Investors. Commencing with the fourth year of the initial 10-year license term, the FCC's rules eliminate the requirement that Additional Control Group Members hold 10% of the licensee's equity. At that time, the rules also permit the amount of a licensee's total equity that must be held by Qualifying Investors to be reduced from 15% to 10%. On a fully diluted basis (after accounting for the conversion of Existing NTI Series A Common Stock into Existing NTI Series B Common Stock under the Plan), Navation, Inc. ("Navation"), an entity controlled by Allen Salmasi, NTI's current CEO, holds approximately ten percent (10%) of all outstanding shares of Existing NTI Series B Common Stock.

           The WTB closely examined NextWave's corporate structure prior to granting NPCI's broadband PCS license applications in 1997, and determined that such structure complied with FCC rules governing DEs. Nothing has occurred since then to alter that finding. The Debtors' other licensing subsidiaries (NPPI and NPI) are structured in the same manner as NPCI in all material respects with regard to the FCC's DE rules.

C.         NEXTWAVE CORPORATE GROUP

           NTI is a holding company with six (6) direct and indirect wholly-owned subsidiaries: the Subsidiary Debtors, NextWave Broadband and TC. NPCI was formed to acquire PCS licenses in the FCC's C Block auctions. NPPI was formed to acquire PCS licenses in the FCC's D, E and F Block auctions. NPI was formed to hold NTI's interest in NPPI. TC was formed to develop CDMA-based products and to provide engineering services to NextWave and others. NWI was formed to act as an operating company and to eventually form subsidiaries for each of NextWave's ultimate operating regions. NextWave Broadband is a new subsidiary that was formed in November 2004, in anticipation of the internal restructuring and transactions contemplated under the Plan, and to act as the operating company for the post-emergence broadband wireless business.

           The following chart details the NextWave corporate family as of the date hereof:



                                      -----------------
                                       NextWave Telecom
                                            Inc.
                                          (debtor)
                                      -----------------
                                              |
                                              |
                                              |
                                              |
     -----------------------------------------------------------------------------------------
     |                       |                |                    |                          |
     |                       |                |                    |                          |
     |                       |                |                    |                          |
     |                       |                |                    |                          |
----------------     ------------------   ------------      ------------------            --------------
NextWave Telecom     NextWave Personal     NextWave         NextWave Wireless
Broadband Inc.       Communications Inc.  Partners Inc.           Inc.                     TELE*Code Inc.
                     (C block licenses)    (debtor)             (debtor)
                         (debtor)
----------------     ------------------   ------------      ------------------            ---------------
                                               |
                                               |
                                               |
                                               |
                                       -------------------
                                         NextWave Power
                                         Partners Inc.
                                       (DEF Block licenses)
                                            (debtor)
                                       -------------------

D.         CURRENT EXECUTIVE OFFICERS AND DIRECTORS

           The executive officers and directors of NextWave, and their ages as of December 31, 2004, are as follows:

Name                           Age      Title
----                           ---      -----
Allen B. Salmasi               50       Chairman of the Board, Chief Executive Officer and President
Frank A. Cassou                47       Executive Vice President, Corporate Development and General Counsel; Secretary
Kevin M. Finn                  63       Senior Vice President, Network Planning and Development; Director
Michael R. Wack                51       Senior Vice President, Regulatory Affairs and Deputy General Counsel
Roy D. Berger                  46       Senior Vice President, Marketing
James S. Madsen                45       Senior Vice President, Strategic Developments
Brian E. Montgomery            46       Senior Vice President, Engineering
David B. Needham               47       Senior Vice President, Operations
R. Andrew Salony               52       Senior Vice President, Corporate Planning
George C. Alex                 45       Senior Vice President, Finance
William H. Webster             80       Director
Allan E. Puckett               85       Director


           ALLEN B. SALMASI has been the Chairman of the Board, Chief Executive Officer and President of NextWave since its founding. Immediately prior to founding NTI in 1995, Mr. Salmasi served as a member of the Board of Directors, President of the Wireless Telecommunications Division and Chief Strategic Officer of QUALCOMM Incorporated ("QUALCOMM"). He joined QUALCOMM as a member of the Board of Directors and Vice President of Planning & Development in 1988, as a result of the merger of QUALCOMM and Omninet Corporation ("Omninet"), which Mr. Salmasi founded in 1984. At various times, through August 1988, he served as Chairman of the Board, President and Chief Executive Officer of Omninet. From 1979 to 1984, Mr. Salmasi held various technical and management positions at the National Aeronautics and Space Administration Jet Propulsion Laboratory. Navation Inc. ("Navation"), a corporation owned and controlled by Mr. Salmasi and his wife, is a member of the Control Group and Mr. Salmasi holds his shares of NTI Series A and B Common Stock through Navation. Mr. Salmasi is also a QUALCOMM stockholder.

           FRANK A. CASSOU has been Executive Vice President, Corporate Development and General Counsel and Secretary since February 1996. Prior to joining NextWave, Mr. Cassou was a partner at the law firm of Cooley Godward LLP, where he practiced corporate law representing telecommunications and technology companies. He was outside corporate counsel to QUALCOMM from June 1991 through February 1996, representing the company in financing and acquisition transactions, licensing agreements and the formation of strategic partnerships.

           KEVIN M. FINN is the Senior Vice President, Network Planning and Development and a Director of NTI since its founding. Mr. Finn was formerly Senior Vice President, Special Projects. From early 1992 until July 1995, Mr. Finn was President of Marin-Finn Industries, Inc. From August 1988 to early 1992, Mr. Finn was Vice President and General Manager of Densitron Technology plc. From September 1986 to August 1988, Mr. Finn served as Executive Vice

President of Omninet. From 1983 to 1987, Mr. Finn served as a Vice President of Sony Corporation of America and General Manager of its Component Products Division.

           MICHAEL R. WACK is Senior Vice President, Regulatory Affairs and Deputy General Counsel. Mr. Wack's responsibilities include regulatory affairs and external communications with Congress, the FCC, other federal agencies, state governments, and the press. Mr. Wack also is responsible for interconnection negotiations with local telephone companies. Prior to joining NextWave, Mr. Wack worked on Capitol Hill, at the FCC, and in the private practice of telecommunications law. He held senior staff positions at the FCC on two occasions.

           ROY D. BERGER has been Senior Vice President, Marketing since 2001. He previously served as Senior Vice President, Business Planning beginning in June 1996. Prior to joining NextWave, Mr. Berger held the position of Vice President Channel Strategy for NYNEX Corp. ("NYNEX"). During his 10 years at NYNEX, Mr. Berger served in a number of senior management roles in both the telecommunications and computer retailing/distribution sectors, including positions as Vice President-Personal Communication Services, and Vice President-Marketing for NYNEX Mobile Communications. Before joining NYNEX, Mr. Berger held senior management positions with several leading companies in the personal computer retailing and distribution industry.

           JAMES S. MADSEN is Senior Vice President, Strategic Developments. He was previously Senior Vice President, Sales and Business Development. From 1993 until 1995, Mr. Madsen was Director of PCS Marketing and Business Development in the Wireless Telecommunications Division of QUALCOMM, where he managed all PCS business development, marketing and sale planning for QUALCOMM. From 1992 until 1993, Mr. Madsen was Director of Marketing for the OmniTRACS business at QUALCOMM, focusing on the cable TV market. After joining QUALCOMM in 1989, Mr. Madsen assumed responsibility for QUALCOMM'S worldwide VLSI components business development and marketing. Mr. Madsen holds a U.S. patent for digital wireless communications and has a patent pending for accelerated high-speed wireless Internet access.

           BRIAN E. MONTGOMERY is Senior Vice President, Engineering. In that capacity, he oversees the network system design and buildout. Mr. Montgomery has extensive experience in the wireless telecommunications industry, with an emphasis in networking. He was previously Vice President of Network and Engineering for Bay Area Cellular Telephone Co. His responsibilities included construction, RF engineering, and system design, in addition to oversight of all operations and maintenance for one of the nation's largest cellular systems. Prior to that, Mr. Montgomery held several technical management positions with Northern Telecom and ITT Business Communications.

           DAVID B. NEEDHAM is Senior Vice President, Operations. Prior to joining NextWave in 1996, Mr. Needham served as President and Chief Operating Officer of GE Capital-ResCom. From 1992 to 1994, Mr. Needham served as President of MetroCel Cellular Telephone Company ("MetroCel"), a joint-venture cellular telecommunications company owned by AT&T Wireless and Airtouch Communications serving the Dallas-Fort Worth area. While at MetroCel, Mr. Needham led the development and commercial launch of Voice Touch, the wireless industry's first voice-activated switch product, along with MetroCel Connect, one of the first wireless direction and information services. From 1989 to 1991, Mr. Needham served as District General Manager for the California Valley and Nevada cellular operations of McCaw Cellular Communications Incorporated.

           R. ANDREW SALONY is currently Senior Vice President, Corporate Planning. He was formerly Senior Vice President, Strategic Relations and Chief Human Resources Officer, and has been with NextWave since May 1996. For three
(3) years prior to joining NextWave he served the executive search firm of Warren Morris & Madison, Inc. as Managing Partner of its wireless telecommunications division. From May 1983 to September 1993, Mr. Salony was General Manager for US West's Cellular Telephone division in Southern California.

           GEORGE C. ALEX joined NextWave in 2001 as Senior Vice President, Finance. Prior to joining NextWave, he was chief financial officer of Network Plus, an integrated communications provider where he raised over $600 million for the deployment of network infrastructure. Prior to that, Mr. Alex was a managing director of Prudential Securities where he headed the telecommunications practice. During his career as an investment banker, Mr. Alex completed transactions that raised over $20 billion for his clients and completed M&A assignments of over $6 billion.

           WILLIAM H. WEBSTER has been a Director of NTI since 1996. Judge Webster has been a partner with the law firm of Milbank, Tweed, Hadley & McCloy in its Washington, D.C. office since September 1991. From May 1987 to September 1991, Judge Webster served as the Director of the Central Intelligence Agency. From February 1978 to May 1987, Judge Webster served as Director of the Federal Bureau of Investigation, a position he accepted after serving on the benches of both the U.S. District Court and the U.S. Court of Appeals. Judge Webster is also an advisory member of the Board of Directors of Anheuser Busch Companies Inc.

           ALLAN E. PUCKETT has been director of NTI since March 1997. Prior to his retirement, Dr. Puckett was the Chairman and CEO of Hughes Aircraft Company. Dr. Puckett is also a member of the advisory boards of New Perspective Fund, Capital Group, and Investment Company of America, Capital Group. Dr. Puckett is also a director of Lone Star Industries.

           Presently, the Board of Directors for NTI is comprised of Messrs. Salmasi, Webster, Puckett, and Finn. The current Boards of Directors for each of the Subsidiary Debtors are comprised of Messrs. Salmasi and Finn. On the Effective Date, the Board of Directors for NBI and the board of managers for Reorganized NWI will each be comprised of seven (7) members as follows: three
(3) senior members of the Debtors' current management team, including the Chief Executive Officer, two (2) additional independent directors/managers which shall initially be William Webster and Doug Manchester and two (2) directors/managers who shall be representatives of two of the larger non-insider equity holders of Reorganized NWI. The identities of the remaining individuals, and the proposed compensation for the Board members, will be disclosed prior to commencement of the Confirmation Hearing. Reorganized NWI shall have a Compensation Committee and a Corporate Governance Committee and such other committees as the board of managers of Reorganized NWI shall determine. All decisions regarding the Stock Option Plan referred to in section 7.4 of the Plan, as well as all management and key employee compensation decisions, shall be determined by the Compensation Committee. All decisions regarding the form of organization of Reorganized NWI, including any corporate restructuring, changes to organizational documents, reorganization or conversion shall be determined by the Corporate Governance Committee. The acts and decisions of the Compensation Committee and the Corporate Governance Committee shall require the consent of a majority of the members of such committees. Such Compensation Committee and such Corporate Governance Committee shall be composed of Mr. Webster and Mr. Manchester and the Chief Executive Officer of Reorganized NWI. Reorganized NWI will not have a staggered board of managers. The initial term of the board of managers of Reorganized NWI shall be two (2) years with one (1) year terms thereafter. The subsequent tenure and manner of selection of directors for each of the Reorganized Debtors shall be as provided in their respective Certificates of Incorporation and Bylaws, to be approved by the Bankruptcy Court as Plan Documents, except for Reorganized NWI, which shall be as provided above. The identities of and compensation to be provided to the individuals serving on the board of directors of each of the Reorganized Debtors and the board of managers of Reorganized NWI shall be disclosed prior to commencement of the Confirmation Hearing.

           Further, as set forth more fully in section VIII.A.13. below, section
5.6 of the Plan provides for the grant of certain shares of Existing NTI Series B Common Stock and Reorganized NWI Equity Interests to the Debtors' board members and Current Active Employees.

              VI. ACQUISITION BY VERIZONWIRELESS AND STRUCTURE OF
                               THE REORGANIZATION

           On November 4, 2004, the Debtors filed their Motion Pursuant to Sections 105 and 363 of the Bankruptcy Code and Rule 2002 of the Federal Rules of Bankruptcy Procedure for Order (A) Approving Break-Up Payment and (B) Granting Authorization to Enter Into Acquisition Agreement (the "Acquisition Motion"), pursuant to which the Debtors sought Bankruptcy Court authority to (i) enter into an Acquisition Agreement (the "Acquisition Agreement") with VZW for the purchase of New NTI Common Stock under the Plan in exchange for $3 billion and (ii) pay VZW a break-up fee of $90 million (3% of the purchase price) in the event the Debtors consummate an Alternative Proposal (as defined in the Acquisition Agreement), subject to (a) FCC regulatory approval, (b) Hart-Scott-Rodino approval and (c) confirmation of the Plan. After a hearing, the Bankruptcy Court granted the relief requested in the Acquisition Motion by order dated November 30, 2004.

           The principal terms of the Acquisition Agreement are as follows:

           o Purchase Price: The aggregate consideration will be $3 billion in cash (the "Purchase Price") of which, at closing, (a) $2,763,125,000 will be paid to NTI, subject to reduction for the payment of any additional amounts required to be placed in the Escrow pursuant to Section 7.2(j) (the "Net Acquisition Consideration"), (b) the

                      Section 3 Payment ($71,875,000) will be paid to the FCC and (c) $165 million will be placed into escrow (the "Escrow"), to be distributed in whole or in part in accordance with the terms of the Acquisition Agreement and the Escrow Agreement attached to the Acquisition Agreement as Exhibit "B." VZW is acquiring the shares of New NTI Common Stock free and clear of all encumbrances.

           o Break-up Payment: The Acquisition Agreement is subject to the Debtors' ability to terminate it in order to accept an Alternative Proposal determined by the Board of Directors of NTI as providing a value, together with the value of any other net assets available for stakeholders of NTI, to such stakeholders higher than the sum of (1) the Purchase Price and (2) the value of Reorganized NWI; provided, however, that if such Alternative Proposal is pursued and closes and certain other conditions are met, VZW is entitled to receive a break-up payment of three percent (3%) of the Purchase Price ($90 million). VZW is also entitled to receive the break-up payment upon consummation of an Alternative Proposal if the Board of Directors of NTI withdraws or changes its recommendation of the Acquisition Agreement; under certain circumstances if NTI has breached its representations or warranties in the Acquisition Agreement or failed to perform its obligations under the Acquisition Agreement; if the Plan fails to receive the Required Consents (as defined in the Acquisition Agreement) and the Bankruptcy Court does not enter an order confirming the Plan within sixty (60) days of the deadline for receipt of the Required Consents (as defined in the Acquisition Agreement); and under certain circumstances if the contemplated acquisition transaction is not consummated by September 30, 2005, and NTI is in material breach of the Acquisition Agreement.

           o Closing Conditions: Closing is subject to (a) applicable FCC regulatory approval; (b) Hart Scott Rodino approval;
                      (c) confirmation of the Plan; and (d) other conditions set forth in the Acquisition Agreement.

           o Reorganized NWI Indemnity: From and after the closing, Reorganized NWI will indemnify NTI, the License Subsidiaries and VZW from any losses arising out of or in connection with NTI, the License Subsidiaries, the operation of NTI prior to the closing, the issuance of the New NTI Common Stock to VZW and any violation of an order enjoining persons from asserting claims against NTI or the License Subsidiaries.

           o Escrow: A total of $165 million, plus any amount deposited pursuant to Section 7.2(j) of the Acquisition Agreement (the "Escrow Amount"), will be held in the Escrow in order to satisfy any amounts due to VZW in the event that the consolidated net loss of the consolidated group of which NTI is the parent for the taxable year commencing on January 1, 2005, and ending on the Closing Date (defined below) is, subject to certain adjustments, less than $1.362 billion, and to cover certain other indemnifiable losses provided for in the Acquisition Agreement, including any tax deficiencies for the pre-closing tax period, or losses relating to the Debtors, the operations of the Debtors before closing, or violations of the injunctions in the Plan and Confirmation Order. The Escrow Amount will be released in accordance with the Escrow Agreement upon the expiration of the applicable statute of limitations (including extensions thereof) relating to the tax matters addressed above. In addition, if at any time the Escrow Amount exceeds the amount, in the reasonable judgment of VZW, of the potential remaining indemnifiable losses described above, such excess will be released to Reorganized NWI. To the extent that Reorganized NWI receives $80,810,000 of proceeds from the Escrow, the FCC will, in accordance with the terms of the Global Resolution Agreement, be entitled to a Sharing Payment equal to 20% of any additional amounts to be released thereafter to Reorganized NWI. In the event that the pre-closing tax liabilities of NTI and the License Subsidiaries that have not been, or will not be, paid prior to the Closing Date are equal to or greater than $200,000, the initial Escrow Amount of $165 million will be increased prior to the closing by the reasonably estimated amount of such unpaid pre-closing tax liabilities. VZW will have a first-priority perfected security interest in the Escrow.

           The above is merely a summary of the principal terms of the Acquisition Agreement and the Escrow, and is qualified in its entirety by reference to the Acquisition Agreement and the Escrow Agreement, which govern. A copy of the Acquisition Agreement and the Escrow Agreement, as approved by the Bankruptcy Court, is available upon request.

           The Debtors' current corporate structure is set forth above at page
42. Under the Plan, the Debtors will conduct an internal reorganization such that NTI will hold only the stock of NPCI and NPI (which in turn holds the stock of NPPI). All other assets, liabilities and operations of NTI and the License Subsidiaries, including the stock of TC, but excluding (i) the NextWave Retained Licenses, (ii) the stock of NBI, NPI and NPCI, (iii) the equity interest in Reorganized NWI, (iv) the right to indemnification pursuant to the Acquisition Agreement, (v) all cash, including the Net Acquisition Consideration, and (vi) the Retained Cash (as defined in the Plan), will be transferred to NextWave Broadband. The stock of NBI and all cash held by NTI will be transferred to Reorganized NWI. It is contemplated that, pursuant to the Plan, NBI and its subsidiary TC will become subsidiaries of Reorganized NWI, which will be spun-out, having been reconstituted as a limited liability company, and interests therein distributed to holders (or, through the Plan, deemed holders) of Existing NTI Series B Common Stock, subject to any Allocation Elections made by such holders. VZW will, on the closing date under the Acquisition Agreement (the "Closing Date"), acquire all of the outstanding shares of New NTI Common Stock. The general structure of the Acquisition is as follows:


  -----------                 -----          -------------                                   -------
   Verizon                     FCC   ------>  Escrow Agent                                     NWI
  -----------          -----> ----- /        -------------                                   -------
      |               /            /     Escrow Amount                                          |
      |  Section 3   /            /                                                             |
      |   Payment   /            /                                                              |
      |            /            /                                           --------------------------------------------------
      |           /            /     ($3.0 billion less                                NextWave Broadband
      |          /            /                    ----                          (all assets and liabilities of NTI, NPI, NPPI
  --------------------------          Section 3 Payment and                  and NPCI other than the NextWave Retained Licenses
         VZW Corp.                    $165 million)                  ------      and the capital stock of NPCI and NPI)
                              ------------------------------------->  NTI    ---------------------------------------------------
  --------------------------  <------------------------------------  ------                     |
                                      New NTI                        |    |                     |
                                      Common Stock                   |    |                     |
                                                                     |    |                     |
                                                                   ----- -----              ----------
                                                                   NPCI   NPI                TELE*Code
                                                                   ----- -----              ----------
                                                                           |
                                                                           |
                                                                           |
                                                                           |
                                                                         ------
                                                                          NPPI
                                                                         ------

           Following the Closing Date, NTI, including, through its ownership of the License Subsidiaries, all of the NextWave Retained Licenses, will be owned by VZW Corp. NTI's existing shareholders will have received: (i) one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow
Note and (ii) the Standard Entitlement consisting of (a) the Per Share Cash
Distribution Amount for each share of Existing NTI Series B Common Stock held by each holder; and (b) one Reorganized NWI Equity Interest for each share of Existing NTI Series B Common Stock, subject to any Allocation Election to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement (see section VIII.B.4. for a description of the Allocation Election). The post-Closing Date structure will therefore be as follows:


----------------------                                                      ----------------------
VZW Acquisition Corp.                                                           Former NTI
---------------------- \                                                       Shareholders
         |              \                                                      (Cash Amount)
         |               \                                                  ----------------------
         |                \                                                         |
         |                 \                                                        |
     --------               \                                                       |
       NTI                   \                                                      |
     --------                 \                                                     |
        |                      \                                              --------------
        |                       \        --------------                        Reorganized
        |                        \---->  Escrow Amount  ------------------>       NWI
        |                                --------------                       -------------
-------------------------                                                          |
  |                     |                                                          |
  |                     |                                                          |
  |                     |                                                          |
  |                     |                                                    ---------------
---------           ---------                                                   NextWave
  NPCI                                                                       Broadband (BRS)
(C Block               NPI                                                   ----------------
Licenses                                                                           |
----------          ---------                                                      |
                        |                                                          |
                        |                                                          |
                        |                                                    --------------
                        |                                                      TELE*Code
                    ---------
                                                                             --------------
                      NPPI
                    (DEF Block
                    Licenses)

                    ---------



           Thus, upon the closing under the Acquisition Agreement, VZW will, in effect, have acquired the Debtors' PCS Licenses. However, as stated earlier, the Debtors currently hold BRS spectrum licenses in Las Vegas, and under the DOE

Lease (defined below) being implemented as part of the Plan, NBI will be leasing the rights to use certain Instructional Television Fixed Service ("ITFS") spectrum in the greater New York City area. In addition, the Debtors have been evaluating opportunities to obtain additional spectrum in other markets for use by NBI in implementing its business plan (described in section VII.D.2.c. below). The closing of the Acquisition Agreement, combined with the broadband wireless business plan for NBI, are the two core aspects of the Plan.

           These supplements to the major transactions the Debtors have already completed, e.g., the Global Resolution and the recent closings of the sales of the Debtors' interests in certain of their PCS Licenses, have positioned the Debtors to be able to pay all creditors in full, and provide both significant present value to their equity interest holders from the consideration received under the Acquisition Agreement, as well as for those holders of Reorganized NWI Equity Interests, the potential for future value which may (though as with any business there are no guarantees) be received as a result of the operations of NBI. The result will be a transformation of the Debtors' estates from deep multi-billion dollar insolvency, to not only solvency, but also to a new operational company anxious to aggressively pursue opportunities in the wireless broadband market.

                     VII. NEXTWAVE BROADBAND BUSINESS PLAN

A.         NEXTWAVE'S HISTORY OF BROADBAND WIRELESS NETWORK OPERATIONS

           The Debtors made significant progress towards construction of a nationwide digital wireless network between 1995 and 1997, but have been actively engaged in the construction and deployment of wireless networks capable of providing broadband wireless services since the summer of 2001. In the spring of 2002, the Debtors completed construction of a low-capacity Initial Build Network (previously defined as the "Network") in all 95 of their PCS licensed markets, utilizing CDMA packet technology. The cell sites are "hubbed" into two Lucent 5ESS 2000 Mobile Switching Centers located in Las Vegas, Nevada and Carteret, New Jersey. The Network is monitored by the Debtors' Network Operations Center in Las Vegas, Nevada on a 24/7 basis to maintain network operations. Portions of the Network have been decommissioned as a result of the sale of licenses to Cingular, Verizon, and MetroPCS, as well as the Global Resolution with the FCC. At present, the Network currently operates in 25 markets. The Debtors will decommission the remaining Network following consummation of the Acquisition Agreement.

           Starting in May 2003, the Debtors began to explore opportunities to build and operate a broadband wireless network over BRS spectrum to achieve a lower spectrum cost. As stated earlier, in June 2003, the Debtors received authorization to enter into a strategic relationship with Clarity to investigate other potential spectrum acquisition opportunities. Thereafter, Clarity and the Debtors identified and bid on several complementary spectrum acquisition opportunities in the BRS band, but terminated their relationship in May 2004, after no additional spectrum was acquired.

           As previously discussed, in October 2003, the Debtors received authority to spend up to $39 million to build out a wireless broadband network in Las Vegas, Nevada, and initiate commercial operations. NextWave utilized a portion of those funds to acquire the rights to 24 MHz of BRS spectrum in the
2.5 GHz frequency range. This spectrum is being utilized to support the operation of broadband wireless facilities in the Las Vegas metropolitan area, including the suburb of Henderson, where the Debtors' principal network operations and engineering and operations staff are located.

           Over the last year, the Debtors have (i) substantially completed the construction of an advanced IP-core platform with an associated broadband network, (ii) designed and partially implemented their back-office and customer care operations, (ii) acquired and implemented the cell sites for a large test-bed covering the Henderson area and (iv) performed a thorough review of various next-generation wireless radio access network ("RAN") technologies and conducted a series of extensive technical trials designed to validate each technology's performance and ability to provide broadband data, video and VoIP services as contemplated under NBI's business plan. One such technical trial of a RAN technology is currently nearing completion using the Debtors' existing wireless broadband test bed. The Debtors anticipate that final network technology and vendor decisions will be made when the technical evaluation and trial activities are concluded. In anticipation thereof, the Debtors are making initial preparations for the deployment of a metropolitan-wide network in the greater Las Vegas area that will be comprised of approximately 100 multi-sectored base stations.

B.         OVERVIEW OF REORGANIZED NWI'S BUSINESS PLAN

           Reorganized NWI, through its subsidiary, NextWave Broadband, will continue the Debtors' efforts to build and operate 4G wireless broadband networks capable of providing high-speed Internet access and VoIP telephony services, on both a fixed and mobile basis, to a broad range of customers. End-users will be able to access the network using a wide range of devices including notebook computers, desktop PCs, PDAs, home gateways, and smartphones.

           Over the past several years, NextWave has completed a series of business development and technical initiatives to facilitate the successful implementation of its broadband business strategy.

           o Adoption of Standardized Technology: NextWave's operations team has completed a comprehensive evaluation of next-generation wireless technologies leading to the selection of TD-CDMA, a field-proven wireless technology that has already demonstrated commercial viability through deployments in Europe and Asia.

           o Established Market Demand: NextWave's broadband wireless business strategy is based on providing communication services, such as residential broadband and mobile telephony, which are already in wide demand by the market.

           o Low Cost Provider: NextWave has developed a network implementation strategy that fully leverages the low operating costs of a TD-CDMA network with the Company's extremely low 2.5 GHz spectrum costs and highly efficient back-office, in order to become a low cost producer of IP based services.

           o Competitive Differentiation: NextWave's business plan is based on a unique service offering, enabled by TD-CDMA, that can provide subscribers with a seamlessly integrated package of fixed broadband, mobile broadband, fixed VoIP telephony, and mobile VoIP telephony. This service package seamlessly integrates four key telecommunication services that most people must today purchase on an individual basis from multiple service providers.

           o Seasoned Management Team: NextWave's management team has broad experience in the design, construction, and management of wireless networks and in the development and operation of retail and wholesale sales channels.

           In addition to a retail offering, NBI plans to offer its wireless broadband services, on a wholesale basis, to virtual network operator ("VNO") distribution partners who can re-market the services to consumers and businesses under their own brands. To fully support its wholesale strategy, NBI is implementing an open architecture design that will allow VNO partners to easily interconnect their own network infrastructure and back office platforms to NBI. NBI believes this will provide VNOs the opportunity to offer unique value-added features to ensure a proprietary "look and feel" of the wireless services they choose to source from NBI. Through complementing its retail offering with a "carriers' carrier" distribution strategy, NBI hopes to reduce the cost of building its own retail distribution channel, by leveraging the existing sales and marketing capabilities of its VNO distribution partners.

           NBI plans to pursue a dual-use network strategy by making its proposed network available to government users for public safety services at the same time it offers commercial broadband wireless services. The Debtors believe that, by combining an advanced IP core network with 4G wireless network technology, NBI will be able to provide priority access to government users at times of emergency without a significant disruption of service to its commercial users.

           NextWave believes that the new and emerging IP-based 4G wireless technologies will provide cost advantages and the ability to offer a unique range of services that cannot be offered over existing wireless networks. The Debtors believe that by utilizing the advanced architectures of these technologies, NBI will be able to develop novel approaches to wide-area broadband networks. NBI also plans to invest in the development of some of these emerging technologies in order to improve its time to market entry and to customize their advanced features and benefits.

           For a further description of Reorganized NWI's post confirmation capitalization, and the Reorganized NWI Equity Interests, see "Description of Reorganized NWI" at pages 85 to 88 below.

C.         MARKET OPPORTUNITY

           By deploying a 4G, IP-based, wireless broadband network, the Debtors believe that NBI will be able to successfully compete in the fixed and mobile high-speed Internet access market and in the fixed and mobile VoIP telephony market.

          BROADBAND                  VOICE
-------------------------------------------------------
         ------------              ------------

FIXED    Residential               Residential
          Broadband                 Telephony

         ------------              ------------

                      ------------
                       4G Enabled
                        Services
                      -----------

         ------------              ------------

MOBILE     Mobile                    Mobile
          Broadband                 Telephony

         ------------              ------------

-------------------------------------------------------


           As demonstrated in the above chart, NextWave's business strategy does not involve the positioning of a new product concept in the marketplace which generally requires a substantial investment in consumer education. Rather, the Company's products and services are designed to leverage the rapidly growing and existing market demand for such services as affordable residential/SOHO broadband, low cost residential/SOHO telephony, and unlimited use mobile telephony.

           1.         FIXED APPLICATIONS

                      A.         RESIDENTIAL BROADBAND

           The Debtors believe that over 53 million homes, representing 43% of all households in the U.S., will have broadband Internet service by the end of 2007. Based on the confluence of a number of factors, NBI hopes, in collaboration with future distribution partners, to be able to successfully market a residential wireless broadband product that is highly competitive to cable, DSL and other residential broadband alternatives. The Debtors believe that the ability to provide end-users with the freedom to move throughout their home and surrounding environs, while still maintaining a broadband connection, will make NBI's broadband service attractive to potential customers. NBI also intends to fully leverage its ability to bundle this service with mobile broadband and fixed/mobile VoIP services to maintain competitive differentiation. Furthermore, the Debtors believe that by offering an entry level, highly affordable, and easy to install (by the customer) broadband solution, NBI, in collaboration with its VNO partners, will be able to successfully market broadband service to the millions of remaining dial-up

Internet users who have resisted upgrading to broadband due to technical difficulties or price concerns. The Debtors believe that wireless gateway units, with significantly improved performance and range of operation as compared to Wi-Fi, and other user devices under development by NextWave may also make it easier for customers to purchase and install the wireless broadband service offered by NBI

                      B.         VOICE OVER IP TELEPHONY

           Fixed VoIP is currently offered by broadband service providers such as cable companies and DSL providers. Due to significant cost and regulatory advantages, these VoIP service providers have demonstrated the opportunity that exists to capture residential/SOHO and SME market share from the independent local exchange carriers and other circuit switched telephony providers.

           The Debtors believe that the size of this opportunity will increase significantly. According to Deutsche Bank, cable operators alone are expected to grow their VoIP customer base from under 2 million U.S. homes today to nearly 20 million within the next five years. To address this rapidly growing market, NextWave Broadband intends to bundle landline quality VoIP with its broadband Internet service. The Debtors believe that several factors will enable NBI to successfully penetrate the residential/SOHO and SME VoIP market including an ability to leverage its 4G wireless broadband network to provide VoIP customers with innovative service features unavailable from incumbent telephone service providers, such as the ability to seamlessly integrate a user's home/office VoIP telephony service with the end user's mobile VoIP service. In addition, simplified network gateway units and access devices will make it easy for a user to transfer service (including their existing telephone number) from their current telephony company to the NextWave Broadband network.

           2.         MOBILE APPLICATIONS

                      A.         MOBILE BROADBAND

           The Debtors believe that a significant market opportunity exists for "untethered" broadband Internet access as evidenced by the rapid growth of Wi-Fi. Frustrated with the limitations of wired connectivity, as of the end of 2003, over 54 million Wi-Fi users have installed wireless Wi-Fi networks at businesses and homes according to the research firm IDC. However, the Debtors believe that 802.11 based LAN technology (which is the technical standard for the wireless technology better known as Wi-Fi) is extremely range-limited, lacks managed Quality of Service ("QoS") capabilities, and is unable to address the needs of the emerging mobile broadband marketplace. According to Parks Associates, over one third of existing broadband households would be interested in switching to a broadband service that would allow them to maintain a broadband connection when away from home. The Debtors believe that this number will grow significantly as the concept of mobile broadband service becomes better established in the market and as more people recognize the value of being able to enjoy full broadband connectivity on an anywhere, anytime basis.

           NBI believes that the 4G wireless broadband network it intends to build is ideally suited to providing users with affordable, fully-mobile, broadband Internet connectivity. The Debtors believe that the advanced architecture of emerging 4G network technologies will enable NBI to offer users with much higher data rates and superior connection quality as compared to most existing or planned 3rd generation mobile data networks. NBI is developing an advanced 4G network architecture that should allow it to carry IP data traffic at a very low cost-per-transported-bit basis, and allow it to offer mobile broadband services at competitive rates. NextWave believes that a combined offering of mobile broadband services with fixed broadband and fixed/mobile VoIP services, that is bundled and integrated through its back-office operations, will represent an attractive proposition for prospective customers.

                      B.         MOBILE VOICE

           By deploying a 4G, IP-based, wireless broadband network designed to support high-speed, low latency connectivity, NBI intends to introduce a fully mobile VoIP service to the market with service characteristics competitive with PCS or cellular. In collaboration with future VNO distribution partners, the Debtors believe that NBI should be able to offer advanced services and features that will allow it to successfully compete in the highly competitive mobile telephony market. NextWave's advanced 4G network architecture should allow NBI to provide users with a service that seamlessly integrates their home/office telephony service with their VoIP mobile telephony service, using a single device capable of supporting both mobile broadband and mobile VoIP services. The Debtors anticipate that NBI should be able to introduce the advanced subscriber features typically associated with landline telephony to the mobile telephony market. By leveraging the lower operating costs inherent in VoIP telephony as compared with conventional circuit-switched voice, NBI intends to offer customers mobile VoIP service at highly affordable rates.

           3.         PUBLIC SAFETY MARKET

           The Debtors believe that an advanced wireless broadband network represents an optimal solution for city/state/federal agencies that require priority access to a highly reliable and fully mobile public safety communication network. To pursue this market opportunity, the Debtors and Lockheed Martin ("Lockheed") have developed and submitted a joint response to a request for proposal ("RFP") issued by the New York City Department of Information Technology and Telecommunications (the "DoITT") for the design, construction, management and maintenance of a citywide wireless network (the "New York Network").

           The New York Network would be a dual-use system, allowing for government and commercial communications, and would support four classes of applications with priority access: (i) wireless broadband public safety (high speed data and video); (ii) wireless automatic vehicle location; (iii) wireless call boxes for emergency services; and (iv) wireless traffic signal control.

           Lockheed is managing the RFP response, and is responsible for the overall system integration, implementation and maintenance of the infrastructure associated with the proposed New York Network. The Debtors and Lockheed have advanced through the initial round of the selection process. If selected as one of three proposals for the initial demonstration phase, the Debtors and Lockheed would then build-out a pilot network in lower Manhattan to demonstrate that the proposed New York Network fully complies with the range of mobile and fixed broadband wireless services and capabilities that would be required for a phase 2 operational New York Network covering all of New York City.

           The Debtors believe that by combining their unique IP-core network solution with the 4G wireless network technology that will be first deployed in Las Vegas, NextWave Broadband will be able to provide priority access to government users at times of emergency without having to disrupt service for most of its commercial users. By adopting a dual-use strategy, the Debtors believe that NBI should be able to solve a major problem for federal, state and local governments that require emergency wireless communications, but: (i) cannot acquire full priority access rights over the existing commercial networks; (ii) cannot afford to deploy stand-alone networks for their own use; and (iii) do not have access to suitable frequencies that have the propagation characteristics required to maintain an acceptable quality service for mobile public safety and other government users in major metropolitan areas.

           Utilizing the above described approach, the Debtors believe that NBI should be in a position to implement commercially viable dual-use networks, with full priority access to the government users, in markets in which it has (e.g., Las Vegas and New York) or obtains spectrum.

D.         BUSINESS STRATEGY

           1.         VIRTUAL NETWORK OPERATOR DISTRIBUTION

           As discussed previously, NBI intends to augment its retail distribution with a "carriers' carrier" strategy and provide open access on a wholesale basis to its planned 4G wireless network. As a "carriers' carrier", NBI intends to sell wireless broadband and VoIP services at wholesale rates to VNO distribution partners who will re-market NBI's services under their own brand names. Unlike most other wireless network operators, who market the vast majority of their network services under their own brand, NBI intends to enable a broad array of companies (e.g., Internet service providers, cable, telecommunication, media and entertainment, system integration, retail, financial services companies), who possess limited and/or no wireless assets of their own, the ability to market next-generation wireless broadband and VoIP services under their own brand names.

           To successfully execute on a "carriers' carrier" distribution strategy, the Debtors believe that a network operator must be willing to: (a) provide VNOs with open and unencumbered access to its network under attractive wholesale terms; and (b) provide VNOs the ability to easily and cost-effectively interconnect their proprietary network and enhanced service platforms. The Debtors believe that due to the vertically integrated operating model that has been adopted by the landline broadband network operators (e.g., cable) and wireless carriers in the U.S., that open network access is not generally available to VNOs under economically attractive terms today.

           To fully support its wholesale distribution strategy, NBI is implementing an open architecture that will allow potential VNO partners to easily interconnect their existing voice/data platforms and backbone networks to NBI's network. The Debtors believe this type of network integration should provide VNOs the ability to easily customize their wireless services, offer unique value-added features and functionality, and insure a proprietary "look and feel" of their product and customer care services (e.g., customer support, billing).

           The Debtors hope that NBI will be able to attract numerous VNO distribution partners to re-market its 4G wireless services, as many potential VNOs already possess highly efficient sales channels, proven marketing capabilities, and strong brand equity. The Debtors hope that these characteristics will allow the VNO community to quickly capture a significant share of the various markets NBI wishes to enter. NBI will be seeking to attract VNOs from the following categories:

           o Internet service providers seeking to: (a) offer their existing dial-up subscribers with an affordable and easy to install broadband service; (b) improve margins by migrating their existing broadband customers to NextWave's network; (c) expand their current service offering to include fixed and mobile VoIP services; and (d) offer their current broadband customers the ability to maintain broadband connectivity, on a fully mobile basis, when away from their homes;

           o Media and entertainment companies who wish to: (a) establish a presence in the broadband service provider market; and (b) leverage the unique capabilities of NextWave's network to deliver proprietary content to users on a fully mobile basis;

           o Competitive local exchange carriers and other existing telecommunication service providers who need to expand their service offerings to include wireless voice and broadband services;

           o Cable operators seeking to: (a) offer residential broadband outside of their current operating footprint; and (b) offer their current broadband customers the ability to maintain broadband connectivity, on a fully mobile basis, when away from their homes;

           o System integrators engaged in providing vertically integrated wireless broadband solutions to their enterprise customers;

           o Internet appliance/device manufacturers that want to bundle broadband wireless connectivity with their products; and

           o Retailers who want to develop on-going relationships with their customers by offering fixed/mobile broadband data and VoIP services.

           By utilizing a "carriers' carrier" approach for a significant portion of its distribution strategy, NBI will reduce the cost of building its own retail distribution channel, through leveraging the sales and marketing capabilities of its VNO partners.

           2.         TECHNOLOGY AND SPECTRUM STRATEGIES

                      A.         4G WIRELESS NETWORK TECHNOLOGIES

           After conducting thorough evaluations of a wide assortment of next-generation wireless technologies the Company has selected TD-CDMA as the air-interface network technology best suited to its business needs and able to support a network that is: (i) capable of providing users with "always on" connectivity on a non-line-of-site basis; (ii) provides true broadband speeds on both the downlink and uplink; (iii) provides fully mobile broadband data and landline quality VoIP service; (iv) offers highly secure communications suitable for government use; (v) capable of leveraging the thousands of existing site locations available from tower companies; (vi) offers very low cost-per-bit economics compared to competitive wireline and wireless networks; (vii) provides advanced QoS management capabilities to support latency and jitter sensitive applications such as VoIP and real-time gaming; (viii) is standards based, and is supported by major vendors; and (ix) offers spectrum band/type flexibility.

           NextWave's decision to proceed with this technology was based on the following considerations:

           o Proven Performance in NextWave Technical Trial: NextWave has completed a thorough technical evaluation of TD-CDMA using the Company's eight site test-bed facility located in Henderson, NV. The trial, which evaluated key performance elements of the technology, demonstrated the unique ability of TD-CDMA to support the Company's business plan objectives.

           o TD-CDMA is an international standard: Unlike some other next-generation wireless technologies, TD-CDMA has successfully passed the intense scrutiny associated with becoming an international standard. Developed through the 3GPP Partnership Project, TD-CDMA, as part of the Universal Terrestrial Radio Access (UTRA) standard, enjoys broad support from the world's largest telecommunication manufacturers and network operators.

           o Proven Commercial Viability: TD-CDMA equipment has been commercially deployed in markets such as Germany (Airdata), South Africa (Sentech), New Zealand (Woosh Wireless), United Kingdom (UK Broadband), Portugal (Clix), and Australia (IQ Networks). In addition, TD-CDMA wireless broadband networks are under construction in Sweden, Japan, Malaysia, and Africa.

           o Industry Support: TD-CDMA enjoys the support of major manufacturers who are supplying TD-CDMA compliant network infrastructure and end-user devices.

           o Evolving Technology: TD-CDMA standard continues to evolve and it is expected that it will provide even higher network performance.


                      B.         INVEST IN NEW TECHNOLOGIES

           The Debtors believe that the advanced architectures of emerging 4G technologies will enable NBI to develop novel approaches to wide-area broadband networks. NBI intends to invest in the development of some of these emerging technologies to be able to take advantage of their advanced features and benefits.

           To accelerate the availability of network access devices, the Debtors have entered into a development relationship with Cygnus Inc. ("Cygnus"), a San Diego-based early stage company which is developing innovative hardware products that the Debtors believe will help advance the rapid adoption of NBI's wireless broadband services by both consumer and small business customers. At present, Cygnus, in partnership with NextWave, is developing a highly advanced, multimedia gateway unit that the Debtors believe will provide users of NextWave Broadband's network with a single point of entry for broadband Internet access, VoIP telephony, and multimedia content services, including HDTV signals with a high degree of managed QoS capabilities. Utilizing proprietary technology, the Debtors believe this gateway unit will also provide users with integrated multimedia management functionality similar to that provided by stand-alone appliances such as media servers and DVRs. These products are being developed initially for the Las Vegas market, but will be available for use in future markets as well. Under the development program, the Debtors have agreed to initially fund up to $20 million of technology and product development over the next 12 to 18 months.

                      C.         SPECTRUM ACQUISITIONS

           To facilitate the deployment of a wireless broadband network in Las Vegas, and in connection with the authorizations granted in connection with the Build Out Motion, NextWave purchased licenses for 24 MHz of 2.6 GHz BRS spectrum in Las Vegas at a cost of $2.25 million in February 2004.

           To support the spectrum requirements of the potential New York Network, and to implement a stand-alone commercial broadband wireless network, NextWave has entered into a lease agreement with the Department of Education, Archdiocese of New York (the "DOE Lease"), pursuant to which NBI will lease 16.5 MHz of ITFS spectrum covering 18 million POPs in New York City, plus an additional 16.5 MHz of ITFS spectrum covering 8 million POPs predominantly in the metropolitan area outside of New York City (the "Leased Capacity"). The spectrum leased pursuant to the DOE Lease is subject to a license agreement (the "Magnavision License Agreement") between Magnavision Wireless Cable, Inc. ("Magnavision") and the DOE. Magnavision was subsequently merged into an indirect wholly-owned subsidiary of IP Wireless, Inc. ("IPW") and on December 3,


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
2004, NBI and IPW entered into a spectrum transfer agreement (the "Spectrum Transfer Agreement"), pursuant to which, among other things, IPW will terminate the Magnavision License Agreement and transfer to NBI all of IPW's rights in the spectrum and in certain escrow funds. The principal terms of the DOE Lease and the Spectrum Transfer Agreement (with capitalized terms utilized below without definition defined as set forth in the DOE Lease or Spectrum Transfer Agreement, as applicable) are as follows:

           o Term: The DOE Lease has an initial lease term of 15 years (the "Initial Term") following its effective date with three additional option lease terms, each of 15 years (the "Option Term").

           o Closing and Effective Date: The closing upon the Spectrum Transfer Agreement is to occur on the date that all of the conditions to the termination of the Magnavision License Agreement have occurred, including payment of $12.7 million to IPW, and receipt by NBI and IPW of the Lease Termination Agreement duly executed by the DOE.

           o Option to Acquire Additional Transmission Capacity: In the event that, after the first five years of the lease term, the DOE has not utilized the Transmission Capacity of two additional 6 MHz ITFS licenses held by it (the "Reserved Capacity"), or in the event that the DOE, at any time, elects not to utilize the Reserved Capacity, NBI has an option to lease such unused Reserved Capacity upon the payment of a $500,000 option payment, which sum may be reduced or eliminated pursuant to the provisions of the DOE Lease, and rent shall be increased to take into account the additional capacity leased pursuant to NBI's exercise of the option.

           o Right of First Refusal/First Offer: In the event that the DOE receives a bona fide offer to purchase any of its licenses and decides to transfer such licenses, NBI has a right of first refusal with respect to those licenses. If the DOE decides to sell all or a part of its licenses, NBI has a right of first offer with respect to any licenses DOE decides to sell.

           o Effective Date Payment: $1 million is payable to the DOE on the closing date of the DOE Lease as consideration for entering into the lease agreement.

           o Rent: During the Initial Term, annual rent in the amounts of $2.2 million in respect of each of the first four (4) years and $1.8 million in respect of each of the remaining eleven (11) years of the Initial Term is payable to the DOE. During any Option Term, annual lease payments will be $1.8 million, adjustable in accordance with the agreement.

           o Royalty Overage Payments: In addition to rent, after the fourth year of the Initial Term, an annual Royalty Overage will be payable to the DOE in an amount equal to 0.25% of

                      Gross Revenue generated from Revenue Customers during each Lease Year, subject to an annual cap during the Initial Term of $1.8 million per Lease Year and during the first Option Term 150% of the annual rent payable for the corresponding Lease Year.

           o Migration Fund: NBI will provide up to $1.5 million to the DOE to reimburse the DOE for its actual expenses incurred in migrating four (4) program streams to a single Mid-Band Channel and provide improved down-converters at the DOE's ITFS receiver sites subject to certain terms and conditions set forth in the DOE Lease.

           The above summary is qualified in its entirety by reference to the terms of the DOE Lease.

           Pursuant to the terms of the Plan, the forms of DOE Lease and Spectrum Transfer Agreement will be approved as Plan Documents and on the Confirmation Date of the Plan, the same will become effective in accordance with their respective terms and shall be binding, valid and enforceable obligations of NBI.

           The Debtors believe that other opportunities to complement NBI's spectrum assets will emerge, and NBI will, as appropriate, consider additional spectrum acquisitions that support its strategic and operational objectives.

                      D.         LOW COST PROVIDER

           Compared to other wireless operators who are complementing their existing 2nd generation wireless networks with newer technologies, NextWave expects to maintain a cost advantage in the delivery of wireless broadband and VoIP services. This advantage is based on the following:

           o Spectrum Cost Advantage: By utilizing low cost 2.5 GHz BRS and Educational Broadband Service ("EBS") TDD spectrum, NextWave will enjoy a cost advantage over operators who utilize more expensive FDD spectrum to support their next-generation wireless networks.

           o Network CAPEX Advantage: TD-CDMA has been developed specifically to enable the low cost delivery of next-generation wireless broadband services. This is not the case with other broadband wireless technologies which sacrifice efficiency to maintain compatibility with legacy, 2nd generation, network technologies. As a result, the equipment costs for other technologies in comparable network configurations is substantially higher. In addition, TD-CDMA provides operators with control over how much bandwidth is allocated between the downlink (network to device) and the uplink (device to network). As uplink traffic continues to increase due to applications such as peer-to-peer, network operators using other technologies may be forced to deploy additional network capital to handle the uplink traffic even if excess capacity exists on the downlink.

           o Operating Cost Advantage: Two major cost components associated with the operation of a wireless broadband network are backhaul costs (transporting traffic from the cell sites to the Internet) and personnel costs to manage and maintain the network. In both cases, due to the dependency of existing networks on circuit switched technology, an IP based network such as TD-CDMA has a significant operating cost advantage.

                      >> Backhaul comparison: In a network utilizing 10 MHz of spectrum, the monthly recurring backhaul cost of a fully loaded TD-CDMA base station using Ethernet backhaul is expected to be approximately 20% of the cost of a fully loaded base station utilizing a T1 backhaul.

                      >> Personnel cost comparison: Due to the complexity of managing networks which still rely on circuit switched network elements, it is expected that personnel costs would be approximately 20%-40% higher than those associated with a TD-CDMA network of comparable size.

           By fully leveraging its CAPEX and OPEX advantage, NextWave intends to deliver wireless broadband and VoIP services to the market at highly attractive price points. The approach of leveraging a network cost advantage to achieve rapid market penetration has been demonstrated in recent years by new wireless voice entrants, including Leap Wireless and Metro PCS.

E.         OPERATIONAL PLAN

           The four main components of the broadband wireless network designed by the Debtors' engineering team are the IP-core, back-haul connections, back-office systems, and wireless network equipment, comprised primarily of base stations and controllers. During the past eighteen (18) months, the Debtors have designed and substantially implemented an advanced IP-core facility and the associated equipment, which together is the equivalent of the Central Office ("CO") for a packet-switched network. During the same period, the Debtors also completed the design and a partial implementation of the back-haul connections and back-office systems, consisting of billing, operational support systems (e.g., Mediation, LDAP and RADIUS) and customer care systems. Based on the Debtors' plans to fully integrate the IP-core and back-office systems, they believe that the network will be able to support the unique requirements of the Debtors' retail and "carriers' carrier" wholesale distribution strategy and bundled broadband service offerings. In connection with several RFPs issued throughout 2004, the Debtors are currently negotiating with a number of vendors to acquire the remaining components of the back-haul and back-office systems for implementation in the first half of 2005.

           Since most 4G air-interface wireless technologies are still under development and only a few limited deployments of networks using commercialized 4G wireless base stations, controllers and end-user devices exist in the world, the Debtors have invested a great amount of time and resources to verify the overall performance of the leading 4G systems.

           The Debtors are nearing completion of technical trials of several 4G wireless broadband technologies which will enable the management team to select the wireless air-interface technology and equipment vendors that best support the business strategy and objectives for NBI. These technical trials were conducted throughout 2004 using the Debtors' state-of-the-art test-bed facilities in Henderson, Nevada, located just south of Las Vegas, and are expected to continue through the end of 2004. At the conclusion of the technical trials, the Debtors intend to place an order for the base stations and controller equipment required to support the roll-out of the commercial network in Las Vegas. The Debtors are also currently making preparations to significantly expand the technical trial network in Henderson to support a market trial. The purpose of the market trial, which is expected to last several months, is to test the performance of the network, back-office systems, and marketing programs with broadband users in advance of a full commercial launch. During the market trial, several VNOs will be invited to participate in the identification and servicing of market trial customers, and to provide feedback regarding the performance of the Debtors' network and VNO support systems.

           Assuming the successful completion of the market trial, it is the Debtors' intent that NBI will begin offering service in Las Vegas on a fully commercial basis in the second half of 2005.

F.         LAS VEGAS NETWORK DEPLOYMENT PLAN

           The Debtors selected Las Vegas for their first commercial network because management believes that Las Vegas represents an ideal market in which to begin offering advanced wireless broadband services.

           o Las Vegas is one of the fastest growing metropolitan areas in the country, with demographics that are highly conducive to the marketing of wireless broadband services.

           o Existing tower inventory and flexible zoning procedures will reduce the time required to deploy a network.

           o As the current operational headquarters for the Debtors, most of the engineering and operational human resources required to design, build, and operate a wireless network are already located in the market.

           o Las Vegas represents a highly attractive market for VNO distribution partners.

           In the second half of 2005, assuming the successful completion of the market trial, NBI intends to implement a phased launch of full commercial service in Las Vegas. Phase I is expected to cover the city of Henderson and major portions of the southern Las Vegas metropolitan region. While NBI is engaged in its Phase I "soft-launch," NBI intends to construct the remainder of the cell-sites needed to complete the Las Vegas network. After the completion of the expanded build-out, which is expected to occur in the second half of 2005, NBI plans to initiate its Phase II full commercial launch to provide advanced wireless broadband services throughout the entire Las Vegas metropolitan area. Based on NBI's current market penetration and revenue forecasts, it is projected that the Las Vegas operation will begin to generate free cash flow in 2008.

G.         NEW YORK NETWORK DEPLOYMENT PLAN

           As described above, the Debtors have been working to develop a "dual use" wireless network for New York City that would be used to provide priority access to various governmental agencies and public safety entities and would also be used to provide advanced wireless broadband services to consumers and businesses.

           To support the contemplated dual use business plan, the Debtors have executed a long-term spectrum lease of 16.5 MHz of ITFS spectrum covering New York City and the surrounding metropolitan area (approx. 18 million POPs) and
16.5 MHz of ITFS spectrum in the New York City metropolitan area (approx. 8 million POPs).

           The Debtors' contemplation is that NBI will begin deploying an advanced wireless broadband network in New York in 2006 and begin offering commercial wireless broadband services in New York City in 2007. Commercial service will be rolled out on an area-by-area basis until service is available throughout New York City and key surrounding communities. Similar to the Debtors' Las Vegas strategy, NBI intends to market wireless broadband services in New York partly through VNO distribution partners. To complement this wholesale channel, NBI also expects to offer wireless services directly to end-users through NBI-developed retail channels. Based on the current market penetration and revenue forecasts, the New York operation could begin to generate free cash flow as early as 2010.

H.         SUMMARY FINANCIAL PROJECTIONS

           The following table summarizes management's projections regarding revenues, expenses, EBITDA, capital expenditures and financing needs of Reorganized NWI and its consolidated subsidiaries (including NBI) for the 2005 through 2011 fiscal years. The projections assume a build-out of the Las Vegas and New York markets. The estimated timing for the build-out and market launch of commercial services are described above. Estimates regarding the cost of construction and deployment of the network are based on results from the Debtors' Las Vegas network deployment activities, and reflect a scaled roll-out of the network on an area-by-area basis until services are widely available in a market.

           The projections reflect expected results from a hybrid marketing strategy that encompasses distribution through potential VNO partners and NBI's own retail channels. Revenue amounts include estimates for broadband and VoIP services offerings in fixed and mobile environments. Penetration rates reflect a higher level of growth in fixed broadband wireless services, and assume the capture of a portion of new customers subscribing to fixed and/or full mobility broadband and VoIP services, and the capture of some existing broadband customers who currently subscribe to cable or DSL.

           The Plan provides for Reorganized NWI to retain Retained Cash which the Debtors believe will be sufficient to fund the ongoing business plan of Reorganized NWI in conjunction with a certain amount of debt and/or equity financing to be raised in the future. If there is a significant delay in raising of additional debt/equity financing that at the earliest may be required in the 2007 timeframe, Reorganized NWI can scale back the planned operations in New York, and limit the initial deployment to the five boroughs of New York City and the immediate surrounding areas, and limit the total cumulative financing requirements to $550 million, as compared to the cumulative peak financing requirement of $689 million for the maximum New York build-out and commercialization plan that are incorporated in the projections below.

           As described above, the projections assume that Reorganized NWI will be able to generate revenues from Public Safety Services. The New York Network contract may not be awarded by DoITT until late 2005. However, there can be no assurance that Lockheed Martin and Reorganized NWI will be awarded the contract. If Lockheed Martin and Reorganized NWI do not receive the New York Network contract, the cumulative financing requirements provided in the model will increase by approximately $55 million.

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                                       67

-----------------------------------------------------------------------------------------------------------------------
Consolidated Financials (Maximum Fully Funded Case)
-----------------------------------------------------------------------------------------------------------------------
                              2005            2006         2007         2008         2009         2010        2011
                              -----------------------------------------------------------------------------------------
REVENUES                      $0.0            $4.4         $46.1        $159.8       $312.7       $486.7      $660.4

EXPENSES                      $43.2           $82.8        $174.4       $247.1       $308.2       $361.9      $405.5

EBITDA                        ($43.2)         ($78.5)      ($128.3)     ($87.3)      $4.5         $124.7      $254.8

CAPEX                         ($42.6)         ($191.1)     ($87.7)      ($12.7)      ($20.7)      ($50.5)     ($96.8)

FINANCING REQ'T               ($86.0)         ($267.0)     ($213.0)     ($101.3)     ($21.7)      $68.1       $153.1
Cumulative                    ($86.0)         ($353.0)     ($566.0)     ($667.3)     ($689.0)

COVERED POPS                  1.3             13.0         13.2         13.5         13.7         14.0        14.2
-----------------------------------------------------------------------------------------------------------------------
(figures in millions)


           THE ABOVE FINANCIAL PROJECTIONS ARE BASED ON ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN AND UNPREDICTABLE. The operating and financial information contained in NextWave's projected financial data have been prepared by management and reflect management's current estimates of NBI's and Reorganized NWI's future performance. The projections and assumptions have not been reviewed or independently verified by any third party. The projected results are dependent on the successful implementation of management's growth strategies and are based on assumptions and events over which, in many cases, Reorganized NWI and NBI will have only partial or no control. The selection of assumptions underlying such projected information require the exercise of judgment, and the projections are subject to uncertainty due to the effects that economic, business, competitive, legislative, political or other changes may have on future events. Changes in the facts or circumstances underlying such assumptions could materially affect the projections. To the extent that assumed events do not materialize, actual results may vary substantially from the projected results. As a result, no assurance can be made that NBI or Reorganized NWI will achieve the operating or financial results set forth in the financial projections. Actual results will vary, perhaps materially and adversely.

           Any statements included in the Plan or Disclosure Statement regarding plans, objectives, goals, strategies, future events or performance of NextWave, Reorganized NWI and NBI, including the above financial projections, are based on various assumptions, many of which in turn are based on other assumptions that management believes to be reasonable but which are inherently uncertain and unpredictable. Because of NextWave's limited operating history, the projections are based on limited historical operating and financial data. The assumptions underlying projections may be incomplete and inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results achieved during periods covered may vary from the projections, and such variations may be material or adverse. The projections are included solely to give holders of Existing NTI Series B Common Stock information concerning estimates of future operating results based on the assumptions, and no representation is intended that such results will be achieved. NextWave makes no representation or warranty as to the accuracy or completeness of any of the foregoing information.

                                 VIII. THE PLAN

           As set forth in the previous section, to implement the Acquisition Agreement and VZW's purchase of all of the shares of New NTI Common Stock, and to facilitate the spin-off of Reorganized NWI and the remainder of the Debtors' assets and liabilities, the Debtors are effecting a corporate restructuring pursuant to the Plan. NTI will become a wholly-owned subsidiary of VZW and will hold the stock of NPCI and NPI as its only assets. NPI in turn will hold only the stock of NPPI. NPCI and NPPI will have no assets or liabilities other than their respective PCS Licenses. The stock of NBI and all cash will be transferred to Reorganized NWI, and all other assets and liabilities of the Debtors will be transferred to NBI, which will wholly own TELE*Code. As a result, NBI will be a wholly-owned subsidiary of Reorganized NWI, which has been converted from a corporation to a limited liability company ("LLC"). The LLC interests in Reorganized NWI will be distributed to holders of Existing NTI Series B Common Stock based on the Allocation Elections made by such holders. The new corporate structure is reflected in the prior pages. Set forth below is the treatment of each class of creditors and equity interest holders, and the consideration to be paid to each under the Plan, as well as a summary of the current and post-Effective Date capitalization of the entities and of the sources and uses of cash.

A.         CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
           PLAN

           The Plan provides for (i) payment of all creditors in full, and (ii) holders of equity interests to receive (a) one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note and (b) a Standard Entitlement of (1) the Per Share Cash Distribution Amount for each share of Existing NTI Series B Common Stock and (2) a Reorganized NWI Equity Interest for each share of Existing NTI Series B Common Stock, subject to such holders' Allocation Elections to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement. The following sections describe the treatment of the various claims against and equity interests in the Debtors.

           1.         PRIORITY NON-TAX CLAIMS

           All Priority Non-Tax Claims, classified in classes 1A, 2A, 3A, 4A and 5A, will be paid in full, in cash, plus Post-Petition Interest on the Creditor Distribution Date, unless the holders of such claims have agreed or agree to a different treatment.(15) The holders of Priority Non-Tax Claims are unimpaired, deemed to accept the Plan, and not entitled to vote thereon. The Debtors do not believe that there will be any Allowed Priority Non-Tax Claims.


--------------------------
(15) As defined in the Plan, "Post-Petition Interest" is simple interest that shall have accrued from and including the applicable Debtors' Petition Date through and including the Creditor Distribution Date, at the greater of the Federal Judgment Rate and six percent (6%).

           2. SECURED CLAIMS

           Approximately $17 million in claims have been Allowed against the Debtors in respect of entities who supplied PCS equipment, office equipment or furniture to the Debtors. The largest claim in this category is that of Lucent Technologies Inc. ("Lucent") (which claim has been transferred to other holders during the Chapter 11 Cases) for the sale of BTS and related PCS infrastructure equipment to NWI. The total amount of Lucent's Allowed claim as of September 30, 2004, is $15,839,479.20. The allegedly secured claim of Goldsmith's, Inc. ("Goldsmith's") was also settled, and was Allowed at $75,000. (16) The allegedly secured claim of Tellabs, Inc. ("Tellabs") was settled, and was Allowed in the amounts of (i) $394,397.47 as an Allowed General Unsecured Claim and (ii) $38,000 as an Allowed Secured Claim. Each of the claims of holders of Secured Claims, to the extent Allowed, is a secured claim to the extent of the value of the collateral securing such claim. At this time the value of the collateral securing these claims has not been determined, but the Debtors believe it is substantially below the amount of the claims, rendering them at least partially unsecured.

           Holders of Secured Claims (other than holders of Bridge Noteholders Claims) are classified in classes 1B, 2B, 3B, 4B and 5B, and shall receive on the Creditor Distribution Date, at the option of the Reorganized Debtors, either
(i) the collateral securing such Allowed Secured Claim, (ii) cash in an amount equal to the lesser of (x) the Allowed amount of the claim plus interest thereon and reasonable fees, costs or charges to the extent permitted under section 506(b) of the Bankruptcy Code, or (y) the value of the collateral securing such Allowed Secured Claim, (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such claim to be unimpaired, or (iv) such other treatment to which the Reorganized Debtors and the Secured Claim holder shall agree. If interest is required to be paid under the terms of the agreement governing an Allowed Secured Claim or an applicable order of the Bankruptcy Court, then such interest shall be paid at the rate provided for under such agreement or Bankruptcy Court order through the Creditor Distribution Date. If interest is not provided for under any agreement or Bankruptcy Court order governing an Allowed Secured Claim, or if there is no agreement or Bankruptcy Court order governing such claim, Post-Petition interest shall be paid in cash. Holders of Secured Claims are unimpaired under the Plan, presumed to accept the Plan and are not entitled to vote thereon. The unsecured portion of an Allowed Secured Claim will receive the same treatment as an Allowed General Unsecured Claim.

           3. FCC CLAIM

           The FCC Claims are classified in classes 1C, 2C and 4C under the Plan. Concurrently with the Acquisition Closing, the FCC shall receive cash in the amount of the Section 3 Payment. In the event any Sharing Payments become due and payable to the FCC in accordance with the Global Resolution Agreement


-------------------
(16) Goldsmith's also has an Allowed General Unsecured Claim for $736,397.13.

after the Effective Date, such Sharing Payments shall be made to the FCC in accordance with the FCC Sharing Stipulation.(17) The FCC's Claims are unimpaired, and the FCC is deemed to accept the Plan and is not entitled to vote thereon.

           4. BRIDGE NOTEHOLDERS

           The claims of the Bridge Noteholders arise under, in connection with, or relate to, among other documents, (i) the Bridge Notes, (ii) that certain Securities Purchase Agreement dated as of April 9, 1996, among NTI and the signatories thereto, as amended from time to time, including that certain Consent and Amendment thereto entered into on or about June 18, 1997; (iii) subsidiary guarantees dated April 9, 1996 among, TC and the Bridge Noteholders, June 6, 1996, among NWI and the Bridge Noteholders, and August 1, 1996, among NPI and the Bridge Noteholders; (iv) that certain Stock Pledge and Subordination Agreement dated June 18, 1997, among NTI, NPI and the Bridge Noteholders; and
(v) all modifications and amendments thereto, and all related documents (collectively, the "Bridge Noteholder Agreements").

           In 2002, the Debtors entered into the 2002 Bridge Note Settlement with approximately thirty-three (33) Bridge Noteholders, representing approximately 98% of the outstanding Bridge Note claims (the "2002 Consenting Bridge Noteholders"). The 2002 Bridge Note Settlement provides, in pertinent part, as follows: (i) the aggregate outstanding amount of principal and interest owing on the Bridge Notes as of the NTI Petition Date is $177,325,169.77; (ii) Post-Petition Interest accrues at the rate of twelve percent (12%) per annum until (a) payment in full in cash or (b) actual conversion of the entire 2002 Consenting Bridge Noteholder's Claim; (iii) each 2002 Consenting Bridge Noteholder has the option to convert its claim, in whole or in part, into shares of Existing NTI Series B Common Stock at the rate of $4.00 per share; (iv) 2002 Consenting Bridge Noteholders may convert their claims into stock until the earlier of (x) proposed payment; (y) the conversion deadline contained in a Bankruptcy Court-approved disclosure statement, and (z) if the Chapter 11 Cases are converted to Chapter 7, such date as may be set forth under any conversion procedures or deadlines; and (v) each consenting Bridge Noteholder's claim is Allowed for all purposes in each of the Debtors' Chapter 11 Cases.

           Out of the $177,325,169.77 in Bridge Notes (principal, plus interest) outstanding on the NTI Petition Date, Bridge Noteholders holding approximately $174,497,872.26 opted to become 2002 Consenting Bridge Noteholders.

           Following the 2002 Bridge Note Settlement, the Debtors entered into negotiations with the Bridge Noteholders for a reduction of the rate payable for the post-petition period, as well as the deadline by which to elect to convert all or a portion of such Bridge Noteholders' claims into Existing NTI Series B Common Stock. By order dated July 20, 2004, the Bankruptcy Court approved the 2004 Bridge Note Settlement, and authorized the Debtors to enter into stipulations with consenting Bridge Noteholders ("2004 Consenting Bridge Noteholders") providing that:


----------------------
(17) As defined in section IV.A.13. above, the "FCC Sharing Stipulation" is that certain stipulation executed by the Debtors and the FCC, to be filed with the Bankruptcy Court, pursuant to which, inter alia, the amount of the
     Section 3 Payment is agreed to by the parties thereto.

     o Commencing as of June 1, 2004, interest for the post-petition period accrued on the unconverted portion of the 2004 Consenting Bridge Noteholder's claim at the rate of six percent (6%) per annum (compounded quarterly) until the earlier of (a) the payment of the 2004 Consenting Bridge Noteholder's claim in full, in cash on the Effective Date or (b) the actual conversion (as opposed to the date of election to convert) of the 2004 Consenting Bridge Noteholder's claim.

     o If certain conditions were met (which they were), interest for the post-petition period accrued on the unconverted portion of the 2004 Consenting Bridge Noteholder's claim at the rate of three percent (3%) per annum (compounded quarterly) from July 15, 2004, through the earlier of (a) the Effective Date of the Plan, (b) payment of the 2004 Consenting Bridge Noteholder's claim in full, in cash, and (c) the actual conversion of the 2004 Consenting Bridge Noteholder's claim.

     o The deadline for the 2004 Consenting Bridge Noteholder to make the election to convert its 2004 Consenting Bridge Noteholder claims was established as the date that the Bankruptcy Court set as the last date to object to approval of the Debtors' Disclosure Statement (the "Bridge Noteholders Conversion Election Deadline") (i.e., December 31,
          2004).

           One hundred percent (100%) of the Bridge Noteholders became 2004 Consenting Bridge Noteholders. The above is a general summary of the 2004 Bridge Note Settlement, and is qualified in its entirety by the actual terms of the stipulations entered into by the 2004 Consenting Bridge Noteholders. As of November 30, 2004, the total amount payable to the 2004 Consenting Bridge Noteholders that have not previously converted, including interest for the post-petition period, is approximately $312 million. As of November 30, 2004, the entire amount due to Bridge Noteholders is convertible into approximately 78 million shares of Existing NTI Series B Common Stock, in the aggregate. Although the Debtors anticipate that many Bridge Noteholders will elect to convert their debt to stock, it is unknown exactly how much of the Bridge Note debt will be converted and, as a result, how many shares of Existing NTI Series B Common Stock will be issued to Bridge Noteholders.

           Thus, pursuant to the above, each holder of an Allowed Bridge Noteholders Claim shall, at its election, notice of which shall have been provided pursuant to the Bridge Noteholders Conversion Election Notice, receive, in full satisfaction of such claim, (i) on the Creditor Distribution Date, cash in an amount equal to the portion of such holder's portion of the Bridge Noteholders Claims with respect to which such holder has not submitted a Bridge Noteholders Conversion Election Notice by the Bridge Noteholders Conversion Election Deadline, (ii) on the Effective Date, the same consideration that such holder would have received had such holder been a holder on such date of an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's portion of the Bridge Noteholders Claims that such holder elects to be so paid in accordance with such holder's Bridge Noteholders Conversion Election Notice or
(iii) a combination of the above pursuant to the terms of the holder's Bridge


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
Noteholders Conversion Election Notice. (18) Upon conversion, each Bridge Noteholder who elects to receive the same consideration as if such holder had converted all or a portion of such holder's portion of the Bridge Noteholders Claim into shares of Existing NTI Series B Common Stock shall receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I for the portion of such claim so converted. The Notice of Election submitted by each such holder shall provide for the election set forth in section 4.11 of the Plan, subject to the limitations set forth in the definition of "Allocation Election" in section 1.8 of the Plan. All shares of Existing NTI Series B Common Stock issued or deemed issued under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           The Bridge Noteholders are classified in classes 1D, 3D, 4D and 5D, are unimpaired, and are deemed to accept the Plan. However, to the extent a Bridge Noteholder has elected to convert all or a portion of any Bridge Note(s), such holder is deemed a holder of Equity Interests classified in class 1I, is impaired and is entitled to vote on the Plan by voting an amount of shares of Existing NTI Series B Common Stock equal to one share of Existing NTI Series B Common Stock for every $4.00 of such holder's Bridge Noteholders Claim that such holder elected to convert.

           5. GENERAL UNSECURED CLAIMANTS

           There are several hundred holders of General Unsecured Claims, principally against NTI, NPCI and NWI. These claims represent unsecured investments in NTI, claims based upon consulting or other services performed or goods delivered, and the unsecured portions of Secured Claims. The approximate total amount of Allowed General Unsecured Claims, including accrued interest, is $62 million. (19)

           Each holder of an Allowed General Unsecured Claim shall receive on the Creditor Distribution Date, in full satisfaction of such claim, cash in an amount equal to the Allowed amount of such claim, plus interest calculated in the manner provided in section 4.5 of the Plan. If such claim constitutes an Allowed General Unsecured Claim pursuant to a Bankruptcy Court order, interest for the post-petition period shall be paid at the rate specified in such order through the Creditor Distribution Date or, if such order is silent as to rate of interest, Post-Petition Interest shall be paid in cash. If a Bankruptcy Court order has not been entered decreeing such claim to be an Allowed General Unsecured Claim, and if interest is required to be paid under the terms of the agreement governing such claim and a rate of interest is provided in such agreement, then interest for the post-petition period shall be paid at the rate provided for in such agreement through the Creditor Distribution Date. If a Bankruptcy Court order has not been entered decreeing such claim to be an



---------------------
(18) To the extent a Bridge Noteholder has previously converted all or a portion of its Claim to shares of existing NTI Series B Common Stock, such holder shall receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock under the Plan.

(19) In addition, as stated earlier, certain parties (other than the Bridge Noteholders) hold convertible or non-convertible debt instruments, which aggregate approximately $108 million.


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
Allowed General Unsecured Claim and if interest is not provided for or a rate of interest is not provided under any applicable agreement governing such claim, or if there is no agreement governing such claim, then Post-Petition Interest shall be paid in cash. If there is a dispute between the Debtors and the holder of an Allowed General Unsecured Claim as to interest lawfully required to be paid in respect of such claim for the post-petition period, such dispute shall be determined by order of the Bankruptcy Court.

           General Unsecured Claims are designated as classes 1E, 2E, 3E, 4E and 5E under the Plan. To the extent the holder of a General Unsecured Claim has the right to elect to convert its claim into shares of Existing NTI Series B Common Stock under its original agreement, but has not already done so, the right to make such an election is provided for under the Plan, and is discussed in section VIII.A.12. below. To the extent an Allowed General Unsecured Claim is converted into shares of Existing NTI Series B Common Stock, such holder will also have the right to make an Allocation Election in section VIII.B.4. below.

           6. INDEMNIFICATION CLAIMS

           The claims of the Debtors' current and former directors and officers and others, other than VZW, for indemnification and reimbursement of expenses under the Debtors' respective certificates of incorporation and Delaware law are classified in class 1F. Unless, prior to the Confirmation Date, an Indemnification Claim is Allowed at an amount other than zero - in which case said claim shall be paid in full in cash on the Creditor Distribution Date - all Indemnification Claims shall be deemed Allowed at zero and the holders of Allowed Indemnification Claims shall receive, on account of such claims, the exculpations and injunctions provided in sections 13.3 and 13.7 of the Plan. Holders of Indemnification Claims in class 1F are unimpaired, deemed to accept the Plan, and not entitled to vote thereon.

           7. EQUITY INTERESTS IN THE SUBSIDIARY DEBTORS

           The holders of the equity interests in NPCI, NPI and NPPI (classes 2F, 3F and 4F) will retain their equity interests. Such holders are unimpaired and deemed to accept the Plan. The holder of the equity interests in NWI (class
5F) will have such interests deemed terminated and extinguished in exchange for NBI assuming all of such holder's non-discharged liabilities.

           8. CEO REIMBURSEMENT CLAIM

           The Debtors' CEO (and non-debtor entities controlled by him) made substantial and unreimbursed contributions to the Debtors, in the form of (i) deferred compensation during the early years of the Chapter 11 Cases when preservation of the Debtors' limited financing was paramount, (ii) pre-petition loans made to fund payroll in the months preceding the commencement of the Cases, and (iii) unreimbursed expenses incurred on behalf of or for the benefit of, the Debtors, both pre- and post-petition, in an aggregate amount not to exceed $4 million, as reconciled with the Debtors (collectively, the "CEO Reimbursement Claim"). The holder of the CEO Reimbursement Claim shall receive the full amount of such claim in cash on the Creditor Distribution Date. If interest is required to be paid under the terms of the agreement governing such


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
claim and a rate of interest is provided in such agreement, then Post-Petition Interest shall be paid at the rate provided for under the applicable agreement through the Creditor Distribution Date. If interest is not provided for or a rate of interest is not provided under any applicable agreement governing an amount of the CEO Reimbursement Claim, or if there is no agreement or Bankruptcy Court order governing such claim, then Post-Petition Interest shall be paid in cash at the greater of the Federal Judgment Rate and six percent (6%).

           The CEO Reimbursement Claim is classified in class 1G under the Plan and is unimpaired. The holder of the CEO Reimbursement Claim is not entitled to vote to accept or reject the Plan.

           9. EXISTING NTI SERIES A COMMON STOCK

           The holders of Existing NTI Series A Common Stock are classified in class 1H of the Plan. On the Effective Date, all shares of Existing NTI Series A Common Stock shall be deemed converted to shares of Existing NTI Series B Common Stock on a one to one basis, and each holder of shares of Existing NTI Series A Common Stock shall receive, on account of such equity interests, the same consideration that such holder would have received had such holder been a holder on such date of one share of Existing NTI Series B Common Stock for every share of Existing NTI Series A Common Stock held by such holder. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election, as set forth in section 4.11 of the Plan with respect to the shares of Existing NTI Series B Common Stock into which such holder's shares of Existing NTI Series A Common Stock are deemed converted pursuant to section 4.10 of the Plan, subject to the limitations set forth in the definition of "Allocation Election" in section 1.8 of the Plan (i.e., subject to the limitations set forth in the Plan, each holder shall be entitled to elect to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement as discussed in section VIII.B.4. below). All shares of Existing NTI Series B Common Stock issued or deemed issued under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           The holders of Existing NTI Series A Common Stock are impaired and entitled to vote to accept or reject the Plan.

           10. EXISTING NTI SERIES B COMMON STOCK

           The holders of Existing NTI Series B Common Stock are classified in class 1I of the Plan. On the Equity Distribution Date, following the Acquisition Closing and the creation of a first-priority security interest to be held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account, each holder of shares of Existing NTI Series B Common Stock (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14, or 5.6 of the Plan) will receive for each share of Existing NTI Series B Common Stock held (or deemed held) as of the Effective Date the following: (i) one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note and (ii) the Standard Entitlement, subject to such holder's Allocation Election. Any such holder who fails to timely submit a


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
Notice of Election shall be deemed to have elected to receive the Standard Entitlement set forth in section 4.11 of the Plan. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           Pursuant to an Allocation Election, a holder (or deemed holder) of shares of Existing NTI Series B Common Stock may make a Reduction Election to receive fewer Reorganized NWI Equity Interests or an Increase Election to receive more Reorganized NWI Equity Interests than such holder's Standard Entitlement under section 4.11 of the Plan, and thereby, subject to the proration provisions below, (1) increase the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each Reorganized NWI Equity Interest that such holder elects to forego pursuant to its Reduction Election or (2) reduce the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each additional Reorganized NWI Equity Interest that such holder elects to receive pursuant to its Increase Election, as the case may be; provided, however, that Reduction Elections and Increase Elections, respectively, shall only be satisfied if and to the extent that offsetting elections have been made by other holders of Existing NTI Series B Common Stock. To the extent that any Reduction Elections or Increase Elections cannot be satisfied in full, the applicable elections shall be reduced for all holders making such election on a pro rata basis (based on the number of shares of Existing NTI Series B Common Stock for which such holder has made the applicable election as compared to the total number of shares of Existing NTI Series B Common Stock for which all holders have made the applicable election).

           The "Per Share Cash Distribution Amount" is defined in the Plan as an amount equal to the quotient of (i) the Cash Distribution Amount divided by (ii) the number of Allowed Equity Interests as of the Effective Date, and is estimated to be approximately $6.79.

           All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date concurrent with payment of the Aggregate Acquisition Consideration.

           The holders of Existing NTI Series B Common Stock are impaired and entitled to vote to accept or reject the Plan.

           11. EXISTING AND EXPIRED OPTIONS/WARRANTS

           The holders of Existing Options/Warrants are classified in class 1J of the Plan, are impaired, and are entitled to vote to accept or reject the Plan. As described previously at pages 36-38, the Bankruptcy Court's December 17, 2002 order approving the Option Motion governs which holders of options and warrants may exercise, and the conditions under which such exercise may occur.


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
           Each holder of an Existing Option/Warrant having a right to exercise into shares of Existing NTI Series B Common Stock, as set forth on the Amended Schedule of Equity Interest Holders, may exercise such right at any time prior to the Conversion/Exercise Election Deadline, with such exercise to be effective on the Effective Date, in accordance with the terms and provisions of the documents underlying such Existing Option/Warrant, as modified by the procedures specified herein and/or on the Ballot and Notice of Intent to Exercise/Convert. All Existing Options/Warrants with respect to which the holder does not elect to exercise in accordance with the Plan shall expire, be extinguished, and have no further force or effect. Upon exercise, each holder of Existing Options/Warrants shall receive the same treatment as if it had exercised its Existing Options/Warrants for shares of Existing NTI Series B Common Stock in class 1I. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election, as set forth in section 4.11 of the Plan with respect to the shares of Existing NTI Series B Common Stock into which such holder's Existing Options/Warrants are deemed converted upon exercise pursuant to section 4.12 of the Plan, subject to the limitations set forth in the definition of "Allocation Election" in section 1.8 of the Plan. All shares of Existing NTI Series B Common Stock issued or deemed issued under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           All other holders of options and warrants are deemed to hold Expired Options/Warrants, which have no remaining equity interest and thus, shall not receive or retain any property or rights under the Plan. The holders of Expired Options/Warrants are classified in class 1K, are unimpaired, and are deemed to accept the Plan.

           12. EXERCISE OF CONVERSION RIGHTS

           Each holder of an Allowed claim having a contractual right to convert such claim into shares of Existing NTI Series B Common Stock or shares of NTI Series C Common Stock, other than holders of Bridge Noteholders Claims, may elect, for all or any portion of such claim at any time prior to the Conversion/Exercise Election Deadline, to receive the same consideration as if it had converted its instrument into shares of Existing NTI Series B Common Stock, with such election to be effective on the Effective Date, in accordance with any applicable order entered by the Bankruptcy Court with respect to such Allowed claim or, if no such Bankruptcy Court order exists, then in accordance with the terms and provisions of the documents underlying such claim, as modified or implemented by the procedures specified herein and/or on the Ballot and Notice of Intent to Exercise/Convert; provided, however, that such rights shall be limited by the Debtors, in their sole discretion, to the extent necessary to avoid any violation of any FCC rule, regulation or requirement in effect at the time of such conversion; and further provided that no shares of NTI Series C Common Stock shall be deemed issuable or deemed issued in respect of such conversion rights; instead, one share of Existing NTI Series B Common


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
Stock shall be issuable for each share of NTI Series C Common Stock that would be issuable but for this proviso. (20) Confirmation of the Plan is a "liquidity event", as that term is defined in the Debtors' outstanding securities and instruments, thereby triggering, inter alia, conversion or vesting. For purposes of treatment under the Plan, the portion of an Allowed claim as to which a conversion election is made shall cease to be an Allowed claim and shall receive the same treatment as if the portion of the claim to which the conversion election is applicable had been converted into shares of Existing NTI Series B Common Stock. The Notice of Election submitted by each such holder shall indicate such holder's Allocation Election, as set forth in section 4.11 of the Plan with respect to the shares of Existing NTI Series B Common Stock into which such holder's claim (or portion thereof) is deemed converted pursuant to section
4.14 of the Plan, subject to the limitations set forth in the definition of "Allocation Election" in section 1.8 of the Plan. Any portion of an Allowed claim subject to conversion under section 4.14 of the Plan, but not so converted, shall continue to be an Allowed claim in the appropriate class for the amount not converted and shall receive the treatment accorded to the holders of Allowed claims in such class. All shares of Existing NTI Series B Common Stock outstanding or deemed outstanding under the Plan shall be cancelled or deemed cancelled on the Acquisition Closing Date upon payment of the Aggregate Acquisition Consideration.

           13. CONFIRMATION BONUS POOL FOR CURRENT ACTIVE EMPLOYEES

           As set forth in section V.D. hereof, NextWave attracted a highly talented and experienced management group to lead its development. Despite the strains and perils faced by NextWave over the past almost nine (9) years, this management team has remained largely intact and, with a core group of employees, consultants, advisors and professionals, has led NextWave through its successful 5-year litigation with the FCC, the build out of a nationwide Initial Network, the FCC Global Resolution, the disposition of certain PCS Licenses for nearly $5.4 billion, and the restructuring proceedings that have resulted in the proposal of the Plan. Estates that were insolvent by billions of dollars on the Petition Dates will have distributed over $8 billion to creditors and equity interest holders, including the cash and PCS licenses previously distributed to the FCC under the Global Resolution Agreement, which is an increase of over $13 billion in the value of the estates since the Petition Dates.

           In addition to persevering through the uncertainties of litigation and financial distress, the NextWave team has foregone other major opportunities and resolutely maintained their commitment to salvaging and resurrecting value for creditors and shareholders despite NextWave's financial inability to reward and incentivize such performance during a very uncertain period. In recognition of the value created for the estates by the NextWave team, the Plan provides for a pool of (i) 10,287,500 shares of Existing NTI Series B Common Stock and (ii) the number of Reorganized NWI Equity Interests equal to the sum of (A) the product of (1) 10,287,500 multiplied by the Per Share Cash Distribution Amount and (2) 1.2, (B) 3,910,278.75, and (C) 10,287,500 (the "Current Active Employee


(20) As stated earlier, QUALCOMM holds a note that is convertible into shares of NTI Series C Common Stock at $0.39 per share. Because no shares of NTI Series C Common Stock are outstanding and because shares of NTI Series C Common Stock convert to shares of Existing NTI Series B Common Stock on a one to one basis, QUALCOMM shall be entitled to receive, to the extent it chooses to exercise its conversion rights under its convertible note, at a cost of $0.39 per share, the same consideration under the Plan and Disclosure Statement applicable to holders of Existing NTI Series B Common Stock.


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
Confirmation Bonus Pool") to be granted to Current Active Employees and the outside directors based upon merit and performance throughout the Chapter 11 Cases. (21) The allocation of the Current Active Employee Confirmation Bonus Pool will be determined by the Bonus Pool Committee which will be comprised of
(i) the Chief Executive Officer of NTI, (ii) the Chair of the Committee and
(iii) an equity interest holder (that is not an insider) representative to be agreed upon by the other two representatives (together, the "Bonus Pool Committee"). The Bonus Pool Committee will consult with the Board of Directors of NTI, the Committee, and the senior management and the advisors and constituents of each of the Debtors and the Committee, as it deems appropriate, as described in section 1.16 of the Plan.

           Grants from the Current Active Employee Confirmation Bonus Pool will be allocated by the Bonus Pool Committee (with the Chief Executive Officer recused from the determination of his grant). Mr. Salmasi shall receive his entire grant in Reorganized NWI Equity Interests and Mr. Cassou shall receive at least 72.6% of his grant in Reorganized NWI Equity Interests. Grants to the directors, other than Mr. Salmasi, will also be made to William Webster, Allan Puckett, and Kevin Finn (who may also receive additional shares and/or interests as a member of senior management). In addition to those officers and directors named above, there are approximately 50 Current Active Employees who are eligible to receive grants from the Current Active Employee Confirmation Bonus Pool. Grant allocations to such other Current Active Employees will start at 5,000 shares and/or interests and will vary depending upon tenure, performance, merit and contribution.

           The Current Active Employee Confirmation Bonus Pool is subject to approval by the Court as reasonable under section 1129(a)(4) of the Bankruptcy Code. If the Court does not approve the Current Active Employee Confirmation Bonus Pool as reasonable, the Debtors can utilize what is determined to be a reasonable bonus pool, which would be allocated by the Bonus Pool Committee. Such a ruling would not prevent confirmation of the Plan. No Professional Persons are participating in the Current Active Employee Confirmation Bonus Pool.

           14. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

           The Bankruptcy Code requires that all Administrative Claims against the Debtors' estates be paid in full in cash on the Effective Date of the Plan, unless the holder of such a claim agrees to a different treatment. Administrative Claims and Priority Tax Claims are not classified under the Plan. Except to the extent the holders of such claims have agreed to a different treatment, (i) holders of Administrative Claims shall receive cash in full payment of such claims within ten (10) days after a Bankruptcy Court order allowing an Administrative Claim has been entered on the Bankruptcy Court's docket and (ii) holders of Priority Tax Claims shall receive, on account of such claims, cash in full on the Creditor Distribution Date, plus Post-Petition


----------------------
(21) Persons who are allocated shares of Existing NTI Series B Common Stock from the Current Active Employee Confirmation Bonus Pool shall receive, with respect to such share allocation, the treatment accorded to holders of Existing NTI Series B Common Stock in class 1I of the Plan. Each Person allocated shares of Existing NTI Series B Common Stock from the Current Active Employees Confirmation Bonus Pool shall indicate on the Notice of Election such Person's intent regarding the Allocation Election.

Interest, unless the holder has agreed to a different treatment. To date, as stated earlier (see page 35), approximately $11.2 million in Administrative Claims have been Allowed against the Debtors' estates (not including professional fees). Approximately $57,000 in Priority Tax Claims have been asserted.

           Pursuant to section 5.1.1 of the Plan, holders of Administrative Claims arising from March 31, 2004, through the Confirmation Date, other than Professional Persons holding Fee Claims, must file with the Bankruptcy Court a request for payment of such claims within thirty (30) days after the Confirmation Date. Pursuant to section 5.1.4 of the Plan, Professional Persons holding Fee Claims that have not been the subject of a final fee application and accompanying Bankruptcy Court order shall similarly file a final application for payment of fees and reimbursement of expenses no later than the date that is thirty (30) days after the Confirmation Order becomes a Final Order.

           The Debtors believe that certain Professional Persons are entitled to bonuses or fee enhancements based upon their contribution to the success of these proceedings, and that certain other Professional Persons may seek bonuses or fee enhancements of their own accord. Because the Debtors are solvent, and given the contribution of Professional Persons in support of the Debtors' senior management in achieving the dramatic increase in value of their estates, the Debtors believe certain bonuses will be appropriate. Accordingly, under the Plan the Debtors are creating a Professional Fee Committee comprised of (i) the Chief Executive Officer of NTI, (ii) the Chair of the Committee and (iii) an equity interest holder representative to be agreed upon by the other two representatives. The Professional Fee Committee will make recommendations, which will be subject to Bankruptcy Court approval, with respect to bonuses for individual professionals or firms. To the extent the Professional Fee Committee does not recommend the granting of a bonus to a specific Professional Person, or such Professional Person does not agree with such recommendation, the Plan preserves such Professional Person's right to submit such request for allowance of a bonus or fee enhancement claim to the Bankruptcy Court as a request for payment of an Administrative Claim. The Professional Fee Committee will consult with the Board of Directors of NTI, the Committee, and such other senior management of NTI and the advisors and constituents of each of the Debtors and the Committee as appropriate. The Professional Fee Committee has not yet made recommendations with respect to bonuses or fee enhancements but the Debtors have created a reserve in the amount of $13 million in anticipation thereof.

           Certain success fees and payments to advisors of constituents have previously been made, following approval by the Bankruptcy Court. Pursuant to an order dated September 9, 2004, the Debtors financial advisors received a payment of $25.2 million as payment of success and transaction fees as a result of the sale of licenses to Cingular, Verizon and MetroPCS, as well as the Global Resolution with the FCC. The payment to UBS included work UBS has and will continue to do through the Effective Date. The Debtors have also reached a tentative agreement, subject to Bankruptcy Court approval to make a payment of $5.85 million to Lazard Freres & Co. LLC ("Lazard"), which includes a success fee of $3.75 million. As with UBS, the payment to Lazard is payment in full for the work they have done and will do through the Effective Date. Further, under the Global Resolution, the Debtors agreed to make, pursuant to the FCC Sharing Stipulation, a payment to the FCC of $10 million to satisfy the fees of the FCC's outside counsel, Kirkland & Ellis LLP, and their financial advisors, N M Rothschild & Sons Limited, for their work in conjunction with the sale of licenses to Cingular and the Global Resolution with the FCC.

           The remainder of section 5.1 of the Plan provides the procedure for determining and resolving Administrative Claims.

           15. DIP FINANCING

           As of the date hereof, there are no outstanding DIP loans. However, as stated earlier, under the Original, Second and Third DIP Financings, D&P, BFD and Resurgence have certain DIP Loan Deferred Payment Rights (see page 28). On account of such DIP Loan Deferred Payment Rights, each of D&P, BFD and Resurgence (or the current holders of the DIP Loan Deferred Payment Rights) shall receive, on the Creditor Distribution Date, their pro rata share of cash as follows: (i) D&P -- $28.3 million; (ii) Resurgence -- $62,963,145; and (iii) BFD -- $200 million. The payment of such amounts shall satisfy in full all DIP Loan Deferred Payment Rights, and such rights shall be deemed terminated and expired under the Plan.

           16. CLARITY CLAIM

           The holder of the Clarity Claim shall receive, on the Creditor Distribution Date, on account of and in full satisfaction of such claim, $1 million in cash.

           17. BREAK-UP PAYMENT TO VERIZON

           If the Break-Up Payment is owing under the terms of the Acquisition Agreement, then the same shall be paid as provided in the Acquisition Agreement.

B.         PROCEDURES FOR ELECTIONS AND CONVERSIONS

           As discussed, the Plan provides for holders of certain claims and equity interests to make elections to (i) exercise or convert their holdings into shares of Existing NTI Series B Common Stock, and/or (ii) elect to receive fewer or more Reorganized NWI Equity Interests than that provided under the Standard Entitlement pursuant to an Allocation Election on account of the shares of Existing NTI Series B Common Stock held by or issuable to such holders in connection with such exercise or conversion. Set forth below is information relative to such elections and conversion.

           1. ELECTIONS BY HOLDERS OF EXISTING OPTIONS/WARRANTS

           Each holder of an Existing Option/Warrant will receive, with a copy of this Disclosure Statement, a Notice of Intent to Exercise/Convert, the form of which has previously been approved by the Bankruptcy Court, on which to indicate such holder's intent to exercise or convert all or a portion of such holder's Existing Options/Warrants into shares of Existing NTI Series B Common Stock. Each holder of an Existing Option/Warrant may choose to exercise some or all of such holder's Existing Options or Existing Warrants, and receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock (class 1I) for the shares of Existing NTI Series B Common Stock issuable on account of such exercise (holders who have previously converted their holdings, will not receive such notice). A Notice of Intent to Exercise/Convert must be received by the Tabulation Agent (or have been received by the Debtors) by the Conversion/Exercise Election Deadline.(22) If the holder of Existing Options/Warrants has failed or fails to timely submit a Notice of Intent to Exercise/Convert, then such holder's Existing Options/Warrants will be deemed expired, extinguished and terminated. Similarly, if a holder of Existing Options/Warrants chooses to exercise only a portion of such holder's Existing Options/Warrants, then the remaining unexercised Existing Options/Warrants will be deemed expired, extinguished and terminated.

           Each holder of Existing Options/Warrants will also receive a Notice of Election on which such holder may make an Allocation Election to receive fewer or more Reorganized NWI Equity Interests than such holder's Standard Entitlement provided under section 4.11 of the Plan. The Notice of Election must be received by the Tabulation Agent by the Voting Deadline. The failure to submit a timely Notice of Election will result in the holder being deemed to have elected to receive the Standard Entitlement. For further information regarding the limitations and effect of an Allocation Election, see "Elections by Holders of Existing NTI Series A Common Stock, Existing Series B Common Stock, and Persons Allocated Shares of Existing NTI Series B Common Stock from the Current Active Employee Confirmation Bonus Pool," set forth below.

           As stated earlier, any exercise of Existing Options/Warrants will be cashless. Therefore, to the extent a holder of Existing Options/Warrants opts to exercise such holdings and elects to receive the Standard Entitlement, the amount of cash payable to such holder under the Plan will be the difference between (i) the aggregate number of shares issuable to such holder under the Existing Options/Warrants held by such holder multiplied by $6.79 and (ii) the aggregate number of shares issuable to such holder upon exercise of such Existing Options/Warrants multiplied by the exercise price. Thus, for example, if the Standard Entitlement is made for an Existing Warrant exercisable into 100,000 shares of Existing NTI Series B Common Stock at $3.00 per share, the Existing Warrant holder would receive $379,000 (less applicable taxes), calculated as follows:


------------------------
(22) As defined in the Plan, the "Conversion/Exercise Election Deadline" is the date set by the Bankruptcy Court by which a Notice of Intent to Exercise/Convert must be received for a party to exercise Existing Options/Warrants or conversion rights (other than the conversion rights under the Bridge Notes) as set forth in sections 4.12 and 4.14 of the Plan, which date shall be (i) for Existing Options, (A) for current employees, the earliest of (x) the expiration date of the respective option agreement(s), (y) thirty (30) days following the termination of employment and (z) the Voting Deadline, and (B) for those Persons who submitted a timely Notice of Intent to Exercise/Convert under the Original Plan and who held options on the NTI Petition Date, the Voting Deadline; (ii) for Existing Warrants, the Conversion/Exercise Election Deadline is the earlier of (A) the date established by Bankruptcy Court order with respect to a particular holder of Existing Warrants and (B) the Voting Deadline; and
     (iii) for other holders of convertible instruments (except Bridge Notes), the Conversion/Exercise Election Deadline is the earlier of (A) the date established by Bankruptcy Court order with respect to such holder's convertible instrument and (B) the Voting Deadline.

           (100,000 shares x $6.79 per share) - (100,000 shares x. $3.00 per share) = $379,000 (less applicable taxes).

           Such holder would also receive certificates representing Tax Escrow Notes in the amount of $30,810 (100,000 x $.3801) and 100,000 interests in NWI.

           IN ALL INSTANCES, APPROPRIATE DEDUCTIONS WILL BE MADE FROM ANY CASH PAYMENT FOR ANY WITHHOLDING TAXES AND OTHER TAXES AS REQUIRED BY APPLICABLE LAW.

           2. ELECTIONS BY BRIDGE NOTEHOLDERS

           Each holder of a Bridge Noteholders Claim has already been provided with a Bridge Noteholders Conversion Election Notice, the form of which was approved by the Bankruptcy Court, on which to indicate such holder's intent to receive the same consideration in satisfaction of some or all of its Bridge Noteholders Claim as if it has converted such portion of its Bridge Notes into shares of Existing NTI Series B Common Stock. Any Bridge Noteholders Conversion Election Notice that was received by the Debtors after the Bridge Noteholders Conversion Election Deadline shall be invalid and of no force or effect, and such Bridge Noteholders shall receive cash in consideration for their claims.(23)

           Each holder of a Bridge Noteholders Claim will receive, with a copy of this Disclosure Statement, a Notice of Election on which such holder may make an Allocation Election to receive fewer or more Reorganized NWI Equity Interests than such holder's Standard Entitlement provided under section 4.11 of the Plan. The Notice of Election must be received by the Tabulation Agent by the Voting Deadline. The failure to submit a timely Notice of Election will result in the holder being deemed to have elected to receive the Standard Entitlement. For further information regarding the limitations and effect of an Allocation Election, see "Elections by Holders of Existing NTI Series A Common Stock, Existing Series B Common Stock, and Persons Allocated Shares of Existing NTI Series B Common Stock from the Current Active Employee Confirmation Bonus Pool," set forth below.

           3. ELECTIONS BY HOLDERS OF CONVERTIBLE INSTRUMENTS

           Each holder of an Allowed claim having a contractual right to convert such claim into shares of Existing NTI Series B Common Stock or NTI Series C Common Stock will receive, with a copy of this Disclosure Statement, a Notice of Intent to Exercise/Convert on which to indicate such holder's intent to convert all or a portion of such holder's claim into shares of Existing NTI Series B Common Stock. (24) Each holder of a conversion right may choose to convert all


----------------------------
(23) As defined in the Plan, the "Bridge Noteholders Conversion Election Deadline" was December 31, 2004.

(24) As stated earlier, all aspects of the Plan and Disclosure Statement applicable to instruments convertible into shares of Existing NTI Series B Common Stock applies to the note held by QUALCOMM which is convertible into shares of NTI Series C Common Stock.

or a portion of such holder's underlying claim, and receive the treatment for the amount so converted as accorded to holders of shares of Existing NTI Series B Common Stock (class 1I) for the shares of Existing NTI Series B Common Stock issuable on account of such conversion (holders who have previously submitted a Notice of Intent to Exercise/Convert or have previously converted their holdings, will not receive another such notice). A Notice of Intent to Exercise/Convert must be received by the Tabulation Agent (or have been received by the Debtors) by the Conversion/Exercise Election Deadline. (25) If the holder of a right to convert has failed or fails to timely submit a Notice of Intent to Exercise/Convert, then such holder's conversion rights will be deemed expired, extinguished and terminated. If a holder of a conversion right chooses to exercise such right with respect to only a portion of such holder's claim, then the remaining unconverted portion of the claim will receive the treatment accorded to holders of other claims in the same class in which such claim was classified.

           Each holder of an Allowed claim having a contractual right to convert such claim into shares of Existing NTI Series B Common Stock will also receive a Notice of Election on which such holder may make an Allocation Election to receive fewer or more Reorganized NWI Equity Interests than such holder's Standard Entitlement provided under section 4.11 of the Plan. The Notice of Election must be received by the Tabulation Agent by the Voting Deadline. The failure to submit a timely Notice of Election will result in the holder being deemed to have elected to receive the Standard Entitlement. For further information regarding the limitations and effect of an Allocation Election, see "Elections by Holders of Existing NTI Series A Common Stock, Existing Series B Common Stock, and Persons Allocated Shares of Existing NTI Series B Common Stock from the Current Active Employee Confirmation Bonus Pool," set forth below.

     4. ELECTIONS BY HOLDERS OF EXISTING NTI SERIES A COMMON STOCK, EXISTING NTI SERIES B COMMON STOCK, AND PERSONS ALLOCATED SHARES OF EXISTING NTI SERIES B COMMON STOCK FROM THE CURRENT ACTIVE EMPLOYEE CONFIRMATION BONUS POOLS

           Each (i) holder of shares of Existing NTI Series A Common Stock, (ii) holder of shares of Existing NTI Series B Common Stock and (iii) Persons allocated shares of Existing NTI Series B Common Stock from the Confirmation Bonus Pools will receive, with a copy of this Disclosure Statement, a Notice of Election on which such holders may make their Allocation Election to receive fewer or more Reorganized NWI Equity Interests than such holder's Standard Entitlement provided under section 4.11 of the Plan. The Notice of Election must be received by the Tabulation Agent by the Voting Deadline. The failure to submit a timely Notice of Election will result in the holder being deemed to have elected to receive the Standard Entitlement. Any beneficial owner of Existing NTI Series B Common Stock holding shares through a bank, brokerage or other custodian firm, or nominee (each, a "Security Intermediary" and collectively, the "Security Intermediaries") must arrange for the Security Intermediary to effect any election on their behalf. The failure to effect an election will result in the beneficial owner being deemed to have elected to receive the Standard Entitlement.

(25) See note 22, supra, for the definition of "Conversion/Exercise Election Deadline."

           Under the Plan, each holder (or deemed holder) of shares of Existing NTI Series B Common Stock is entitled to receive for each share of Existing NTI Series B Common Stock held (or deemed held) by such holders the following (the "Standard Entitlement"):

          o    Cash in an amount equal to the Per Share Cash Distribution
               Amount; and

          o    one Reorganized NWI Equity Interest.

           In addition, each holder (or deemed holder) of shares Existing NTI Series B Common Stock is entitled to receive one (1) certificate representing a Tax Escrow Note or an interest in a global Tax Escrow Note.

           Pursuant to an Allocation Election, a holder (or deemed holder) of shares of Existing NTI Series B Common Stock may make a Reduction Election to receive fewer Reorganized NWI Equity Interests or an Increase Election to receive greater Reorganized NWI Equity Interests than such holder's Standard Entitlement under section 4.11 of the Plan, and thereby, subject to the proration provisions below, (1) increase the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each Reorganized NWI Equity Interest that such holder elects to forego pursuant to its Reduction Election or (2) reduce the aggregate amount of Cash to be received under the Standard Entitlement by an amount equal to $1.00 for each additional Reorganized NWI Equity Interest that such holder elects to receive pursuant to its Increase Election, as the case may be; provided, however, that Reduction Elections and Increase Elections, respectively, shall only be satisfied if and to the extent that offsetting elections have been made by other holders of Existing NTI Series B Common Stock. To the extent that any Reduction Elections or Increase Elections cannot be satisfied in full, the applicable elections shall be reduced for all holders making such election on a pro rata basis (based on the number of shares of Existing NTI Series B Common Stock for which such holder has made the applicable election as compared to the total number of shares of Existing NTI Series B Common Stock for which all holders have made the applicable election). (26)

           A holder (or deemed holder) of shares of Existing NTI Series B Common Stock may make an Allocation Election by indicating the number of Reorganized NWI Equity Interests such holder elects to receive on the Notice of Election. No Allocation Election by a holder (or deemed holder) of shares of Existing NTI Series B Common Stock to receive an additional number of Reorganized NWI Equity Interests in excess of the number such holder would have received under the Standard Entitlement will be satisfied if such excess number of Reorganized NWI Equity Interests would have a value (based on $1.00 per Reorganized NWI Equity Interest) in the aggregate in excess of the amount of Cash such holder would have received under the Standard Entitlement, and such holder will receive the Standard Entitlement.

           Furthermore, no director, officer or employee, or controlled affiliates thereof, of the Debtors is permitted to make an election to receive fewer Reorganized NWI Equity Interests, but may elect to receive more Reorganized NWI Equity Interests than the number such holder would have received under the Standard Entitlement.


(26) Mr. Salmasi, or companies controlled by him, including but not limited to Navation Inc., has offered, and committed, to make an Increase Election to acquire an additional $50 million of Reorganized NWI Equity Interests.

           As soon as practical after the Equity Distribution Date, Reorganized NWI shall inform, in writing to, the Disbursing Agent, the value of the assets of Reorganized NWI, including the Retained Cash. The Disbursing Agent shall apprise, in writing, the holders of Distributed Reorganized NWI Equity Interests of such valuation. Holders considering an Allocation Election should carefully review the risk factors relating to the operations of Reorganized NWI and the Reorganized NWI Equity Interests on pages 89-96. Holders of Reorganized NWI Equity Interests should be prepared to face a lack of liquidity for their investment for an undetermined period of time.

C.         CAPITALIZATION

           1. CURRENT CAPITALIZATION

           The current capitalization of the Debtors is as follows:

            NEXTWAVE PROFORMA CAPITALIZATION AS OF DECEMBER 31, 2004


                                                          Projected at 12/31/04                   Pro Forma for Acquisition
  ------------------------------------------------------- -------------------------------- -------------------------------------
  CASH [1]
  Projected Cash on Hand                                                    $877,512,000
  Restricted Cash in Escrow                                                   20,930,680
  Cash From Options and Warrants Conversion                                   75,398,959
  ------------------------------------------------------- -------------------------------- -------------------------------------
  Projected Cash from Acquisition                                                                                 2,835,000,000
  ------------------------------------------------------- -------------------------------- -------------------------------------
  TOTAL CASH                                                                $973,841,639                         $3,808,841,639
  ------------------------------------------------------- -------------------------------- -------------------------------------

  LIABILITIES AND OBLIGATIONS
  FCC OBLIGATIONS
        FCC Section 3 Payment                                                 71,875,000
        Sharing Payment Escrow                                                   800,000
  ------------------------------------------------------- -------------------------------- -------------------------------------
        Expense Reimbursement                                                 10,000,000
  ------------------------------------------------------- -------------------------------- -------------------------------------
        Total FCC Payments                                                    82,675,000

  CONVERTIBLE DEBT [2]
        Bridge Notes                                                                   -
        Other Convertible Debt                                                         -
  ------------------------------------------------------- -------------------------------- -------------------------------------
        Total Convertible Debt                                                         -

  NON-CONVERTIBLE DEBT [3]

  ------------------------------------------------------- -------------------------------- -------------------------------------
        TOTAL NON-CONVERTIBLE DEBT                                          $163,484,420

  Administrative Claims [4]                                                  $59,738,177
  ------------------------------------------------------- -------------------------------- -------------------------------------
  TOTAL DEBT INCLUDING FCC OBLIGATIONS                                      $305,897,597
  ------------------------------------------------------- -------------------------------- -------------------------------------

  ------------------------------------------------------- -------------------------------- -------------------------------------
  Net Cash before DIP Deferred Payment                                      $667,944,042                         $3,502,944,042

  Less:  DIP Conversion Obligation                                          (291,263,145)
  ------------------------------------------------------- -------------------------------- -------------------------------------
  NET CASH AT CONFIRMATION                                                  $376,680,897                         $3,211,680,897 (27)
  ------------------------------------------------------- -------------------------------- -------------------------------------

  RETAINED CASH                                                                                                    $550,000,000

  ESTIMATED CASH DISTRIBUTION AMOUNT                                                                             $2,661,680,897
  ESTIMATED PER SHARE CASH DISTRIBUTION AMOUNT                                                                  $6.79 PER SHARE
  ------------------------------------------------------- -------------------------------- -------------------------------------

NOTES:

[1] Pro Forma for conversion of warrants and options. Assumes that no additional amounts in excess of $165 million are payable from the Purchase Price pursuant to section 7.2(j) of the Acquisition Agreement.

[2] Assumes conversion of $341.0 million of Bridge Notes, convertible at $4.00 per share, and conversion of $27.5 million of other convertible debt, with average conversion price of $3.96 per share.

--------------------
(27) The Escrow Amount is not included in Pro Forma Cash because it will not in any circumstances be returned to NextWave.

[3] Non-convertible debt includes estimated value for General Unsecured Claims (including accrued interest).

[4] Administrative Claims include estimated professional and advisory fees and amounts reserved for bonuses and fee enhancements allocated by the Professional Fee Committee.

           The fully diluted shares of NTI as of December 31, 2004 is as follows:

SHARE COUNT SUMMARY
-------------------

(MM) 12/31/04
-------------------------------------------------- ----------------
Class A Shares                                                36.2
Class B Shares                                               251.5
Warrants                                                      16.4
Options Issued1                                               23.3
Bridge Debt ($4.00/share)                                     58.2
Convertible Debt2                                              6.3
-------------------------------------------------- ----------------
TOTAL SHARE COUNT                                              392
-------------------------------------------------- ----------------
Note:

1     Exercise prices of $0.25 to $5.00 per share

2     Conversion prices of $5.00 and $0.39 per share

           2. CEO ALLOCATION COMMITMENT

           On a fully diluted basis (after accounting for the conversion of Existing NTI Series A Common Stock into Existing NTI Series B Common Stock under the Plan), the current CEO and his affiliated entity, Navation, hold approximately ten percent (10%) of all outstanding shares of Existing NTI Series B Common Stock. The cumulative holdings of the current CEO and his affiliated entity, Navation, total 40,769,744; the aggregate holding of all other employees (i.e., shares, warrants and options) is 20,734,311. (28) Mr. Salmasi, or companies controlled by him, including but not limited to Navation, has offered, and committed, to make an Increase Election to acquire an additional $50 million of Reorganized NWI Equity Interests.


--------------------
(28) Mr. Salmasi will receive his entire grant under the Current Active Employee Confirmation Bonus Pool in Reorganized NWI Equity Interests.

D.         DESCRIPTION OF REORGANIZED NWI

1.         OVERVIEW

           Following the Equity Distribution Date, Reorganized NWI will be a privately held Delaware limited liability company owned by the former holders of Existing NTI Series B Common Stock. Reorganized NWI will have one direct wholly-owned subsidiary, NextWave Broadband, which, in turn, will have one direct wholly-owned subsidiary, TC. NextWave Broadband was formed in November 2004 in anticipation of the internal restructuring and transactions contemplated under the Plan, and to act as the operating company for the post-emergence broadband wireless business. TC was formed before the Subsidiary Debtors filed for bankruptcy to develop CDMA-based products and to provide engineering services to NextWave and others. TC is not a debtor in bankruptcy.

           In addition to the stock of NextWave Broadband and TC, Reorganized NWI's other assets will include $550 million in Retained Cash.

           Reorganized NWI and its subsidiaries will continue to be liable for obligations incurred in connection with the business conducted by NextWave Broadband and TC, neither of which is a Debtor subject to the discharge provisions of the Plan. In addition, pursuant to the Plan, all liabilities of the Debtors not discharged pursuant to the Plan will be assumed by NextWave Broadband. The Debtors do not believe that any such liabilities exist, although there can be no assurances.

           Pursuant to the Acquisition Agreement, NextWave Broadband will indemnify NTI, the License Subsidiaries and VZW from any losses arising out of or in connection with NTI, the License Subsidiaries, the operation of NTI prior to the closing, the issuance of the New NTI Common Stock to VZW and any violation of an order enjoining persons from asserting claims against NTI or the License Subsidiaries.

           The following is an estimated consolidated pro forma balance sheet for Reorganized NWI:

                              NEXTWAVE WIRELESS LLC
                           PRO FORMA POST CONFIRMATION
                           CONSOLIDATED BALANCE SHEETS
                                   (In 000's)
 ASSETS
   Current Assets:
    Cash                                                   $   550,000


                                                          ------------
    Total current assets                                   $   550,000
                                                          ------------

   Property, plant and equipment, net                      $    14,568
   FCC licenses                                                 16,000
   Investment in subsidiaries/affiliates                           480
   Other long term assets                                        5,600
                                                          ------------
    Total long term assets                                 $    37,128
                                                          ------------

                                                          ------------
    Total Assets                                           $   587,128
                                                          ============

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Liabilities:
    Accounts payable                                       $     2,000
    Accrued other                                                1,000
                                                          ------------
     Total liabilities                                     $     3,000
                                                          ------------

 Shareholders' Equity (Deficit):
   Member's Interest                                       $        50
   Additional Paid in Capital                              $   584,078

                                                          ------------
    Total Liabilities and Equity                           $   587,128
                                                          ============

           2. DESCRIPTION OF LIMITED LIABILITY INTERESTS IN REORGANIZED NWI

           Each Member's ownership interest in Reorganized NWI will be represented by limited liability company interests, which will be certificated and will constitute the only equity security of Reorganized NWI. The percentage of equity ownership in Reorganized NWI represented by each interest will depend on the total number of Allowed equity interests receiving Reorganized NWI Equity Interest pursuant to the Standard Entitlement.

           Pursuant to the Amended and Restated Limited Liability Company Agreement for Reorganized NWI, to be filed as a Plan Document (the "Reorganized NWI Agreement"), all members holding interests will be entitled to one vote for each interest held by such member. As noted above, on a fully diluted basis (after accounting for the conversion of Existing NTI Series A Common Stock into Existing NTI Series B Common Stock under the Plan), the current CEO and his affiliated entity, Navation, hold approximately ten percent (10%) of all outstanding shares of Existing NTI Series B Common Stock. See "Certain Risk Factors - Restrictions in Transfer; Control." The initial board of managers of Reorganized NWI shall, at a minimum, consist of seven (7) members as follows: three (3) senior members of the Debtors' current management team, including the Chief Executive Officer, two (2) independent managers who shall initially be William Webster and Doug Manchester, and two (2) independent managers who shall be representatives of two (2) of the larger outside interest holders of Reorganized NWI. The initial term of the board of managers of Reorganized NWI shall be two (2) years with one (1) year terms thereafter. Reorganized NWI shall have a Compensation Committee and a Corporate Governance Committee and such other committees as the board of managers of Reorganized NWI shall determine. The acts and decisions of the Compensation Committee and the Corporate Governance Committee shall require the consent of a majority of the members of such committees. Such Compensation Committee and such Corporate Governance Committee shall be composed of Mr. Webster and Mr. Manchester and the Chief Executive Officer of Reorganized NWI. Reorganized NWI will not have a staggered board of managers. The Reorganized NWI Equity Interests will not be listed on any nationally recognized market or exchange and, other than as part of a public sale of Reorganized NWI's securities or as part of a transaction with an affiliate of such member, all members will be restricted from transferring their Reorganized NWI Equity Interests to another person or entity.

           NextWave does not intend to pay any cash distributions on interests in Reorganized NWI for the foreseeable future; NextWave intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash distributions on its interests. Payment of any future distributions on its interests will depend upon its earnings and capital requirements and any other factors the board of Reorganized NWI considers appropriate.

           The foregoing description is only a summary, and you should refer to the Reorganized NWI Agreement for a full description of the rights and restrictions associated with the Reorganized NWI Equity Interests.

           3. DESCRIPTION OF THE TAX ESCROW NOTES

           Reorganized NWI will issue a non-recourse note or notes, in the form filed as a Plan Document, to holders (or deemed holders) of Existing NTI Series B Common Stock or to the Tax Escrow Note Trustee, in global form. The Tax Escrow Notes will not bear interest, and will have an aggregate principal amount equal to $149 million, plus any Increased Amount (as defined in the Acquisition Agreement). The principal amount of the Tax Escrow Notes will be payable no later than ten (10) Business Days following the Escrow Termination Date.

           No holder of any Tax Escrow Notes shall have recourse against Reorganized NWI or its assets or its affiliates, except to the extent that Reorganized NWI receives any portion of the Released Escrow Amount or otherwise does not comply with any of the Tax Escrow Documents, or any of the other Reorganized Debtors, VerizonWireless, VZW Corp. or any of their respective affiliates or the assets of any of the Reorganized Debtors (other than Reorganized NWI to the extent indicated above), VerizonWireless, VZW Corp. or any of their respective affiliates, or the Acquisition Agreement Escrow Account, in each case for payment of any amounts under the Tax Escrow Notes. Any claims under the Tax Escrow Notes (except as indicated above with respect to Reorganized NWI) will only be satisfied out of the Released Escrow Amount.

           The Tax Escrow Notes shall be secured by a first-priority security interest in the Tax Escrow Note Account. Following the issuance of the Tax Escrow Notes, the Acquisition Agreement Escrow Account shall remain subject to the first-priority security interest held by VerizonWireless and VZW Corp., and NWI shall continue to exercise all of its rights and privileges under the Escrow Agreement (and the holders of the Tax Escrow Notes shall have no power to exercise such rights and privileges). The tax treatment of the Tax Escrow Notes shall be as set forth in section 7.12 of the Plan and Article XI of this Disclosure Statement and shall be reflected in the Tax Escrow Notes.

           4. EXECUTIVE OFFICERS AND MANAGERS OF REORGANIZED NWI

           Information regarding the current executive officers and directors of NextWave is set forth on pages 43-46. As stated previously, the board of managers of Reorganized NWI will be comprised of seven (7) members, as follows: three (3) senior members of the Debtors' current management team, including Mr. Salmasi, two (2) independent managers who shall initially be William Webster and Doug Manchester, and two (2) additional independent managers who shall be representatives of two (2) of the larger outside interest holders of Reorganized NWI. The identities of the remaining individuals and the proposed compensation for the Board will be disclosed prior to the commencement of the Confirmation Hearing.

           5. STOCK OPTION PLAN

           Following the Effective Date, the Compensation Committee of the board of managers of Reorganized NWI, as it may deem appropriate, may adopt a stock option plan and/or stock option agreements pursuant to which options to acquire up to 10% of the Reorganized NWI Equity Interests shall be reserved for management, consultant and/or employee programs to be implemented by the board of managers of Reorganized NWI, and containing such terms and conditions as shall be determined by the Compensation Committee of the board of managers of Reorganized NWI, substantially in the form submitted to the Bankruptcy Court for approval as a Plan Document.

                            IX. CERTAIN RISK FACTORS

A.         BUSINESS RISKS

           The risk factors enumerated below assume the confirmation and consummation of the Plan and all transactions contemplated therein, and do not include matters that could prevent or delay confirmation.

           1. THE PLAN AND THE ACQUISITION AGREEMENT

           There can be no assurance that the closing under the Acquisition Agreement will occur or that the Plan will be confirmed. If equity interest holders do not vote in favor of the Plan, as well as for other reasons, the Plan may not be confirmed. In such circumstance, the Acquisition Agreement may not


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
close and it is unclear what distributions holders of equity interests would receive. If the Acquisition Agreement is terminated and an alternative plan could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of equity interests would receive less than they would have received pursuant to the Plan. Accordingly, if you are in favor of the Acquisition Agreement, the Debtors recommend that you vote in favor of the Plan.

           Cash proceeds from the Acquisition Closing are projected to be $2,763,125,000, subject to reduction for any additional amounts required to be placed in the Acquisition Agreement Escrow Account to pay any tax liabilities of the Debtors pursuant to section 7.2(j) of the Acquisition Agreement. The Debtors do not believe that any additional amounts will be required to be set aside for this purpose. Any amounts ultimately released from the Acquisition Agreement Escrow Account and not paid to the FCC pursuant to the Sharing Agreement will not be paid to Reorganized NWI or NBI or otherwise go to fund the Reorganized Debtors' businesses, but will be distributed into the Tax Escrow Note Account for subsequent distribution to the holders of the Tax Escrow Notes.

           2. THE TAX ESCROW NOTES

           Holders of equity interests who receive Tax Escrow Notes should be aware of certain legal restrictions and financial characteristics of the Tax Escrow Notes, including, but not limited to: (i) there may be restrictions on the notes such that they will not be readily transferable and, thus, could be illiquid for some period of time or until paid; and (ii) Reorganized NWI will continue to exercise all of its rights and privileges under the Escrow Agreement (and the holders of Tax Escrow Notes shall not exercise such rights and privileges).

           The Tax Escrow Notes are non-recourse notes that entitle a holder to receive payment of an undetermined principal amount only to the extent there is any Released Escrow Amount. Pursuant to the Acquisition Agreement and the Escrow Agreement, there will be no Released Escrow Amount unless certain events occur, including (absent a prior adverse IRS determination as to any matters covered by the Escrow Amount) the expiration of the applicable statute of limitations for the affected taxable years. If and to the extent certain tax representations made by NTI in the Acquisition Agreement prove inaccurate following the Closing Date, the Escrow Account serves as the exclusive means by which VerizonWireless and VZW Corp. may effectuate an adjustment to the contracted purchase price. The principal amount under the Tax Escrow Notes will be payable, if at all, no later than ten (10) Business Days following the Escrow Termination Date. Because the affected taxable years may extend several years beyond the Closing Date, the Escrow Termination Date is currently indeterminate. Further, to the extent that Reorganized NWI is entitled to receive any Escrow Amount in excess of $80,810,000 (excluding tax distributions), the FCC is entitled to a Sharing Payment equal to 20% of the excess, thus reducing any potential Released Escrow Amount remaining for the benefit of holders of the Tax Escrow Notes. Accordingly, there can be no guarantee as to the amount, if any, to be paid to the holders of the Tax Escrow Notes, or the timing of any such payment. See "Acquisition by VerizonWireless and Structure of the Reorganization" for further information regarding the Escrow.


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
           In addition, the Plan provides that, for federal income tax purposes, absent a contrary determination by the IRS or a court of competent jurisdiction, the Tax Escrow Notes shall be treated as evidencing a direct beneficial interest in, and that the holders of the Tax Escrow Notes (rather than Reorganized NWI) shall be treated as the direct owners of, Reorganized NWI's entitlements with respect to the Escrow Amount (which entitlements will remain subject to a first-priority security interest held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account). Thus, any interest earned on the amounts held in the Escrow generally will be includable in income by the holders of the Tax Escrow Notes in lieu of Reorganized NWI, in accordance with the Escrow Agreement. Periodic distributions will be made from the Acquisition Agreement Escrow Account in respect of the interest earned by the Acquisition Agreement Escrow Account to help defray any taxes payable with respect thereto; there is no assurance, however, that such distributions will be sufficient to cover the full amount of a holder's tax liability with respect to such interest or be received prior to the date such taxes are payable. See "Certain Federal Income Tax Consequences of the Plan - Consequences to the Holders of Existing NTI Series B Common Stock" for further information regarding the tax treatment of the Tax Escrow Notes.

           3. THE REORGANIZED NWI EQUITY INTEREST

           Holders of equity interests who receive Reorganized NWI Equity Interests should also be aware of certain legal restrictions and financial characteristics of the Reorganized NWI Equity Interests including, but not limited to: (i) those who receive Reorganized NWI Equity Interests may be taxed on the value of such interests; and (ii) there will be restrictions on the interests such that they may not be readily transferable and thus, may be illiquid for some period of time. Reorganized NWI will retain a certain amount of cash which the Debtors believe will be sufficient to fund the ongoing business plan of Reorganized NWI. However, Reorganized NWI will have contingent liabilities in an unknown amount as a result of, among other things, its indemnification obligations under the Acquisition Agreement. In the event that Reorganized NWI becomes subject to contingent liabilities, its ability to fully fund the business plan could become impaired and require that it scale back the scope of its planned operations or raise additional financing. See "NextWave Broadband Business Plan - Summary Financial Projections."

           In addition, holders who receive Reorganized NWI Equity Interests also should be aware that material risks exist regarding the business which will be conducted by Reorganized NWI and NBI, including (a) NBI's limited operating experience and history, its predecessor's history of losses, lack of historical financial information and whether it will be able to execute its business plan or grow its business, (b) NBI's ability to successfully implement and manage its projected growth and development, (c) the ability of Reorganized NWI and NBI to obtain additional financing, if necessary, (d) the ability of Reorganized NWI and NBI to successfully implement key aspects of the contemplated network and back-office construction plan, (e) whether Reorganized NWI and NBI can attract and retain VNO distribution partners and key employees sufficient to meet the operating objectives, and (f) competition with many well-established and well-financed competitors.


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
           4. DEVELOPMENT STAGE COMPANY

           The Debtors are at an early stage of development and, as of the date of this Disclosure Statement, have had little operating experience and, consequently, limited historical financial information. Following the Effective Date of the Plan, the operations of NBI and Reorganized NWI will be primarily conducted by NBI. NBI will not have the benefit of any meaningful operations, will incur significant expenses in advance of generating revenues and is expected to realize significant operating losses in its initial stages of operations. NBI is subject to all risks typically associated with a start-up entity. If NBI is unable to execute its plans and grow its business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on its business, prospects, financial condition and results of operations.

           The Debtors believe that NBI's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside its control. These factors include the significant cost of building its wireless network, fluctuating market demand for services, performance and quality of network components, impact of competitive services and technologies, changes in the regulatory environment, the cost and availability of network infrastructure and subscriber equipment, and general economic conditions. NextWave and its predecessors have a history of losses. NBI may never achieve profitability, in which event its business would fail.

           5. MANAGEMENT OF GROWTH

           NBI intends to provide next-generation wireless services, building and operating IP-based wireless networks designed specifically to provide high-speed fixed/mobile Internet access and VoIP services. See Section "VII. NextWave Broadband Business Plan" for a more detailed summary of the plans for growth. The management of such growth will require, among other things, continued development of financial and management controls and management information systems, stringent control of costs, diligent management of the network infrastructure and its growth, increased capital requirements associated with marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. Failure to fulfill any of the foregoing requirements could result in NBI's failure to successfully implement and manage its intended growth and development which could have a material adverse effect on NBI's business, financial condition and results of operations.

           6. DISTRIBUTIONS

           It is not contemplated that any cash distributions on interests in Reorganized NWI will be paid. For the foreseeable future, Reorganized NWI will retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash distributions on its interests. Payment of any future distributions on its interests will depend upon its earnings and capital requirements and any other factors the board of managers of Reorganized NWI considers appropriate.


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
           7. RESTRICTIONS ON TRANSFER; CONTROL

           The interests in Reorganized NWI to be distributed pursuant to the Plan will be subject to transfer restrictions and will not be listed on any nationally recognized market or exchange. Accordingly, such interests will be relatively illiquid and are only suitable for investors who can hold their investment for an undetermined period of time and can afford the entire loss of their investment. No assurance can be given that a holder of such interests will be able to sell such interests in the future or as to the price at which any sale may occur.

           In addition to the limited ability to liquidate the interests in Reorganized NWI in a recognized trading market or otherwise, interest holders may not have a meaningful ability to influence the affairs of Reorganized NWI should a concentrated number of persons or entities obtain a controlling block of interest in connection with the Plan or thereafter. As noted above, on a fully diluted basis (after accounting for the conversion of Existing NTI Series A Common Stock into Existing NTI Series B Common Stock under the Plan), the current CEO, and his affiliated entity, Navation, hold approximately ten percent (10%) of all outstanding shares of Existing NTI Series B Common Stock, and could have a substantial influence on the governance of Reorganized NWI as Reorganized NWI's largest interest holder. The current CEO shall also receive his entire grant under the Current Active Employee Confirmation Bonus Pool in Reorganized NWI Equity Interests and Mr. Frank Cassou shall receive at least 72.6% of his grant in Reorganized NWI Equity Interests. Even though, in such circumstances, the CEO will at all times have to exercise his fiduciary duties, there can be no assurance that management's decisions will serve the short-term or long-term interests of all interest holders. Furthermore, although Reorganized NWI will not be subject to the Securities Act of 1934 (the "1934 Act") or the requirements of the Sarbanes Oxley Act of 2002, the Debtors will provide for a seven (7) member board of managers for Reorganized NWI, which will consist of three (3) senior members of the management team, including the CEO, two (2) independent managers who shall initially be William Webster and Doug Manchester, and two (2) additional independent managers who shall be representatives of two
(2) of the larger outside interest holders of Reorganized NWI.

           8. NEED FOR ADDITIONAL FINANCING

           The Debtors estimate that the cash on hand will be sufficient to pay all of the amounts required under the Plan and to fund the capital expenditures necessary to deploy all or a part of its planned network. However, Reorganized NWI and NBI may need to secure additional capital in the future to implement their business plan and to reach cash flow positive. Sources of additional capital may include additional vendor financing and public or private debt and equity financings by Reorganized NWI or its subsidiaries. NextWave currently has limited sources of revenue. There can be no assurance that additional financing will be available or available on acceptable terms to NBI and Reorganized NWI. Failure to obtain such financing could result in the delay or abandonment of some or all of NBI's contemplated development and expansion which would have a material adverse effect on the business.


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
           9. SYSTEM IMPLEMENTATION AND OPERATIONAL RISKS

           There can be no assurance that NBI will be able to construct an advanced wireless network and billing and provisioning systems in any particular market in accordance with its current construction plan and schedule. If NBI is not able to successfully implement all key aspects of its network and back-office construction plan, it may not be able to provide the type and quality of services required to achieve its business objectives and its business may fail. Furthermore, while NBI intends to use the most up-to-date, state-of-the-art technology available, it will continually require access to new and emerging technologies (including state-of-the-art components and enabling technology) to remain competitive. There is no guarantee that NextWave will be able to access and deploy these emerging technologies in a profitable and scalable manner. Since NBI has no operating history or customer base it may not be able to timely develop a sufficiently large customer base consistent with revenue generating capabilities. Moreover, NBI can give no assurances that its systems will not be prone to failure or other defect.

           10. DISTRIBUTION

           NBI intends to operate primarily as a "carrier's carrier" and, in addition to its own retail distribution, will rely on VNO partners to distribute the Company's broadband wireless services to the marketplace. NBI's future success depends in substantial part upon its ability to attract VNO distribution partners who can purchase wireless services in sufficient volumes to support business plan objectives. To encourage VNO participation, NBI will design its wireless network and back-office systems to specifically meet the critical needs of its VNO partners. Furthermore, NBI intends to provide VNOs with services at highly attractive wholesale rates and will promote the creation of highly differentiated VNO products and services by allowing VNOs to integrate their proprietary value-added service platforms into the NBI network. However, there can be no assurance that NBI will attract and retain VNO distribution partners sufficient to meet its operating objectives, or that NBI's VNO partners will be able to attract end-user customers in volumes required to support the Company's business case objectives.

           NBI also intends to distribute its broadband wireless services through retail channels using third party distribution partners. For NBI's business plan to succeed, it must develop and sustain relationships with third party distribution partners who can effectively market wireless services to retail customers. NBI anticipates that is wireless network and back-office systems, which will be designed to meet the needs of its distribution partners and their customers, will facilitate such third party distribution partnerships. Furthermore, NBI intends to provide third party distributors with product offerings at attractive margins and to promote the creation of distinctive products and services, which should, in turn, create demand for NBI's products and services in the retail marketplace. There can be no assurance, however, that NBI will (i) develop and/or sustain such relationships with third party distributors, (ii) establish independently its own retail distribution channels, or (iii) generate the retail demand required to support its business plan.


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           11. COMPETITION

           NBI will be competing with many well-established and well-financed competitors including cable operators, local exchange carriers, cellular/PCS operators, and other wireless broadband operators. Many of these competitors have substantially greater access to capital than NBI, substantially greater financial, technical, marketing, sales and distribution resources than those of NBI, and significantly more experience than NBI in providing the types of services that NBI intends to offer. Furthermore, many of these competitors are national or regional in nature and therefore enjoy operational scale economies that are not currently available to NBI due to its limited licensed footprint.

           The following table illustrates the principal competitors that exist for each major service category:


         ------------------------- ---------------- ---------------- ------------------ ---------------
                COMPETITOR         FIXED BROADBAND      MOBILE          FIXED VOICE      MOBILE VOICE
                                                       BROADBAND
         ------------------------- ---------------- ---------------- ------------------ ---------------
         Cable Operators                  X                                  X
         ------------------------- ---------------- ---------------- ------------------ ---------------
         LECs                             X                                  X
         ------------------------- ---------------- ---------------- ------------------ ---------------
         Cellular/PCS                                      X                                  X
         ------------------------- ---------------- ---------------- ------------------ ---------------
         Wireless Broadband               X                X                 X                X
         Operators
         ------------------------- ---------------- ---------------- ------------------ ---------------
         Satellite                        X
         ------------------------- ---------------- ---------------- ------------------ ---------------

           While NBI intends to be one of the first wireless operators to offer fixed/mobile wireless broadband and VoIP services on a fully integrated basis, it is expected that several of NBI's competitors will announce plans, or have already begun, to pursue a similar strategy that would result in services comparable to those of NBI. NBI can offer no assurances (i) that it will be successful in implementing its plan, (ii) regarding the timing of its competitors' services, and (iii) whether and how the services competitors offer will impact NBI's plans and operational performance.

           Finally, other competitors of NBI could emerge as a result of the FCC auctioning additional spectrum in the future or via the use of unlicensed spectrum that could support a network similar in performance to that of NBI. NBI may also face additional competition from new technologies that may be employed by other wireless operators.

           12. GOVERNMENT REGULATION

           The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can be no assurance that any governmental unit, agency or tribunal having


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
jurisdiction over NBI's business will not adopt or change regulations or take other actions that might adversely affect NBI's financial condition or results of operations. Many of the FCC's rules governing the use of spectrum to provide telecommunications services have not been tested by the courts and are subject to change by congressional action. In addition, FCC licenses are subject to renewal and revocation. Although NBI intends to continue to remain in compliance with all applicable regulations and in good standing as an FCC licensee, there can be no assurance that any licenses NBI may hold at any time will be renewed.

           13. DEPENDENCE ON KEY MANAGEMENT

           The future success of Reorganized NWI and NBI depends in substantial part upon its ability to attract highly qualified technical managers and personnel, and to retain the continued service of its experienced senior management team. Competition for such personnel is intense, and there can be no assurance that NBI can attract and retain key technical, managerial or other employees in the future. Consequently, the loss of the services of one or more of the present members of the senior management team, or the failure to attract other highly qualified employees, could have a negative impact on Reorganized NWI and NBI. NextWave has no covenants against competition or nonsolicitation agreements with any of its key employees.

           14. LACK OF PROTECTIONS AFFORDED BY SARBANES-OXLEY

           Although the Reorganized NWI Equity Interests will be widely held, they will not be registered under the 1934 Act and Reorganized NWI will not be subject to the provisions of the Sarbanes-Oxley Act of 2002. Consequently, persons receiving Reorganized NWI Equity Interests will not have the benefit of the disclosure requirements of the 1934 Act or the corporate governance requirements of the Sarbanes-Oxley Act.

           15. OPERATING RESULTS MAY VARY, MAKING FUTURE OPERATING RESULTS DIFFICULT TO PREDICT AND ADVERSELY AFFECTING THE PRICE OF REORGANIZED NWI EQUITY INTERESTS

           NBI's operating results may in the future fluctuate from quarter to quarter. The resulting continued unpredictability of NBI's operating results could depress the market price of Reorganized NWI Equity Interests, particularly if operating results do not meet the expectations of public market analysts or investors. Factors that contribute to fluctuations in our operating results include:

          o    the extent and timing of sales to significant customers;

          o changes in pricing policies or price reductions by us or our competitors;

          o variations in sales by our value-added resellers and distributors; and

          o    variations in technologies


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           16. NEXTWAVE'S INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY NOT BE
EFFECTIVE.

           NextWave is not obligated to prepare reports on internal controls over financial reporting. The effectiveness of NextWave's controls and procedures may be limited by a variety of risks, including, without limitation, faulty human judgment and simple errors, omissions, or mistakes; the collusion of two or more people or inappropriate management override of procedures; and imprecision in estimating and judging cost-benefit relationships in designing controls. If NextWave fails to have effective internal controls and procedures for financial reporting in place, NextWave could be unable to provide timely and reliable financial information.

B.         RISKS OF NON-CONFIRMATION AND LOSS OF ACQUISITION AGREEMENT

           There can be no assurance that the Acquisition Agreement will close or that the Plan will be confirmed. In addition, VZW can terminate the Acquisition Agreement if the Debtors' equity interest holders vote to reject the Plan and the Plan is not confirmed.

           If the Plan were not to be confirmed, or the Acquisition Agreement were not to close, the Debtors would not receive the benefits of the Acquisition Agreement and it is unclear what distributions holders of claims and equity interests would receive. If an alternative plan could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of claims and interests would receive less than they would have received pursuant to the Plan.

                            X. LIQUIDATION ANALYSIS

           As stated previously, the Debtors have enough cash on hand to pay all creditors in full with interest as appropriate. Section 1129(a)(7)(A) of the Bankruptcy Code provides that each holder of a claim or interest in an impaired class must vote to accept the Plan or otherwise receive or retain property of a value that is not less than the amount such holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

           Under any scenario and any chapter of the Bankruptcy Code, creditors can never recover more than 100% of their Allowed claims plus interest. Here, since the Plan provides for such payment, the amount proposed to be paid is not less than the amount creditors would receive under Chapter 7. As a result, no liquidation analysis is necessary with respect to claims. See generally In re Dow Corning Corp., 237 B.R. 380, 412 (Bankr. E.D. Mich. 1999) ("[T]he most that an unsecured creditor is entitled to receive in a chapter 7 proceeding is the value of its claim as of the petition date plus post-petition `interest at the legal rate.' Once an unsecured claim is paid in accordance with the above formula, it is satisfied and the claimant will have no further recourse against the debtor. Were this not the case, Congress would not have expressly provided for estate proceeds remaining after such distribution to be returned to the debtor. If a chapter 11 plan of reorganization proposes such a distribution scheme, as the Plan does, this aspect of the plan a fortiori satisfies ss. 1129(a)(7)'s best-interest-of-creditors test.") (internal citation omitted); In re Valley View Shopping Ctr., L.P., 260 B.R. 10, 30 (Bankr. D. Kan. 2001)


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("Because the best interest of creditors test only requires that a plan not provide less than what creditors would receive in Chapter 7 liquidation, the instant Plan satisfies ss. 1129(a)(7). It is impossible for Debtor's creditors to receive more than payment in full with interest in a Chapter 7 liquidation."); In re Bouy, Hall & Howard & Assocs., 141 B.R. 784, 792 (Bankr. S.D. Ga. 1992) ("Since the dissenting creditors will receive 100% of their allowed claims the provisions of Section 1129(a)(7) are satisfied."); In re Sound Radio, Inc., 93 B.R. 849, 854 (Bankr. D.N.J. 1988) (finding it unnecessary to determine exact liquidation value because "[t]he only finding that need be made under an 11 U.S.C. ss. 1129(a)(7) analysis is that the various interests will get at least as much under the plan as they would in a liquidation. This court must therefore conclude that under either the Robinson plan or the Sarco plan, creditors would receive as much as they would in liquidation, since they each would get 100 percent of their claim plus interest.").

           The Debtors believe that the distribution to equity interest holders under the Plan will be at least as much as such holders would receive in a Chapter 7 case. Under Chapter 7, a trustee would be appointed to administer the estates, to resolve pending controversies including Disputed Claims, to liquidate the Debtors' remaining assets, and to make distributions to creditors and equity interest holders. A general discussion regarding a hypothetical liquidation of the Debtors' assets under this type of Chapter 7 scenario is set forth below. For further information regarding a Chapter 7 liquidation of the Debtors' assets, please refer to Exhibit "E" attached hereto.

           Presently, the Debtors have approximately $880 million cash on hand. After paying all creditors in full, with interest, the Debtors would be left with approximately $375 million for distribution to equity interest holders, plus the amount, if any, a Chapter 7 trustee could recover from selling the NextWave Retained Licenses. The Acquisition Agreement would likely be terminated if the Chapter 11 Cases were converted to Chapter 7 (see below).

           Conversion to Chapter 7 would likely result in additional administrative expenses, a substantial delay in making distributions to holders of equity interests, and a reduced distribution to equity interest holders as compared to the anticipated results of confirmation of the Plan (see below). A Chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in section 326 of the Bankruptcy Code. A Chapter 7 trustee might also seek to retain new professionals, including attorneys and accountants, in order to resolve any Disputed Claims and possibly to pursue claims of the jointly administered estates against other parties. The trustee and any such new professionals retained by the trustee would need to spend time familiarizing themselves with the history of the Chapter 11 Cases and the nature of the Debtors' assets and liabilities, which could result in duplication of effort, increased expense and delay in payment to creditors. Under the Federal Rules of Bankruptcy Procedure, a new bar date for the filing of proofs of claim would have to be set, and additional claims against the estates that might now be time-barred (because they were not filed before the applicable Bar Dates in the Chapter 11 Cases) could be asserted.

           Further, any Chapter 7 trustee may have difficulty in preserving the value of the NextWave Retained Licenses. In that respect, a discharge of debts is not granted to corporations in Chapter 7. As a result, were the Debtors to be liquidated by a Chapter 7 trustee, neither they nor VZW would receive the discharge and exculpations contemplated under the Plan. This would permit


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termination of the Acquisition Agreement by VZW, as conversion to Chapter 7 and no discharge would result in a violation of, inter alia, sections 3.3(b) and 7.2(a) of the Acquisition Agreement, which allows VZW to terminate under section 8.1(d) thereof. This would result, at a minimum, in the trustee having to solicit other offers for the sale of the NextWave Retained Licenses, and it is presently unknown how long it would take to find a purchaser, if one could be found at all, how long it would take to secure regulatory approval, or how much the licenses would ultimately be purchased for.

           Even if the trustee were authorized to operate the Debtors' business, the trustee would likely not have the required expertise to maintain and preserve and ultimately utilize the NextWave Retained Licenses. Moreover, the trustee would not have the ability to promptly raise the necessary funds from private and public markets to complete the build-out of the required network to utilize the NextWave Retained Licenses. The trustee could also lose the support of the Debtors' current investors. As a result, unless the trustee could promptly enter into an agreement for a sale of the NextWave Retained Licenses, the trustee's only option would be to return the licenses to the FCC, which would, in all likelihood, result in no additional recovery for equity interest holders.

           Due to the numerous uncertainties and time delays associated with liquidation under Chapter 7 of the Bankruptcy Code, it is not possible to predict with certainty the outcome of any Chapter 7 liquidation of the Debtors or the timing of any distribution to creditors. However, based on the Plan and the information set forth herein, the Debtors have concluded that equity interest holders will receive at least as much under the Plan as they would receive in a complete liquidation under Chapter 7 of the Bankruptcy Code.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

           The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Existing NTI Series B Common Stock. The following summary does not address the federal income tax consequences to holders of claims as all claims are unimpaired under the Plan.

           The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS, all as in effect on the date hereof. These rules are subject to change, possibly on a retroactive basis, and any such change could significantly affect the U.S. federal income tax consequences described below.

           The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither state, local, or foreign income or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an equity interest as part of an integrated constructive sale or straddle, and investors in pass-through entities).


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           ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX
CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN EQUITY INTEREST. EACH HOLDER OF AN EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.         CONSEQUENCES TO THE DEBTORS

           For federal income tax purposes, the Debtors are members of an affiliated group of corporations of which NTI is the common parent (the "NextWave Group"), and join in the filing of a consolidated federal income tax return. The NextWave Group had, as of the taxable year ending on December 31, 2003, a consolidated net operating loss ("NOL") carryforward of approximately $220 million. As discussed below, such NOL carryforwards will be reduced, and likely eliminated, as a result of 2004 operations (in particular, the Global Resolution). The NextWave Group expects to incur a very substantial NOL for its current taxable year, which commenced on January 1, 2005, and ends on the Closing Date in connection with the implementation of the Plan. In connection with the acquisition of Reorganized NTI by VZW pursuant to the Plan and the Acquisition Agreement, the Company anticipates that the NextWave Group will have a consolidated NOL of not less than $l.362 billion as of the Closing Date. One of the means to maximize the availability of such dollar amount of consolidated NOL is for Reorganized NWI to be taxable as a partnership when its interests are distributed to holders of equity interests. As discussed below, as a result of the Global Resolution with the FCC, the Debtors expect that they have minimal (if any) tax basis in their assets or NOL carryforwards as of January 1, 2005.

           1. DISTRIBUTION TO SHAREHOLDERS

           Reorganized NWI has been reconstituted as an LLC and, pursuant to the Plan, membership interests in Reorganized NWI (together with their pro rata share of the Per Share Cash Distribution Amount) will be distributed to the holders of Existing NTI Series B Common Stock, taking into account such holders' Allocation Election to receive fewer or more membership interests in Reorganized NWI. The Company's distribution of such membership interests in Reorganized NWI will constitute a taxable disposition of the underlying assets of Reorganized NWI, resulting in the recognition of gain by the Debtors based on the excess of the fair market value of such assets at the time of distribution over the Debtors' aggregate tax basis in such assets. Nevertheless, due to the NextWave Group's NOL carryforwards and additional losses expected to be incurred through the Closing Date, the Debtors do not expect the distribution to result in any material federal, state or local income tax liability to the NextWave Group.


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           Recipients of Reorganized NWI Equity Interests will be taxed individually on the value of such property and, thus, will have to satisfy such taxes out of their individual assets. See "Consequences to the Holders of Existing NTI Series B Common Stock," below.

           2. CANCELLATION OF DEBT

           In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets - by the amount of any cancellation of debt ("COD"). Where the debtor joins in the filing of a consolidated federal income tax return, recently issued Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD and corresponding attribute reduction (such as where the payment of the cancelled debt would have given rise to a tax deduction). In addition, to the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven.

           As a result of the Global Resolution approved by the Bankruptcy Court in early 2004, the Debtors incurred significant COD which, due to the consequent tax attribute reduction, will result in the substantial elimination of the Debtors' tax basis in their assets as of the end of 2004 and is expected to reduce, and likely eliminate, the Debtors' NOL carryforwards and/or current year losses for its 2004 taxable year. Because the Plan contemplates the payment in full of Allowed claims, the Debtors do not expect to incur any additional COD in connection with the implementation of the Plan.

           3. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

           Following the implementation of the Plan, and the acquisition of Reorganized NTI by VZW, any remaining loss and tax credit carryforwards of the Reorganized Debtors, and any current losses and credits allocable to periods prior to the Effective Date (collectively, "pre-change losses"), will be subject to limitation under section 382 of the Tax Code. In general, all pre-change losses will remain with Reorganized NTI and its subsidiaries, and will not be available to Reorganized NWI and its subsidiaries.

           Under section 382 of the Tax Code, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The acquisition of Reorganized NTI by VZW will constitute an ownership change of the NextWave Group.

           In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of
(i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.27% for ownership


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changes occurring in January 2005). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, subject to certain adjustments.

           Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

           If a loss corporation (or consolidated group) has a "net unrealized built-in gain" at the time of an ownership change, any built-in gains recognized during the following five (5) years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses (including recognized built-in losses) against such built-in gain income in addition to its regular annual allowance. It is anticipated that NextWave will be in a net unrealized built-in gain position on the Closing Date.

B.         CONSEQUENCES TO THE HOLDERS OF EXISTING NTI SERIES B COMMON STOCK

           1. GAIN OR LOSS

           Pursuant to the Plan, holders of Existing NTI Series B Common Stock will receive cash, the Tax Escrow Notes and membership interests in Reorganized NWI in exchange for their stock. In general, each holder of Existing NTI Series B Common Stock will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by such holder in satisfaction of its equity interest and (ii) such holder's adjusted tax basis in such equity interest. The "amount realized" by a holder of Existing NTI Series B Common Stock generally will equal the sum of the amount of cash and the aggregate fair market value of property received by such holder pursuant to the Plan (as discussed below), determined after taking into account the outcome of the holder's Allocation Election, if any.

           For federal income tax purposes, a transfer of membership interests in a single-member LLC to two or more persons generally is treated as a transfer of the underlying assets of such company to such persons followed by a deemed contribution of such assets to a partnership. Accordingly, the transfer of membership interests in Reorganized NWI to holders of Existing NTI Series B Common Stock (taking into account the Allocation Elections) should be treated, for federal income tax purposes, as if (i) NTI had distributed directly to the holders receiving membership interests in Reorganized NWI the underlying assets of Reorganized NWI (including, without limitation, any cash retained by Reorganized NWI, the stock of NBI and certain operating assets) and (ii) they thereafter contributed such assets to Reorganized NWI in exchange for their membership interests, with the exception of any interest in the Escrow Amount.


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           Pursuant to the plan, each holder of Existing NTI Series B Common
Stock will receive a pro rata contingent interest in the Escrow Amount entitled to be received by Reorganized NWI (exclusive of any amounts required to be remitted to the FCC), as evidenced by a non-recourse Tax Escrow Note. For federal income tax purposes, it is intended that the distribution of the Tax Escrow Notes be treated as conveying to the holders a direct beneficial interest in Reorganized NWI's entitlements with respect to the Escrow Amount (which entitlements will remain subject to a first-priority security interest held by VerizonWireless and VZW Corp. in the Acquisition Agreement Escrow Account), and that the holders thereafter be treated as the direct owners of such entitlements. Accordingly, the Plan provides that, absent a contrary determination by the IRS or a court of competent jurisdiction, the Tax Escrow Notes shall be treated as evidencing a direct beneficial interest in, and that the holders (rather than Reorganized NWI) shall be treated as the direct owners of, such entitlements for federal income tax purposes. The Plan also requires that Reorganized NWI and all holders of the Tax Escrow Notes report consistent therewith for tax purposes, including, to the extent permitted by applicable law, for state and local income tax purposes, and that the Tax Escrow Notes reflect such treatment. Thus, any interest earned on the amounts held in the Escrow generally will be includable in income by the holders of the Tax Escrow Notes in lieu of Reorganized NWI, in accordance with the Escrow Agreement.

           The holders of Existing NTI Series B Common Stock will likely be treated as having sold directly to VZW a portion of their NTI Series B Common Stock, to the extent of their receipt (directly or, as to those holders who receive membership interests, as an asset of Reorganized NWI) of the cash net proceeds paid from the Acquisition Purchase Price and the contingent right to the Escrow Amount. So viewed, the holder's right to future proceeds from the Escrow may qualify for treatment under the "installment method" of reporting of gain for federal income tax purposes. Although the installment method is not generally available with respect to a sale of stock that is considered to be readily tradable on an established securities market, the IRS has ruled under other provisions of the Tax Code that the trading of stock on an over-the-counter market is impaired when the corporation is a debtor in a case under the Bankruptcy Code and therefore, the stock is not considered "readily tradable." Accordingly, all holders of NTI Series B Common Stock are urged to consult their tax advisors regarding the possible application (or ability to elect out) of the "installment method" of reporting any gain that may be recognized by such holder in respect of its equity interest, including in connection therewith the tax treatment of the Tax Escrow Note.

           Where gain or loss is recognized by a holder in respect of its Existing NTI Series B Common Stock, the character of such gain or loss (i.e., long-term or short-term capital, or ordinary) will be determined by a number of factors, including the tax status of the holder, whether the equity interest in respect of which any property was received constituted a capital asset in the hands of the holder, and how long it has been held.


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           2. TAX STATUS OF REORGANIZED NWI AS A PARTNERSHIP AND OWNERSHIP OF
              MEMBERSHIP INTERESTS

           Following the distribution on the Closing Date of the Acquisition Agreement of the membership interests in Reorganized NWI to the holders of Existing NTI Series B Common Stock, Reorganized NWI is intended to be classified as a partnership (and not as an association taxable as a corporation) for federal income tax purposes and, to the extent allowed under applicable law, for state and local purposes. To this end, it is important that Reorganized NWI not be treated as a "publicly traded partnership," as in such event Reorganized NWI may be taxable as a corporation for federal income tax purposes. Accordingly, the operating agreement for Reorganized NWI will provide for appropriate restrictions on transfer intended to prevent Reorganized NWI from losing its status as a partnership for federal income tax purposes. Such restrictions generally will be: (i) Reorganized NWI will not participate in or otherwise enable transfers to be made on an established securities market within the meaning of applicable Treasury regulations, including, without limitation, an over-the-counter market or an interdealer quotation system, or on a secondary market or the substantial equivalent thereof; and (ii) each transferee will be required to make certain representations, including that it did not acquire its interest through any such market. Reorganized NWI will not recognize any transfers made in violation of such restrictions.

           An entity classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Rather, any taxable income or loss of Reorganized NWI will be allocated among the holders of the membership interests in accordance with their proportionate interests in Reorganized NWI. Each holder will be required, in determining its own taxable income for federal income tax purposes, to take into account its distributive share of Reorganized NWI's income, loss, deduction or credit, generally with the same character as if realized directly by the holder, regardless of the amount of cash, if any, distributed by Reorganized NWI to such holder in such taxable year. Distributions of money by Reorganized NWI to a holder generally will not be taxable to the holder, unless the amount of such distributions exceeds the holder's adjusted basis in its interest in Reorganized NWI.

           In general, a holder's initial tax basis in its membership interest in Reorganized NWI will equal the fair market value of the holder's share of the underlying assets of Reorganized NWI (other than in respect of its share of the Escrow, as to which, assuming application of the installment method of reporting, there would only be a substituted basis attributable to a pro-rata share of the holder's aggregate basis in its shares of Existing NTI Series B Common Stock), adjusted for the holder's allocable portion of any liabilities of Reorganized NWI under the federal income tax rules applicable to partnerships. The holding period for the membership interests will begin the day following the Closing Date. Following the Closing Date, a holder's initial tax basis will be adjusted for the shareholder's allocable share of income or loss of Reorganized NWI, and any cash distributions.

           Reorganized NWI will file informational returns and will distribute information statements to the holders of interests in Reorganized NWI setting forth each holder's allocable share of the Reorganized NWI's income, loss, deduction or credit. Reorganized NWI will also provide the Tax Escrow Note Trustee under the indenture governing the Tax Escrow Notes information consistent with the treatment of the holders of the Tax Escrow Notes as the direct owners of Reorganized NWI's entitlements with respect to the Escrow Amount, including the amount of interest earned by the Escrow.


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
           Reorganized NWI will be authorized to collect such tax and fiscal information from holders of interests in Reorganized NWI (including, without limitation, social security numbers and/or other tax identification numbers) as it, in its sole discretion, deems necessary to effectuate the Plan. The failure of a holder of interests in Reorganized NWI to furnish this information in a timely fashion may result in the suspension or waiver of any distributions on account of such holder's interest in Reorganized NWI until the requisite information is supplied.


                           XII. SECURITIES LAW MATTERS

A.         ISSUANCE AND RESALE OF THE INTERESTS IN REORGANIZED NWI UNDER THE
           PLAN

           Section 1145 of the Bankruptcy Code generally exempts from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), the offer or sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the interests in Reorganized NWI and the Tax Escrow Notes generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such interests and notes may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such interests and notes, as that term is defined in the Bankruptcy Code. In addition, such interests and notes generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of equity interests in Reorganized NWI and Tax Escrow Notes issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

           Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as such entity, except with respect to ordinary trading transactions of an entity that is not an issuer, who (a) purchases a claim against interest or claim for an administrative expense in the case with a view to distribution of any security received or to be received in exchange for the claim or interest (b) offers to sell securities offered or sold under a plan for the holders of such securities, (c) offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is (i) with a view to distribution and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer, as defined in section 2(11) of the Securities Act with respect to such securities.


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
           Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

B.         LEGEND

           1. REORGANIZED NWI EQUITY INTERESTS

           Certificates evidencing the interests in Reorganized NWI will bear a legend substantially in the form below:

                     THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

                     THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [____________], 2005, BY AND AMONG THE MEMBERS OF NEXTWAVE WIRELESS LLC. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM NEXTWAVE WIRELESS AT ITS PRINCIPAL EXECUTIVE OFFICES.

           2. TAX ESCROW NOTES

           Certificates evidencing the Tax Escrow Notes will bear a legend substantially in the form below:

                     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

XIII. ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN


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A. LEGAL EFFECT OF THE PLAN

           1. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS

           Except as otherwise provided in the Plan or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made thereunder shall discharge and release all existing debts and claims, and terminate all equity interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing claims against and equity interests in the Debtors, regardless of whether or not (i) a proof of claim or equity interest has been filed or is or was deemed filed, (ii) such claim or equity interest was listed on any of the Debtors' Schedules, (iii) such claim or equity interest was Allowed, or (iv) the holder of such claim or equity interest has voted to accept or reject the Plan, shall be, and shall be deemed to be, discharged, released and terminated, and all holders of claims and equity interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further claim or equity interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

           2. DISCHARGE OF DEBTORS

           Upon the Effective Date, and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided therein, each holder (as well as any trustees and agents on behalf of each holder) of a claim or equity interest and any affiliate of such holder, regardless of whether or not (i) a proof of claim or equity interest has been filed, (ii) such claim or equity interest was Allowed, or (iii) the holder of such claim or equity interest has voted to accept or reject the Plan, shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all claims, equity interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged claim against or terminated equity interest in the Reorganized Debtors. Notwithstanding anything to the contrary in the Plan, all of the Debtors' ongoing obligations under the Microwave Orders shall remain unimpaired.


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
           3. EXCULPATIONS

           Neither the Debtors, the Disbursing Agent, the Committee, VZW Corp., Verizon, nor any of their respective members, officers, directors, employees, agents, attorneys or professionals shall have or incur any liability to any holder of any claim or equity interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the administration of assets of the Debtors' estates, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence. The Debtors, the Disbursing Agent, the Committee, VZW Corp., Verizon, and each of their respective members, officers, directors, employees, agents, attorneys and professionals shall be deemed to have acted in good faith with regard to the solicitation of acceptances or rejections of the Plan and shall be entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. Entry of the Confirmation Order shall act as a comprehensive release of and injunction against the bringing of any claim or cause of action with respect to any such liability. Such release and injunction shall specifically include, but not be limited to, any claims with respect to rights under any prior unconfirmed plan of reorganization or agreements relating thereto and any claims with respect to claims or equity interests, or transfers thereof.

           4. INJUNCTION AGAINST INTERFERENCE WITH PLAN

           Upon the entry of the Confirmation Order, all holders of claims and equity interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

           5. INJUNCTION AND RELEASE WITH RESPECT TO FCC

           Pursuant to the terms of the Global Resolution Agreement and the Global Resolution Order, the Debtors and each and every party or Person (including, without limitation, any past or present, direct or indirect member, shareholder, owner, and affiliate thereof and each past and present, direct or indirect, officer, director, manager, partner, principal, agent, servant, employee, representative, advisor, attorney or creditor) claiming through the Debtors or by reason of any damage to the Debtors and/or damage resulting from affiliation or in connection with the Debtors (the "NextWave Claimants") and all past or present holders of claims or equity interests (the "Other Claimants"), forever release, waive and discharge as against the FCC and/or the United States and each and every past and present, direct or indirect principal, agent, servant, staff, employee, representative, advisor and attorney of the FCC and/or the United States from any and all claims, obligations, suits, judgments, Liens, damages, demands, debts, rights, interests, causes of action, liabilities, losses, costs and expenses, of any kind, character or nature whatsoever, whether liquidated or unliquidated, direct or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or which the NextWave Claimants or the Other Claimants believe to now exist, or hereafter arising in law, equity and otherwise, with respect to the Debtors' PCS Licenses and the Debtors' Chapter 11 Cases that are based in whole or in part on any act, commission, omission, transaction, or other occurrence or circumstance existing or occurring prior to the date of entry of the Global Resolution Order, except for the Debtors' rights under the Global Resolution Agreement.


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
           6. RELEASE BY FCC

           Pursuant to the terms of the Global Resolution Agreement and the Global Resolution Order, the FCC and the United States, each for itself and on behalf of each and every past and present, direct or indirect, principal, agent, servant, staff, employee, representative, advisor and attorney of the FCC and the United States forever release, waive and discharge as against the Debtors and each and every past and present, direct or indirect, member, shareholder, owner, and affiliate thereof and each past and present, direct or indirect, officer, director, manager, partner, principal, agent, servant, employee, representative, advisor, attorney or creditor of the Debtors, the NextWave Claimants and the Other Claimants, from any and all claims, obligations, suits, judgments, Liens, damages, demands, debts, rights, interests, causes of action, liabilities, losses, costs and expenses, of any kind, character or nature whatsoever, whether liquidated or unliquidated, direct or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or which the FCC and/or the United States believe to now exist, or hereafter arising in law, equity and otherwise, with respect to the Debtors' PCS Licenses and the Debtors' Chapter 11 Cases, that are based in whole or in part on any act, commission, omission, transaction or other occurrence or circumstance existing or occurring prior to the date of entry of the Global Resolution Order, on any basis, except that the FCC and the United States specifically reserve their rights with respect to (x) federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States, (y) any action by the FCC pursuant to its regulatory authority over the Debtors as an FCC licensee of the PCS Licenses, including, without limitation, its authority under the Communications Act of 1934, as amended, and FCC rules, regulations, policies and decisions, and (z) any rights under the Global Resolution Agreement, including, without limitation, any action or claim related to the Debtors' covenant regarding provision of notice set forth in Section 5(a) of the Global Resolution Agreement.

           7. THIRD PARTY RELEASE AND INJUNCTION

           Upon the Effective Date, except as otherwise provided herein, all Persons shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against the Debtors, the Reorganized Debtors, the Committee, VZW Corp., Verizon, and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, professionals, affiliates, successors, predecessors, and assigns any (i) Lien, encumbrance, security interest, Equity Interest or charge of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors' bankruptcy estates, (ii) Claim or any other Liability relating to the Debtors or the Chapter 11 Cases, and (iii) causes of action, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, whether assertable directly or derivatively through the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above (including, but not limited to Claims sounding in tort, contract, warranty, or any other theory of law, equity or admiralty), matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors' businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or (c) the holder of such Claim or Equity Interest has voted to accept or reject the Plan. By way of example only, and not limitation, the above shall include, but not be limited to, the following: (1) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim, Liability, demand, cause of action or Equity Interest against any of the Debtors or against the property of the Debtors with respect to any such Claim, demand, cause of action or Equity Interest; (2) enforcing, attaching, collecting, or recovering, by any manner or means, any judgment, award, decree or order against any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (3) creating, perfecting or enforcing any Lien of any kind against any of the Debtors or any of the property of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; (4) asserting or accomplishing any setoff, right of subrogation, indemnity contribution or recoupment of any kind against any obligation due any of the Debtors or against the property of any of the Debtors with respect to any such Claim, Liability, demand, cause of action or Equity Interest; and (5) taking any act, in any manner, in any place whatsoever, against any of the Debtors or their property that does not conform to, or comply with, the provisions of the Plan relating to such Claim, Liability, demand, cause of action or Equity Interest except that the FCC and the United States specifically reserve their rights with respect to federal taxes or enforcement of the criminal, environmental, securities, fraud, labor, employment (including ERISA) or antitrust laws of the United States.

           8. RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS

           Except as set forth in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all claims against any Person, to the extent such Person asserts a cross-claim, counterclaim, and/or claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors or their officers, directors or representatives, (ii) the turnover of any property of the Debtors' estates, and
(iii) rights against current or former directors, officers, professionals, agents, financial advisors, underwriters, lenders or auditors relating to acts or omissions occurring prior to the Petition Date; provided, however, that the Debtors shall not retain the right to prosecute any rights against any Current Active Employee and such rights shall be, and shall be deemed to be, extinguished pursuant to the Plan.

           Except a set forth in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any claim left unimpaired by the Plan. The Debtors or Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors' legal and equitable rights respecting any claim left unimpaired by the Plan may be asserted by the Debtors or Reorganized Debtors after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.


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
           9. VESTING OF ASSETS

           Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Reorganized Debtors as set forth in the Plan, free and clear of all claims, Liens, encumbrances, charges and other interests, except as provided therein. The Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code and, in all respects, as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan or in the Microwave Orders.

B.         CONDITIONS PRECEDENT TO EFFECTIVE DATE

           1. CONDITIONS TO EFFECTIVE DATE

           The Effective Date is defined as the date on which all the conditions to the effectiveness of the Plan have been satisfied or waived as provided in
Article XI therein, and all conditions to the Acquisition Closing have been satisfied or waived pursuant to the terms thereof, which shall be concurrent with the Acquisition Closing Date. There can be no assurance that the conditions to the Effective Date will be satisfied or, if permitted, waived. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or, if permitted, duly waived:

          (1) the Bankruptcy Court shall have entered the Confirmation Order, in a form and substance consistent with the Term Sheet and acceptable to the Debtors, and in a form and substance reasonably acceptable to Verizon and the Committee, respectively, the effect of which shall not have been stayed by a court of competent jurisdiction;

          (2) all Plan Documents shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the effectiveness of the Plan Documents shall have been satisfied or waived, as provided therein;

          (3) the Acquisition Agreement shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the closing of the transactions contemplated by the Acquisition Agreement shall have been satisfied or waived, as provided therein; and

          (4) the Cash Distribution Amount shall not be less than the amount set forth in section 1.27 of the Plan.


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
           2. WAIVER OF CONDITIONS TO EFFECTIVE DATE

           Each of the conditions to the Effective Date (other than B.1.(4) set forth in the section above), may be waived by the Debtors, in whole or in part, without notice, at any time, without an order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan; provided, however, that the Debtors may not waive any condition if waiver of such condition would materially and adversely effect the non-Debtor parties to the Term Sheet. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

           3. MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

           Subject to (i) the consent of the Committee if payments in respect of Allowed claims under the Plan or the interests of creditors will otherwise be affected, which consent shall not be unreasonably withheld, (ii) the consent of Verizon and/or VZW Corp. to the extent provided in the Acquisition Agreement, and (iii) any such amendments, modification or supplements being consistent with the Term Sheet, the Plan may be amended, modified or supplemented by the Debtors or the Reorganized Debtors before or after the Confirmation Date and before Substantial Consummation of the Plan, in the manner provided by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code except as the Bankruptcy Court may otherwise direct; provided, however, that the Debtors shall provide any party requesting notice of all amendments, modifications or supplements with appropriate written notice of the same. In addition, after the Confirmation Date, so long as such action does not adversely affect the treatment of holders of claims or equity interests under the Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, this Disclosure Statement or the Confirmation Order, and with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. The Debtors have also reserved the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if confirmation does not occur, then the Plan shall be null and void and, in such event, nothing contained in the Plan shall be deemed to: (1) constitute a waiver or release of any claim by or against the Debtors or any other Person; (2) prejudice in any manner the rights of the Debtors or any other Person; (3) constitute an allowance of any claim or claims that have been Allowed in the Plan or (4) constitute any admissions by the Debtors or any other Person in any further proceedings involving the Debtors.

           If the Bankruptcy Court determines that any provision of the Plan is unenforceable either on its face or as applied to any claim or equity interest, the Debtors may modify the Plan in accordance with section 14.9 thereof so that such provision shall not be applicable to the holder of any claim or equity interest; provided, however, that if such modification would impact Verizon or VZW Corp., the unenforceable provision shall be non-severable unless such


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modification is consented to by Verizon. Any such determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provisions of the Plan; or (ii) require the resolicitation of any acceptance or rejection of the Plan unless otherwise ordered by the Bankruptcy Court.

C.         RETENTION OF BANKRUPTCY COURT JURISDICTION

           Following the Confirmation Date, the Bankruptcy Court will retain and have exclusive jurisdiction over all matters arising in, arising under and related to the Chapter 11 Cases to the fullest extent permitted by law for, among other things, the following purposes:

          1. To hear and determine any and all pending applications for the rejection, assumption or assignment of any executory contracts or unexpired leases and the allowance of claims resulting therefrom;

          2. To hear and determine any motion, application, adversary proceeding, contested matter and other litigated matter pending on the Confirmation Date;

          3. To hear and determine any causes of action or claims retained by the Reorganized Debtors pursuant to section 13.8 of the Plan, whether or not any contested matter or adversary proceeding with respect to such causes of action has been commenced as of the Confirmation Date;

          4. To ensure that distributions to holders of claims and equity interests are accomplished as provided in the Plan;

          5. To consider claims or the allowance, classification, priority, compromise, estimation or payment of any claim, Administrative Claim or equity interest;

          6. To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

          7.   To hear and determine all requests for payment of Fee Claims;

          8. To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, this Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

          9. To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;


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
          10. To hear and determine any disputes or other matters arising in connection with, and as provided under, the Acquisition Agreement, to the extent provided in the Acquisition Agreement and/or the Escrow Agreement;

          11. To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

          12. To take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

          13. To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

          14. To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requested expedited determination of tax under section 505(b) of the Bankruptcy Code), to the extent consistent with the Acquisition Agreement;

          15. To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

          16. To hear and determine any matters relating to the Global Resolution Agreement, the Global Resolution Order, and any matters or transactions related thereto or arising thereunder; and

          17.  To enter a final decree closing the Chapter 11 Cases.

D.                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           1. REJECTION OF EXECUTORY CONTRACTS

           All executory contracts and unexpired leases to which the Debtors are a party which (i) have not previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court; (ii) are not subject to a pending motion to assume or reject as of the Confirmation Date; (iii) have not expired or been terminated by their terms; or (iv) are not listed on the Contract Assumption Notice to be filed by the Debtors prior to the Confirmation Hearing shall be deemed rejected by the Debtors as of the Confirmation Date.

           2. ASSIGNMENT TO NBI AND CURE OF DEFAULTS

           Any and all executory contracts or unexpired leases assumed or ratified by the Debtors under the Plan, shall, on the Effective Date, and in accordance with the NPCI Bill of Sale and Assumption Agreement, the NPI Bill of Sale and Assumption Agreement, the NPPI Bill of Sale and Assumption Agreement, or the NTI Bill of Sale and Assumption Agreement, as applicable, be deemed assigned to NBI. NBI shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code, and consistent with the requirements of section 365 of the Bankruptcy Code, to the extent applicable, cure all defaults under any such executory contracts or unexpired leases within ninety (90) days following the Effective Date.


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
           3. BAR DATE FOR REJECTION DAMAGES

           If the rejection of an executory contract or unexpired lease pursuant to Article X of the Plan gives rise to a claim by the other party or parties to such contract or lease, such claim will be forever barred and will not be enforceable against the Debtors or their successors or their properties unless a proof of claim is filed and served on the Debtors within 30 days after the date of rejection or such earlier date as established by the Bankruptcy Court.

E.         DISTRIBUTIONS UNDER THE PLAN

           1. DATE OF DISTRIBUTIONS

           Any distributions and deliveries to be made to holders of Allowed Claims under the Plan shall be made on the Creditor Distribution Date, which is the later of (i) the first Business Day after the date on which the Confirmation Order becomes a Final Order; (ii) within twenty (20) days after the date on which a Disputed Claim becomes Allowed; or (iii) such other date as may be or has been agreed upon by the Debtors and the holder of such Allowed claim with respect to the payment of such Allowed claim under the Plan. Any distributions and deliveries to be made to holders of Allowed equity interests shall be made on the Equity Distribution Date or as soon thereafter as practicable, which is the later of, with respect to Allowed equity interests, the Effective Date or as soon as practicable thereafter, and, with respect to Disputed Equity Interests, the later of (i) the Effective Date; (ii) within twenty (20) days after the date on which such Disputed Equity Interest becomes Allowed; or (iii) such other date as may be or have been agreed upon by the Debtors and the holder of such Allowed equity interest with respect to the payment of such Allowed Equity Interest under the Plan. Deliveries or distribution to the FCC shall be made in accordance with the Global Resolution Agreement except for deliveries or distributions to be made to the FCC in accordance with section 4.3 of the Plan. Any distribution of any remaining Withheld Distribution Amount shall be made pursuant to section 9.5 of the Plan.

           2. DISBURSING AGENT

           All distributions under the Plan shall be made by the Disbursing
Agent.

           3. RIGHTS AND POWERS OF DISBURSING AGENT

           The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated thereby; (iii) employ professionals to represent it with respect to its responsibilities; and
(iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.


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           4. DE MINIMIS DISTRIBUTIONS

           No distribution of less than twenty-five dollars ($25.00) in cash shall be made to any holder of an Allowed claim. No distribution of less than twenty-five (25) Reorganized NWI Equity Interests shall be made to any holder of an Allowed equity interest. Such undistributed consideration shall be deposited with the Disbursing Agent and thereafter treated as amounts ultimately remaining from the Withheld Distribution Amount in accordance with section 9.5 of the Plan.

           5. FRACTIONAL SHARES

           No fractional shares of NTI Series B Common Stock, Reorganized NWI Equity Interests, the Tax Escrow Notes (unless there is a global Tax Escrow Note, in which case fractional interests in such global Tax Escrow Note will be distributed), or cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of Existing NTI Series B Common Stock and Reorganized NWI Equity Interests shall be rounded down to the nearest whole number.

           6. MEANS OF PAYMENT

           Payments made pursuant to the Plan shall be in cash unless stated otherwise.

           7. RECIPIENT OF DISTRIBUTIONS

           All distributions to holders of Allowed claims or Allowed equity interests to be made under the Plan shall be made to the holder of such claim or equity interest as of the Voting Record Date as set forth on the register of claims at the Bankruptcy Court or, with respect to equity interests, on the records of the Debtor and its stock transfer agent as set forth on the Schedule of Equity Interest Holders. Distributions to holders of Existing NTI Series B Common Stock shall be effected through the exchange of securities. Changes as to the holder of a claim or equity interest on or after the Voting Record Date shall only be valid and recognized for distribution, voting and all other purposes if notice of such change is filed with the Bankruptcy Court, in accordance with Bankruptcy Rule 3001, if applicable, and served upon the Debtors and Debtors' counsel. Distributions to holders of the DIP Loan Deferred Payment Rights shall be made to the holders as of the Voting Record Date, as set forth on a Schedule of DIP Loan Deferred Payment Rights to be filed with the Bankruptcy Court.

           8. DELIVERY OF DISTRIBUTIONS

           Subject to Bankruptcy Rule 9010, distributions to holders of Allowed claims, Allowed equity interests and the DIP Loan Deferred Payment Rights shall be made at the address of each such holder as set forth on the proofs of claim or proofs of equity interest filed by such holders (or at the last known address of such holder as of the Confirmation Date if the Debtors have been notified in writing of a change of address). If any distribution to the holder of an Allowed


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
claim or Allowed equity interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtors are notified of such holder's then current address, at which time all missed distributions shall be made to such holder without post-Effective Date interest. All claims for undeliverable distributions shall be made on or before the later of (i) the first anniversary of the Creditor Distribution Date; or
(ii) one hundred eighty (180) days after the date on which such claim becomes Allowed. After such date, all unclaimed property shall revert to Reorganized NWI or its successor and the claim of any holder with respect to such property shall be discharged and forever barred.

           9. TIME BAR TO PAYMENTS

           Checks issued by the Disbursing Agent in respect of Allowed claims and Allowed equity interests shall be null and void if not negotiated within six
(6) months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed claim or the Allowed equity interest with respect to whom such check originally was issued. Any claim in respect of such a voided check shall be made on or before the first anniversary of the Creditor Distribution Date. After such date, all claims in respect of void checks shall be discharged and forever barred.

           10. SURRENDER OF INSTRUMENTS

           As a condition to receiving any distribution under the Plan, each holder of (i) a Bridge Noteholders Claim, (ii) a Secured Claim, (iii) Existing Options/Warrants and (iv) any other claim or equity interest, the basis of which is a promissory note, stock certificate or other instrument, shall (A) surrender any and all promissory notes, options, warrants, certificates, instruments, and any and all other and related documents evidencing such claim or equity interest to the Disbursing Agent and (B) upon request, provide the Debtors with a lien release and UCC-3 termination statement. Any such holder that fails to (x) surrender such instruments, (y) execute and deliver an affidavit of loss and/or indemnity with respect to such instruments reasonably satisfactory to the Disbursing Agent before the first anniversary of the Creditor Distribution Date, or (z) fail to provide a lien release and UCC-3 termination statement as requested, shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan, and any claim or equity interest with respect thereto shall be discharged and forever barred.

           11. WITHHOLDING AND REPORTING REQUIREMENTS

           In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed claim or Allowed equity interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and


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payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not issue such instrument or make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

           12. VALUATION

           As soon as practical after the Equity Distribution Date, Reorganized NWI shall inform the Disbursing Agent, in writing, of the value of the assets of Reorganized NWI and the amount of Retained Cash, less the amount of its liabilities. The Disbursing Agent shall apprise, in writing, the holders of Distributed Reorganized NWI Equity Interests of such valuation. The valuation shall be used consistently by Reorganized NWI and the holders of Distributed Reorganized NWI Equity Interests for all federal income tax purposes.

           13. DISSOLUTION OF COMMITTEE

           The Committee shall dissolve, and the duties of the Professional Persons retained by, and the members of, the Committee during the Chapter 11 Cases shall cease, on the second Business Day following the date on which the Confirmation Order becomes a Final Order, unless otherwise ordered by the Bankruptcy Court.

           14. INCOME TAX AND RELATED INFORMATION

           Reorganized NWI shall be authorized to collect such tax and fiscal information from the holders of Distributed Reorganized NWI Equity Interests (including, without limitation, social security numbers, and/or other tax identification numbers) as, it in its sole discretion, deems necessary to effectuate the Plan, and the Confirmation Order shall expressly provide this authority. Failure by any holder of a Distributed Reorganized NWI Equity Interest to furnish this information in a timely fashion may cause a waiver of some or all of such holder's rights (if any) under the Plan and the Confirmation Order.

           15. EXPEDITED TAX DETERMINATION

           The Reorganized Debtors (including, without limitation, Reorganized NWI on behalf of all of the Reorganized Debtors) are requesting an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Petition Date through, and including, the Acquisition Closing Date.

F.         DISPUTED CLAIMS

           1. OBJECTION DEADLINE

           Objections to claims and equity interests shall be filed with the Bankruptcy Court and served upon the holders of each of the claims and equity interests to which an objection is made by the Objection Deadline.


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           2. PROSECUTION OF OBJECTIONS

           Except insofar as a claim or equity interest is Allowed under the Plan, the Debtors and the Reorganized Debtors shall be entitled to object to and/or seek the estimation of claims and/or equity interests; no equity interest holder shall be prohibited from filing an objection to a claim or equity interest which has not been previously Allowed. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections to claims and equity interests shall be the exclusive right of the Reorganized Debtors, except that objections to fee claims may be made by parties in interest in accordance with the Bankruptcy Rules.

           3. NO DISTRIBUTIONS PENDING ALLOWANCE

           Notwithstanding any other provision of the Plan, no payment or distribution shall be made in respect of any claim, equity interest or portion thereof to the extent it is a Disputed Claim or Disputed Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed claim or Allowed equity interest. The Disbursing Agent shall withhold from the property to be distributed on the Creditor Distribution Date and the Equity Distribution Date, as applicable, the Withheld Distribution Amount, which shall be an amount sufficient to be distributed on account of claims and equity interests that are not Allowed as of the Creditor Distribution Date or the Equity Distribution Date, as applicable. Each holder of a Disputed Claim or Disputed Equity Interest shall receive a distribution on the Creditor Distribution Date or the Equity Distribution Date, as applicable, for the part of such claim or equity interest that is not a Disputed Claim or Disputed Equity Interest.

           4. LATE FILED CLAIMS

           Unless otherwise provided in a Final Order of the Bankruptcy Court entered on or before the Confirmation Date, any Claim or Equity Interest for which a proof of Claim or proof of Equity Interest is filed after entry of an order of the Bankruptcy Court approving the Disclosure Statement shall be deemed disallowed. The holder of a Claim or Equity Interest that is disallowed pursuant to section 9.4 of the Plan shall not receive any distribution on account of such Claim or Equity Interest and the Reorganized Debtors shall not need to take any affirmative action for such Claim or Equity Interest to be deemed disallowed.

           5. DISTRIBUTIONS RELATING TO DISPUTED CLAIMS OR INTEREST

           Upon the resolution of all Disputed claims and Disputed equity interests, all or a portion of the Withheld Distribution Amount shall be released and delivered to the holders of Disputed claims and/or Disputed equity interests on account of the Allowance of such Disputed claims and/or Disputed equity interests or any portion thereof. To the extent that all or a portion of the Disputed claims or the Disputed equity interests is disallowed, the holders of such Disputed claims and/or Disputed equity interests shall not receive any distribution on account of the portion of such Disputed claims and/or Disputed equity interests that is disallowed. Instead, upon the resolution of all Disputed claims and Disputed equity interests, any remaining Withheld Distribution Amount shall be distributed by the Disbursing Agent pro rata to holders of shares of Existing NTI Series B Common Stock as soon as practicable (including those Persons who become entitled to receive the treatment accorded to holders of shares of Existing NTI Series B Common Stock in class 1I pursuant to sections 4.4, 4.10, 4.12, 4.14 or 5.6 of the Plan).


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                       XIV. CONCLUSION AND RECOMMENDATION

           For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of equity interests to vote to ACCEPT the Plan, and to duly complete and return their Ballots in accordance with the instructions on the Ballots. The Voting Deadline is 5:00 p.m. Eastern Time on February 22, 2005. To be counted, your Ballot (or the Master Ballot cast on your behalf) must be fully completed, executed and actually received by the Tabulation Agent by the Voting Deadline. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR SECURITY INTERMEDIARY, PLEASE ALLOW SUFFICIENT TIME FOR YOUR SECURITY INTERMEDIARY TO PROCESS YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.






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Dated:     New York, New York             NEXTWAVE TELECOM INC.
           January 21, 2005               NEXTWAVE WIRELESS INC.
                                          NEXTWAVE PERSONAL COMMUNICATIONS INC.
                                          NEXTWAVE PARTNERS INC.
                                          NEXTWAVE POWER PARTNERS INC.


                                          --------------------------------------
                                          Frank A. Cassou
                                          Executive Vice President and Secretary

Deborah L. Schrier-Rape
Texas State Bar No. 00785635
SCHRIER-RAPE, P.C.
5929 Westgrove Drive
Dallas, Texas  75248
Telephone: (972) 818-6761
Facsimile:  (972) 248-3229

CO-COUNSEL FOR THE DEBTORS

           -and-

Jason S. Brookner (JB 6166)
ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas  75201
Telephone:  (214) 659-4400
Facsimile:   (214) 659-4401

CO-COUNSEL FOR THE DEBTORS

           -and-

Paul M. Basta (PB 4434)
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone:  (212) 310-8000
Facsimile:   (212) 310-8007

SPECIAL CORPORATE AND
FINANCE COUNSEL FOR THE DEBTORS



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